Exhibit 99.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

In re:	) ) ) ) ) ) ) )	Chapter 11 Case No. 23-90005 (DRJ) (Jointly Administered)
PARTY CITY HOLDCO INC., et al.,[1]
Debtors.

DISCLOSURE STATEMENT FOR THE

JOINT CHAPTER 11 PLAN OF REORGANIZATION OF

PARTY CITY HOLDCO INC. AND ITS DEBTOR AFFILIATES

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP	PORTER HEDGES LLP

Paul M. Basta (admitted pro hac vice)

Kenneth S. Ziman (admitted pro hac vice)

Christopher J. Hopkins (admitted pro hac vice)

Grace C. Hotz (admitted pro hac vice)

1285 Avenue of the Americas

New York, New York 10019

Telephone: (212) 373-3000

Facsimile: (212) 757-3990

pbasta@paulweiss.com

kziman@paulweiss.com

chopkins@paulweiss.com

ghotz@paulweiss.com

John F. Higgins (TX Bar No. 09597500)

M. Shane Johnson (TX Bar No. 24083263)

Megan Young-John (TX Bar No. 24088700)

1000 Main St., 36th Floor

Houston, Texas 77002

Telephone: (713) 226-6000

Facsimile: (713) 226-6248

jhiggins@porterhedges.com

sjohnson@porterhedges.com

myoung-john@porterhedges.com

Counsel to the Debtors and Debtors-in-Possession	Co-Counsel to the Debtors and Debtors-in-Possession

Dated: April 4, 2023

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Party City Holdco Inc. (9758); Amscan Custom Injection Molding, LLC (4238); Amscan Inc. (1359); Amscan Purple Sage, LLC (3514); Am-Source, LLC (8427); Anagram Eden Prairie Property Holdings LLC (8309); Party City Corporation (3692); Party City Holdings Inc. (3029); Party Horizon Inc. (5812); PC Intermediate Holdings, Inc. (1229); PC Nextco Finance, Inc. (2091); PC Nextco Holdings, LLC (7285); Print Appeal, Inc. (5932); and Trisar, Inc. (0659). The location of the Debtors’ service address for purposes of these chapter 11 cases is: 100 Tice Boulevard, Woodcliff Lake, New Jersey 07677.

UNLESS EXTENDED BY THE DEBTORS (SUBJECT TO ANY CONSENT RIGHTS OF THE REQUIRED CONSENTING NOTEHOLDERS), THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 4:00 P.M. (PREVAILING CENTRAL TIME) ON MAY 8, 2023 (THE “VOTING DEADLINE”). THE RECORD DATE FOR DETERMINING WHICH HOLDERS OF CLAIMS AND INTERESTS MAY VOTE ON THE PLAN IS APRIL 3, 2023 (THE “VOTING RECORD DATE”).

DISCLOSURE STATEMENT

SOLICITATION OF VOTES ON THE JOINT CHAPTER 11 PLAN OF REORGANIZATION OF PARTY CITY HOLDCO INC. AND ITS DEBTOR AFFILIATES FROM HOLDERS OF OUTSTANDING:

VOTING CLASS	NAME OF CLASS UNDER PLAN
CLASS 4	SECURED NOTES CLAIMS
CLASS 5	GENERAL UNSECURED CLAIMS

Dated: April 4, 2023

ONLY HOLDERS OF CLASS 4 SECURED NOTES CLAIMS AND CLASS 5 GENERAL UNSECURED CLAIMS (THE “VOTING CLASSES”) ARE ENTITLED TO VOTE ON THE PLAN AND ARE BEING SOLICITED TO VOTE ON THE PLAN (THE “SOLICITATION”) UNDER THIS DISCLOSURE STATEMENT.

THE PLAN PROVIDES THAT ALL HOLDERS OF CLAIMS THAT (I) VOTE TO ACCEPT THE PLAN, (II) ARE DEEMED TO ACCEPT THE PLAN AND DO NOT AFFIRMATIVELY OPT OUT OF THE RELEASES PROVIDED IN THE PLAN, (III) ABSTAIN FROM VOTING ON THE PLAN AND DO NOT AFFIRMATIVELY OPT OUT OF THE RELEASES PROVIDED IN THE PLAN, OR (IV) VOTE TO REJECT THE PLAN OR ARE DEEMED TO REJECT THE PLAN AND DO NOT AFFIRMATIVELY OPT OUT OF THE RELEASES PROVIDED IN THE PLAN (IN EACH CASE ONLY SO LONG AS SUCH HOLDER IS PERMITTED TO OPT OUT) ARE DEEMED TO HAVE GRANTED THE RELEASES THEREIN.

RECOMMENDATION BY THE DEBTORS

AND KEY STAKEHOLDER SUPPORT

The Board of Directors (the “Board”) of Party City Holdco Inc. (“PC Holdco”) and the boards of directors, managers, or members, as applicable, of each of its affiliated and subsidiary Debtors (collectively, the “Debtors” and, together with the Non-Debtor Affiliates, “PCHI” or the “Company”) (as of the date hereof) have approved the transactions contemplated by the Plan (as defined herein) and recommend that all Holders of Claims and Interests whose votes are being solicited submit ballots to accept the Plan.

As of the date hereof, Holders of over 97% of the Secured Notes Claims (the “Consenting Noteholders”) have already agreed, subject to the terms and conditions of the Restructuring Support Agreement (as defined herein) to vote in favor of the Plan.

DISCLAIMERS

THE DEBTORS ARE PROVIDING THE INFORMATION IN THIS DISCLOSURE STATEMENT TO HOLDERS OF CERTAIN CLAIMS FOR THE PURPOSE OF SOLICITING VOTES TO ACCEPT OR REJECT THE PLAN. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE RELIED UPON OR USED BY ANY ENTITY FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. BEFORE DECIDING WHETHER TO VOTE FOR OR AGAINST THE PLAN, EACH HOLDER ENTITLED TO VOTE SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT, INCLUDING ALL ATTACHED EXHIBITS AND DOCUMENTS INCORPORATED INTO THIS DISCLOSURE STATEMENT, AS WELL AS THE RISK FACTORS DESCRIBED IN ARTICLE X OF THIS DISCLOSURE STATEMENT.

UPON CONFIRMATION OF THE PLAN, CERTAIN OF THE SECURITIES DESCRIBED IN THIS DISCLOSURE STATEMENT WILL BE ISSUED WITHOUT REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, TOGETHER WITH THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE “SECURITIES ACT”), OR SIMILAR U.S. FEDERAL, STATE, OR LOCAL LAWS TO PERSONS RESIDENT OR OTHERWISE LOCATED IN THE UNITED STATES IN RELIANCE ON THE EXEMPTION SET FORTH IN SECTION 1145 OF TITLE 11 OF THE UNITED STATES CODE (THE “BANKRUPTCY CODE”), SECTION 4(A)(2) OF THE SECURITIES ACT OR REGULATION D PROMULGATED THEREUNDER, AND/OR ANOTHER AVAILABLE EXEMPTION UNDER THE SECURITIES LAWS OF THE UNITED STATES. CERTAIN OTHER SECURITIES WILL BE ISSUED PURSUANT TO OTHER APPLICABLE EXEMPTIONS UNDER THE U.S. FEDERAL AND APPLICABLE STATE AND LOCAL SECURITIES LAWS AND THE LAWS OF FOREIGN JURISDICTIONS, AS APPLICABLE. TO THE EXTENT EXEMPTIONS FROM REGISTRATION UNDER SECTION 1145 OF THE BANKRUPTCY CODE DO NOT APPLY, THE SECURITIES MAY NOT BE OFFERED OR ISSUED TO PERSONS RESIDENT OR OTHERWISE LOCATED IN THE UNITED STATES EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT OR (II) AN EXEMPTION FROM,

OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. IN ACCORDANCE WITH SECTION 1125(e) OF THE BANKRUPTCY CODE, A DEBTOR OR ANY OF ITS AGENTS THAT PARTICIPATES, IN GOOD FAITH AND IN COMPLIANCE WITH THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE, IN THE OFFER, ISSUANCE, SALE, OR PURCHASE OF A SECURITY OFFERED OR SOLD UNDER THE PLAN OF THE DEBTOR, OF AN AFFILIATE PARTICIPATING IN A JOINT PLAN WITH THE DEBTOR, OR OF A NEWLY ORGANIZED SUCCESSOR OF THE DEBTOR UNDER THE PLAN IS NOT LIABLE, ON ACCOUNT OF SUCH PARTICIPATION, FOR VIOLATION OF ANY APPLICABLE LAW, RULE, OR REGULATION CONCERNING THE OFFER, ISSUANCE, SALE, OR PURCHASE OF SECURITIES.

NO SECURITIES TO BE ISSUED PURSUANT TO THE PLAN HAVE BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY WHETHER IN THE UNITED STATES OR ELSEWHERE. THIS DISCLOSURE STATEMENT HAS NOT BEEN FILED FOR APPROVAL WITH THE SEC OR ANY STATE AUTHORITY AND NEITHER THE SEC NOR ANY STATE AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE IN THE UNITED STATES. NEITHER THE SOLICITATION OF VOTES ON THE PLAN NOR THIS DISCLOSURE STATEMENT CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

THIS DISCLOSURE STATEMENT CONTAINS “FORWARD-LOOKING STATEMENTS.” SUCH FORWARD-LOOKING STATEMENTS CONSIST OF ANY STATEMENT OTHER THAN A RECITATION OF HISTORICAL FACT AND CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS “MAY,” “EXPECT,” “ANTICIPATE,” “ESTIMATE,” “FORECAST,” “OUTLOOK,” “BUDGET,” OR “CONTINUE,” OR THE NEGATIVE THEREOF, OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE DEBTORS CONSIDER ALL STATEMENTS REGARDING ANTICIPATED OR FUTURE MATTERS TO BE FORWARD-LOOKING STATEMENTS.

THE READER IS CAUTIONED THAT ALL FORWARD-LOOKING STATEMENTS ARE NECESSARILY SPECULATIVE AND THERE ARE CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL EVENTS OR RESULTS TO DIFFER MATERIALLY FROM THOSE PRESENTED IN SUCH FORWARD-LOOKING STATEMENTS, INCLUDING, BUT NOT LIMITED TO, RISKS AND UNCERTAINTIES RELATING TO:

•	any future effects as a result of the pendency of the Chapter 11 Cases;

•	general economic and business conditions and industry trends;

•	levels and volatility of certain raw material inputs which are key to the Company’s business operations;

•	disruptions to the supply chain, particularly the supply of helium;

•	the impact of inflation on the Company’s operations;

•	the ability to execute the Debtors’ business plan or to achieve the upside opportunities contemplated therein;

•	the Company’s exposure to political, social, and economic instability in the Company’s markets, acts of insurrection, terrorism, war or other conflict, or pandemics;

•	possible adverse impacts of regulatory, legislative, tax, or other judicial developments;

•	the political, economic, regulatory, and other uncertainties encountered by the Company’s operations;

•	the Company’s dependence on its senior and qualified personnel, and the Company’s possible inability to attract and retain sufficient skilled personnel to meet the Company’s operational requirements;

•	changes in the policies of various domestic and foreign government and regulatory authorities;

•	changes in tax laws or tax rates;

•	complaints or litigation initiated by or against the Company;

•	trade restrictions or embargoes by the United States and other countries;

•	fluctuations in foreign currency exchange rates;

•	foreign exchange controls;

•	the Company’s cash flows and liquidity;

•	the Company’s business strategy and prospect for growth;

•	the outcome of ongoing commercial or other negotiations and disputes with various stakeholders in the Chapter 11 Cases;

•	force majeure events and the continuing economic impact related to COVID-19;

•	the implementation of the Restructuring Transactions (as defined herein); and

•	the factors as set out in Article X of this Disclosure Statement—“Certain Risk Factors To Be Considered,” and other factors that are not known to the Debtors at this time.

STATEMENTS CONCERNING THESE AND OTHER MATTERS ARE NOT GUARANTEES OF THE REORGANIZED DEBTORS’ FUTURE PERFORMANCE. THERE ARE RISKS, UNCERTAINTIES, AND OTHER IMPORTANT FACTORS THAT COULD CAUSE THE REORGANIZED DEBTORS’ ACTUAL PERFORMANCE OR ACHIEVEMENTS TO BE DIFFERENT FROM THOSE THEY MAY PROJECT, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE THE PROJECTIONS SET FORTH HEREIN, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW. THE READER IS CAUTIONED THAT ALL FORWARD-LOOKING STATEMENTS ARE NECESSARILY SPECULATIVE AND THERE ARE CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL EVENTS OR RESULTS TO DIFFER MATERIALLY FROM THOSE PRESENTED IN SUCH FORWARD-LOOKING STATEMENTS. THE LIQUIDATION ANALYSIS, PROJECTIONS, AND OTHER

v

INFORMATION CONTAINED HEREIN AND ATTACHED HERETO ARE ESTIMATES ONLY, AND THE VALUE OF THE PROPERTY DISTRIBUTED TO HOLDERS OF ALLOWED CLAIMS MAY BE AFFECTED BY MANY FACTORS THAT CANNOT BE PREDICTED. THEREFORE, ANY ANALYSES, ESTIMATES, OR RECOVERY PROJECTIONS MAY OR MAY NOT TURN OUT TO BE ACCURATE. FOR MORE INFORMATION REGARDING THE FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER FROM THOSE PRESENTED IN THE FORWARD-LOOKING STATEMENTS, PLEASE REFER TO ARTICLE X OF THIS DISCLOSURE STATEMENT—“CERTAIN RISK FACTORS TO BE CONSIDERED.”

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 3016 AND IS NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER SIMILAR LAWS.

THE DEBTORS BELIEVE THAT THE SOLICITATION OF VOTES ON THE PLAN MADE BY THIS DISCLOSURE STATEMENT, AND THE OFFER OF CERTAIN NEW SECURITIES THAT MAY BE DEEMED TO BE MADE PURSUANT TO THE SOLICITATION, ARE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND RELATED STATE STATUTES BY REASON OF THE EXEMPTION PROVIDED BY SECTION 1145(a)(1) OF THE BANKRUPTCY CODE, AND THAT THE OFFER OF CERTAIN OTHER NEW SECURITIES ARE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND RELATED STATE STATUTES PURSUANT TO SECTION 4(A)(2) OF THE SECURITIES ACT AND/OR RULE 506 OF REGULATION D PROMULGATED THEREUNDER, AND IT IS EXPECTED THAT THE OFFER AND ISSUANCE OF THE SECURITIES UNDER THE PLAN WILL BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND RELATED STATE STATUTES BY REASON OF THE APPLICABILITY OF SECTION 1145(a)(1) OF THE BANKRUPTCY CODE AND SECTION 4(A)(2) OF, AND/OR REGULATION D UNDER, THE SECURITIES ACT.

ALL SECURITIES DESCRIBED HEREIN ARE EXPECTED TO BE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAWS (“BLUE SKY LAWS”).

TO THE EXTENT THAT THE DEBTORS RELY ON A PRIVATE PLACEMENT EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT FOR THE OFFER AND ISSUANCE OF ANY SECURITIES, THOSE SECURITIES WILL BE SUBJECT TO RESTRICTIONS ON TRANSFER UNDER THE SECURITIES ACT AND MAY ONLY BE RESOLD OR OTHERWISE TRANSFERRED PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT OR (II) AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

NO LEGAL OR TAX ADVICE IS PROVIDED TO YOU BY THIS DISCLOSURE STATEMENT. THE DEBTORS URGE EACH HOLDER OF A CLAIM OR INTEREST TO CONSULT WITH ITS OWN ADVISORS WITH RESPECT TO ANY LEGAL, FINANCIAL, SECURITIES, TAX, OR BUSINESS ADVICE IN REVIEWING THIS DISCLOSURE

STATEMENT, THE PLAN AND EACH OF THE PROPOSED TRANSACTIONS CONTEMPLATED THEREBY. FURTHERMORE, THE BANKRUPTCY COURT’S APPROVAL OF THE ADEQUACY OF DISCLOSURES CONTAINED IN THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL OF THE MERITS OF THE PLAN OR A GUARANTEE BY THE BANKRUPTCY COURT OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF ANY SECURITIES ISSUED PURSUANT TO THE PLAN CONSULT THEIR OWN LEGAL COUNSEL CONCERNING THE SECURITIES LAWS GOVERNING THE TRANSFERABILITY OF ANY SUCH SECURITIES.

THIS DISCLOSURE STATEMENT CONTAINS, AMONG OTHER THINGS, A SUMMARY OF THE PLAN, CERTAIN EVENTS LEADING UP TO, DURING, AND EXPECTED TO OCCUR IN THE DEBTORS’ CHAPTER 11 CASES, AND CERTAIN DOCUMENTS RELATED TO THE PLAN THAT ARE ATTACHED HERETO AND THERETO, WHICH ARE INCORPORATED HEREIN BY REFERENCE, OR THAT MAY BE FILED LATER WITH THE PLAN SUPPLEMENT. ALTHOUGH THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE, THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY TO THE EXTENT THAT THE SUMMARIES DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR RELEVANT STATUTORY PROVISIONS OR EVERY DETAIL OF SUCH EVENTS, BY REFERENCE TO SUCH DOCUMENTS OR STATUTORY PROVISIONS. IN THE EVENT OF ANY CONFLICT, INCONSISTENCY, OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR ANY OTHER DOCUMENTS, THE PLAN OR SUCH OTHER DOCUMENTS WILL GOVERN AND CONTROL FOR ALL PURPOSES. EXCEPT AS OTHERWISE SPECIFICALLY NOTED, FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT. THE DEBTORS DO NOT REPRESENT OR WARRANT THAT THE INFORMATION CONTAINED HEREIN OR ATTACHED HERETO IS WITHOUT ANY INACCURACY OR OMISSION.

IN PREPARING THIS DISCLOSURE STATEMENT, THE DEBTORS RELIED ON FINANCIAL DATA DERIVED FROM THE DEBTORS’ BOOKS AND RECORDS AND ON VARIOUS ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESS. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. THE DEBTORS’ MANAGEMENT HAS REVIEWED THE FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT. ALTHOUGH THE DEBTORS HAVE USED THEIR REASONABLE BUSINESS JUDGMENT TO ENSURE THE ACCURACY OF THIS FINANCIAL INFORMATION AND THE LIQUIDATION ANALYSIS, THE FINANCIAL INFORMATION AND LIQUIDATION ANALYSIS CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS DISCLOSURE STATEMENT HAS NOT BEEN AUDITED (UNLESS OTHERWISE EXPRESSLY PROVIDED HEREIN) AND NO REPRESENTATIONS OR WARRANTIES ARE MADE AS TO THE ACCURACY OF THE FINANCIAL INFORMATION CONTAINED HEREIN OR ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESS AND ITS FUTURE RESULTS AND OPERATIONS. THE DEBTORS EXPRESSLY CAUTION READERS NOT TO PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.

NEITHER THIS DISCLOSURE STATEMENT, THE PLAN, THE CONFIRMATION ORDER, NOR THE PLAN SUPPLEMENT WAIVE ANY RIGHTS OF THE DEBTORS WITH RESPECT TO THE HOLDERS OF CLAIMS OR INTERESTS BEFORE THE EFFECTIVE DATE. RATHER, THIS DISCLOSURE STATEMENT SHALL CONSTITUTE A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS RELATED TO POTENTIAL CONTESTED MATTERS, POTENTIAL ADVERSARY PROCEEDINGS, AND OTHER PENDING OR THREATENED LITIGATION OR ACTIONS.

NO RELIANCE SHOULD BE PLACED ON THE FACT THAT A PARTICULAR LITIGATION CLAIM OR PROJECTED OBJECTION TO A PARTICULAR CLAIM IS OR IS NOT IDENTIFIED IN THIS DISCLOSURE STATEMENT. EXCEPT AS PROVIDED UNDER THE PLAN, THE DEBTORS OR THE REORGANIZED DEBTORS MAY SEEK TO INVESTIGATE, FILE, AND PROSECUTE CLAIMS AND CAUSES OF ACTION AND MAY OBJECT TO CLAIMS AFTER CONFIRMATION OR THE EFFECTIVE DATE OF THE PLAN IRRESPECTIVE OF WHETHER THIS DISCLOSURE STATEMENT IDENTIFIES ANY SUCH CLAIMS OR OBJECTIONS TO CLAIMS ON THE TERMS SPECIFIED IN THE PLAN.

THE DEBTORS ARE GENERALLY MAKING THE STATEMENTS AND PROVIDING THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AS OF THE DATE HEREOF WHERE FEASIBLE, UNLESS OTHERWISE SPECIFICALLY NOTED. ALTHOUGH THE DEBTORS MAY SUBSEQUENTLY UPDATE THE INFORMATION IN THIS DISCLOSURE STATEMENT, THE DEBTORS HAVE NO AFFIRMATIVE DUTY TO DO SO. HOLDERS OF CLAIMS OR INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER THAT, AT THE TIME OF THEIR REVIEW, THE FACTS SET FORTH HEREIN HAVE NOT CHANGED SINCE THIS DISCLOSURE STATEMENT WAS SENT. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION, MODIFICATION, OR AMENDMENT. THE DEBTORS RESERVE THE RIGHT TO FILE AN AMENDED OR MODIFIED PLAN AND RELATED DISCLOSURE STATEMENT FROM TIME TO TIME, SUBJECT TO THE TERMS OF THE RESTRUCTURING SUPPORT AGREEMENT, THE DIP CREDIT AGREEMENT, AND THE BACKSTOP AGREEMENT.

THE DEBTORS HAVE NOT AUTHORIZED ANY ENTITY TO GIVE ANY INFORMATION ABOUT OR CONCERNING THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. THE DEBTORS HAVE NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT.

HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN MUST RELY ON THEIR OWN EVALUATION OF THE COMPANY AND THEIR OWN ANALYSES OF THE TERMS OF THE PLAN IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN. IMPORTANTLY, BEFORE DECIDING WHETHER AND HOW TO VOTE ON THE PLAN, EACH HOLDER OF A CLAIM OR INTEREST IN A VOTING CLASS SHOULD REVIEW THE PLAN IN ITS ENTIRETY AND CONSIDER CAREFULLY ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT AND ANY EXHIBITS HERETO.

IF THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS OR INTERESTS (INCLUDING THOSE HOLDERS OF CLAIMS WHO DO NOT SUBMIT BALLOTS TO ACCEPT OR REJECT THE PLAN, WHO VOTE TO REJECT THE PLAN, OR WHO ARE NOT ENTITLED TO VOTE ON THE PLAN) WILL BE BOUND BY THE TERMS OF THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

NOTWITHSTANDING ANY RIGHTS OF APPROVAL OR OTHERWISE PURSUANT TO THE RESTRUCTURING SUPPORT AGREEMENT, THE DIP CREDIT AGREEMENT, THE BACKSTOP AGREEMENT, OR OTHERWISE AS TO THE FORM OR SUBSTANCE OF THIS DISCLOSURE STATEMENT, THE PLAN, OR ANY OTHER DOCUMENT RELATING TO THE TRANSACTIONS CONTEMPLATED THEREUNDER, NONE OF THE CONSENTING NOTEHOLDERS, DIP LENDERS, EQUITY BACKSTOP PARTIES, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, MEMBERS, FINANCIAL OR LEGAL ADVISORS, OR AGENTS, HAVE INDEPENDENTLY VERIFIED THE INFORMATION CONTAINED HEREIN OR TAKES ANY RESPONSIBILITY THEREFOR, AND NONE OF THE FOREGOING ENTITIES OR PERSONS MAKES ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER CONCERNING THE INFORMATION CONTAINED HEREIN.

THE CONFIRMATION AND EFFECTIVENESS OF THE PLAN ARE SUBJECT TO CERTAIN MATERIAL CONDITIONS PRECEDENT DESCRIBED HEREIN AND SET FORTH IN ARTICLE IX OF THE PLAN. THERE IS NO ASSURANCE THAT THE PLAN WILL BE CONFIRMED, OR IF CONFIRMED, THAT THE CONDITIONS REQUIRED TO BE SATISFIED FOR THE PLAN TO BECOME EFFECTIVE WILL BE SATISFIED (OR WAIVED).

TABLE OF CONTENTS

ARTICLE I.	INTRODUCTION	1

ARTICLE II.	OVERVIEW OF THE COMPANY’S BUSINESS AND OPERATIONS	5
A.	The Company’s Business	5
B.	Debtors’ Corporate Organization	8
C.	Anagram Wholly-Owned Subsidiaries Business	9
D.	The Company’s Prepetition Capital Structure	10

ARTICLE III.	KEY EVENTS LEADING TO COMMENCEMENT OF CHAPTER 11 CASES	14

ARTICLE IV.	THE CHAPTER 11 CASES	18
A.	Commencement of the Chapter 11 Cases	18
B.	First Day Motions	18
C.	Retention of Restructuring and Other Professionals	22
D.	Appointment of the Official Committee of Unsecured Creditors	23
E.	Other Postpetition Operational and Administrative Relief	23
F.	Section 341 Meeting	25
G.	Schedules and Statements and 2015.3 Reports	25
H.	Bar Date	25
I.	Sale of Granmark, S.A. de C.V.	25
J.	Confirmation Hearing	26

ARTICLE V.	RESTRUCTURING SUPPORT AGREEMENT, DIP CREDIT AGREEMENT, AND BACKSTOP AGREEMENT	26
A.	Development of Restructuring Support Agreement and DIP Facility	26
B.	Milestones	28
C.	Backstop Agreement, Equity Rights Offering	28

ARTICLE VI.	SUMMARY OF PLAN	30
A.	Administrative, Priority Claims and Statutory Fees	30
B.	Classification and Treatment of Claims and Interests	34
C.	Means for Implementation of the Plan	42
D.	Treatment of Executory Contracts and Unexpired Leases	53
E.	Procedures for Resolving Contingent, Unliquidated, and Disputed Claims and Interests	59
F.	Provisions Governing Distributions	61
G.	Release, Injunction, and Related Provisions	66
H.	Conditions Precedent to the Confirmation of the Plan	74
I.	Modification, Revocation, or Withdrawal of the Plan	76
J.	Retention of Jurisdiction	777
K.	Miscellaneous Provisions	81

ARTICLE VII.	VALUATION OF THE REORGANIZED DEBTORS	87

x

ARTICLE VIII.	TRANSFER RESTRICTIONS AND CONSEQUENCES UNDER FEDERAL SECURITIES LAWS	88
A.	1145 Securities	89
B.	Section 4(a)(2) Securities	91

ARTICLE IX.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN	94
A.	Introduction	94
B.	Restructuring Transactions	97
C.	Certain U.S. Federal Income Tax Considerations for the Debtors and Reorganized Debtors	97
C.	Certain U.S. Federal Income Tax Consequences to Certain U.S. Holders of Certain Allowed Claims	100
D.	U.S. Federal Income Tax Consequences of Ownership and Disposition of New Common Stock and Subscription Rights	103
E.	Certain U.S. Federal Income Tax Consequences to Certain Non-U.S. Holders of Allowed Claims	104
G.	Information Reporting and Back-Up Withholding	107

ARTICLE X.	CERTAIN RISK FACTORS TO BE CONSIDERED	109
A.	Certain Bankruptcy Law Considerations	109
B.	Risks Relating to the Company’s Business and Industry	117
C.	Factors Relating to Securities to Be Issued Under the Plan Generally	126
D.	Risks Relating to the Reorganized Debtors’ Indebtedness	127
E.	Additional Factors	128

ARTICLE XI.	VOTING PROCEDURES AND REQUIREMENTS	129
A.	Voting Instructions and Voting Deadline	129
B.	Voting Procedures	130
C.	Holders of Claims and Interests Entitled to Vote	132
D.	Fiduciaries and Other Representatives	133
E.	Agreements Upon Furnishing Ballots	133
F.	Change of Vote	133
G.	Waivers of Defects, Irregularities, Etc.	134
H.	Miscellaneous	134

ARTICLE XII.	CONFIRMATION OF THE PLAN	135
A.	Confirmation Hearing	135
B.	Objections to Confirmation	135
C.	Requirements for Confirmation of the Plan	136

ARTICLE XIII.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN	140
A.	Alternative Plan of Reorganization	141
B.	Sale Under Section 363 of the Bankruptcy Code	141
C.	Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law	141

ARTICLE XIV.	CONCLUSION AND RECOMMENDATION	142

EXHIBIT A	1

EXHIBIT B	1

EXHIBIT C	1

EXHIBIT D	1

EXHIBIT E	1

EXHIBIT F	1

EXHIBIT G	1

ARTICLE I.

INTRODUCTION

The Debtors submit this Disclosure Statement in connection with the solicitation of votes on the Joint Chapter 11 Plan of Reorganization of Party City Holdco Inc. and Its Debtor Affiliates, dated April 4, 2023, (the “Plan”) attached hereto as Exhibit A.2 The Debtors under the Plan are PC Holdco and certain of its affiliates and subsidiaries, certain of which are either borrowers, issuers, or guarantors under the Prepetition ABL Credit Agreement, Secured Notes Indentures, the indenture governing the Unsecured 2023 Notes, and the indenture governing the Unsecured 2026 Notes, as applicable. The Debtors filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (as may be amended from time to time, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) on January 17, 2023 (the “Petition Date”). The Debtors’ chapter 11 cases (the “Chapter 11 Cases”) are jointly administered under Case No. 23-90005 (DRJ).

Since the onset of the COVID-19 pandemic, the Company has been buffeted by a number of adverse events and conditions—lockdown orders that temporarily reduced demand, store closures that limited its ability to sell its products, employee furloughs, unprecedented supply chain disruptions arising from the pandemic, helium shortages, and forty-year high inflationary pressures—that ultimately proved to be more than it could bear. The cumulative effects of these circumstances consumed vital liquidity, thus limiting the Company’s ability to adequately fund critical growth initiatives. One such initiative is the Company’s strategy to modernize its retail stores, through which it has opened or remodeled 186 “next generation,” or NXTGEN, stores to date. NXTGEN stores elevate the in-store experience by creating category “shops,” with a balloon shop and customer engagement center as the epicenter. Other critical growth initiatives include the Company’s efforts to enhance product offerings, optimize its supply chain, and strengthen its customers’ online shopping and delivery experiences.

Despite significant strides made on these and other initiatives in the face of these headwinds, in late 2022, the Company, with the assistance of its advisors, began to evaluate and consider several strategic alternatives and transactions aimed at refinancing or restructuring its debt obligations with minimal disruption to its operations. Among other efforts to combat market and industry headwinds, in November 2022, PCHI commenced discussions with the advisors to an ad hoc group of holders of Secured Notes (the “Ad Hoc Noteholder Group”). After thoroughly evaluating all options available to the Company, PCHI determined that a pre-negotiated, in-court restructuring predicated on the equitization of the Secured Notes and the rationalization of its real estate lease portfolio would best position the Company for future success.

[2]

Capitalized terms used but not otherwise defined in this Disclosure Statement will have the meaning ascribed to such terms in the Plan. The summary of the Plan provided herein is qualified in its entirety by reference to the Plan. In the case of any inconsistency between this Disclosure Statement and the Plan, the Plan will govern.

These discussions were ultimately successful. Following extensive negotiations with the Ad Hoc Noteholder Group, on January 17, 2023, the Company entities which would become the Debtors in these Chapter 11 Cases and the members of the Ad Hoc Noteholder Group, who represented, at the time, more than 70% of the holders of the principal amount outstanding under the Secured Notes, entered into a restructuring support agreement (the “Restructuring Support Agreement”), which, among other things, outlined the terms of the Company’s proposed restructuring. Later that day, the Debtors commenced these Chapter 11 Cases to implement an expeditious, pre-negotiated restructuring that will shore up the Company’s long-term viability. Per the terms of the Restructuring Support Agreement, the Debtors have pursued a swift resolution of these Chapter 11 Cases. The Debtors have obtained the Ad Hoc Noteholder Group’s approval of their business plan as required under the Restructuring Support Agreement, obtained final approval of their postpetition financing on a fully-consensual basis, and made meaningful strides in right-sizing their lease portfolio through a series of lease rejections and renegotiations and the approval of procedures governing the closure of certain retail properties.

Under the terms of the Restructuring Support Agreement, which are documented in the DIP Credit Agreement, the Plan, and this Disclosure Statement, the Company expects to deleverage its balance sheet and gain access to significant new capital to fund its going-forward, post-emergence operations through (i) the equitization of the Secured Notes, (ii) the sale of equity in Reorganized PCHI through the Equity Rights Offering, (iii) the DIP Equitization, and (iv) entry into the ABL Exit Facility. This reduction in funded debt will allow the Reorganized Debtors to focus on long-term growth and, in turn, strengthen their competitive position in the market. The key terms of the Plan are as follows:

•

The full equitization of Secured Notes Claims pursuant to the Plan, under which Holders of Allowed Secured Notes Claims shall receive 100% of the New Common Stock, subject to dilution on account of any DIP Equitization Shares, any New Common Stock issued in connection with the Equity Rights Offering, the Backstop Commitment Premium, and the MIP Equity Pool;

•

The sale of $75 million of equity in Reorganized PCHI via the Equity Rights Offering, which will be fully-backstopped by the Equity Commitment Parties pursuant to the terms of the Backstop Agreement; and

•	The equitization of up to $149 million of Allowed DIP Claims held by DIP Backstop Lenders pursuant to the DIP Equitization Option.

Through the Restructuring Transactions, the Debtors expect to emerge from chapter 11 with a sustainable capital structure that will position the Reorganized Debtors for future success in the ever-evolving retail market in which they operate. The Debtors also believe that the Restructuring Transactions will maximize the value of their business and allow them to capitalize on near-term opportunities in a highly competitive and consolidating industry, ahead of key seasonal sales windows. Moreover, this restructuring provides a framework for the long-term sustainability of the Debtors’ business for the benefit of their employees, vendors, and customers, and ample liquidity to fund the post-emergence business.

As part of the Debtors’ efforts to ensure this continued viability, the Debtors and their professionals will secure the ABL Exit Facility which, in conjunction with the new money provided through the sale of equity in the Equity Rights Offering and the DIP Equitization, will provide the Debtors with the liquidity necessary to fund their going-forward operations. The

Debtors have been engaged in a weeks-long process, led by Moelis (as defined below) in its capacity as the Debtors’ investment banker and financial advisor, to obtain and negotiate the terms of the ABL Exit Facility. Through that process, the Debtors discussed the financing opportunity with 13 potential counterparties, including the Prepetition ABL Agent. This outreach led to 9 parties conducting preliminary diligence on the business and 3 parties executing non-disclosure agreements. The Debtors received multiple proposals for an exit asset-based lending facility and have begun work with the proposed lead arranger for the ABL Exit Facility. The Debtors expect to file additional disclosures of the final terms of the ABL Exit Facility in the Plan Supplement. As set forth in the Plan, confirmation of the Plan shall constitute approval of the ABL Exit Facility Documents.

The negotiation and execution, as applicable, of the Restructuring Support Agreement, the DIP Credit Agreement, the Backstop Agreement, the ABL Exit Facility, and the filing of the Plan and this Disclosure Statement are significant achievements for the Debtors given a retail environment facing an uncertain future in the wake of COVID-19, especially one which relies heavily on raw materials subject to price increases and supply chain disruptions in an unpredictable geopolitical landscape. The Debtors strongly believe that the Plan is in the best interests of the Debtors’ Estates, represents the Debtors’ best available alternative, and provides for value-maximizing transactions which will inure to the benefit of all of the Debtors’ stakeholders. Given the Debtors’ core strengths, including their experienced management team and employees, the Debtors are confident that they can implement the Plan’s value-maximizing restructuring to ensure the long-term viability of their business.

WHO IS ENTITLED TO VOTE: Under the Bankruptcy Code, only holders of claims or interests in “impaired” classes are entitled to vote on a plan of reorganization (unless, for reasons discussed in more detail below, such holders are deemed to reject the plan pursuant to section 1126(g) of the Bankruptcy Code). Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless: (a) the plan leaves unaltered the legal, equitable, and contractual rights of the holders of such claims or interests; or (b) notwithstanding any legal right to an accelerated payment of such claims or interests, the plan, among other things, cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claims or interests as they existed before the defaults.

There are two Classes entitled to vote on the Plan whose acceptances thereof are being solicited under this Disclosure Statement: (i) Secured Notes Claims (Class 4) and (ii) General Unsecured Claims (Class 5).

THE PLAN PROVIDES THAT ALL HOLDERS OF CLAIMS THAT (I) VOTE TO ACCEPT THE PLAN, (II) ARE DEEMED TO ACCEPT THE PLAN AND DO NOT AFFIRMATIVELY OPT OUT OF THE RELEASES PROVIDED IN THE PLAN, (III) ABSTAIN FROM VOTING ON THE PLAN AND DO NOT AFFIRMATIVELY OPT OUT OF THE RELEASES PROVIDED IN THE PLAN, OR (IV) VOTE TO REJECT THE PLAN OR ARE DEEMED TO REJECT THE PLAN AND DO NOT AFFIRMATIVELY OPT OUT OF THE RELEASES PROVIDED IN THE PLAN (IN EACH CASE ONLY SO LONG AS SUCH HOLDER IS PERMITTED TO OPT OUT) ARE DEEMED TO HAVE GRANTED THE RELEASES THEREIN.

The following table summarizes: (a) the treatment of Claims and Interests under the Plan; (b) which Classes are Impaired by the Plan; (c) which Classes are entitled to vote on the Plan; and (d) the estimated recoveries for Holders of Claims and Interests. The following table is qualified in its entirety by reference to the full text of the Plan. A more detailed summary of the terms and provisions of the Plan is provided in the summary of the Plan set forth in Article VI of this Disclosure Statement. A detailed discussion of the analysis underlying the estimated recoveries, including the assumptions underlying such analysis, is provided in the Valuation Analysis (as defined below) set forth in Article VII and Exhibit D hereof.

Class	Claims or Interests	Treatment	Impaired or Unimpaired	Entitlement to Vote	Projected Recoveries
1	Other Secured Claims	Each Holder of an Allowed Other Secured Claim shall receive, at the option of the Debtors or Reorganized Debtors, as applicable: (i) payment in full in Cash of such Holder’s Allowed Other Secured Claim; (ii) delivery of the collateral securing such Holder’s Allowed Other Secured Claim; (iii) Reinstatement of such Holder’s Allowed Other Secured Claim; or (iv) such other treatment rendering such Holder’s Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.	Unimpaired	No (Presumed to Accept)

2	Other Priority Claims	Each Holder of an Allowed Other Priority Claim shall receive payment in full in Cash of such Holder’s Allowed Other Priority Claim or such other treatment in a manner consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code. Allowed Other Priority Claims that arise in the ordinary course of the Debtors’ business and which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.	Unimpaired	No (Presumed to Accept)

3	Prepetition ABL Claims	Each Holder of an Allowed Prepetition ABL Claim shall receive payment in full in Cash of such Holder’s Allowed Prepetition ABL Claim.	Unimpaired	No (Presumed to Accept)

4	Secured Notes Claims	Each Holder of an Allowed Secured Notes Claim shall receive its Pro Rata share of (i) the New Common Stock issued on the Effective Date on account of the Allowed Secured Notes Claims, representing 100% of the New Common Stock outstanding on the Effective Date, subject to dilution on account of any DIP Equitization Shares, any New Common Stock issued in connection with the Equity Rights Offering (including the Backstop Commitment Premium), and the MIP Equity Pool and (ii) subscription rights to participate in the purchase of $75.0 million of the New Common Stock offered in the Equity Rights Offering in accordance with the Equity Rights Offering Procedures.	Impaired	Yes

Class	Claims or Interests	Treatment	Impaired or Unimpaired	Entitlement to Vote	Projected Recoveries
5	General Unsecured Claims	Each Holder of an Allowed General Unsecured Claim shall receive its Pro Rata share of the GUC Cash Allocation.	Impaired	Yes

6	Intercompany Claims	On the Effective Date, at the Debtors’ election, each Holder of an Intercompany Claims shall have its Intercompany Claim Reinstated, or cancelled, released, and extinguished without any distribution.	Unimpaired / Impaired	No (Presumed to Accept/ Deemed to Reject)

7	Intercompany Interests	On the Effective Date, at the Debtors’ election, each Holder of an Intercompany Interest shall have its Intercompany Interest Reinstated, or cancelled, released, and extinguished without any distribution.	Unimpaired / Impaired	No (Presumed to Accept/ Deemed to Reject)

8	Interests in PCHI	On the Effective Date, each Holder of an Interest in PCHI shall have its Interest in PCHI cancelled, released, and extinguished without any distribution.	Impaired	No (Deemed to Reject)

ARTICLE II.

OVERVIEW OF THE COMPANY’S BUSINESS AND OPERATIONS

A. The Company’s Business

PCHI is a global leader in the celebrations industry, with its products sold in more than 70 countries. Its retail stores are located in the United States and Mexico, and its consumer products operations, located in the United States and Asia, produce and distribute goods around the world. The Company is also the largest vertically integrated designer, manufacturer, distributor, and retailer of party goods in North America. Tracing its roots to a family business founded in 1947, the Company has more than 75 years of experience providing comprehensive and innovative offerings of decorative party goods to its customers. Over these many decades, PCHI has grown significantly through organic growth and strategic acquisitions of party supply companies, reaching approximately $2.35 billion in revenues by 2019.

The Company’s business is comprised of two primary business lines: (i) retail operations, and (ii) consumer products, which involves design, manufacturing, sourcing, and distribution operations that ultimately result in sales to third-party wholesale customers and retailers, including the Company’s retail business. The Anagram Wholly-Owned Subsidiaries, which are Non-Debtor Affiliates, comprise a business operation that designs, manufactures, and sells foil balloons. Through the Anagram Wholly-Owned Subsidiaries, the Company owns a 49.9% equity interest in a joint venture to distribute foil balloons principally in Mexico and Latin America.

1. Retail Operations

The Company’s retail operations generate revenue primarily through the sale of party supplies, which are sold under the Amscan, Anagram, and Brava brand names through the Company’s Party City stores, Halloween City stores (as described below), and online. On average, the Company offers 25,000 stock-keeping units (“SKUs”) at any one time through its retail stores and 40,000 SKUs online through its e-commerce platform. PCHI designs and manufactures and/or sources approximately 80% of the products offered through its retail operations and relies on third-party suppliers for the remaining 20%.

There are approximately 823 Party City retail stores, 770 of which are Company-owned, with the remainder being owned and operated by franchisees. All of the Company-owned stores are located on leased premises and generally range in size from 10,000 to 15,000 square feet. PCHI organizes its stores such that its wide variety of offerings are organized both thematically and by the event at which each product is likely to be used, making it easy for customers to find a certain type of good, or goods for a certain type of event.

The Company also franchises approximately 53 stores throughout the United States and Mexico, and receives initial one-time franchise fees and ongoing royalty fees from franchised stores, which generally range from 4-6% of net sales. The franchised stores utilize PCHI’s format, design specifications, methods, standards, operating procedures, systems, and trademarks. In exchange for the franchise fees, franchisees receive brand value, marketing, and merchandising support with respect to planograms (i.e., schematic drawings or plans for displaying merchandise so as to maximize sales) from the Company. Additionally, franchisees have a mandated advertising budget and must pay 1-2.25% of gross sales to a group advertising fund to cover common advertising materials.

In addition to its owned and franchised stores, the Company operates through its websites, including PartyCity.com, to offer convenient, user-friendly, and secure online shopping options for its customers. The Company offers products on its PartyCity.com website that are not available at its retail locations, enabling the Company to broaden the assortment of products available to its customers. In addition to the ability to order products, its websites provide content about the Company’s party products, party planning ideas, and promotional offers. The websites are also one of the Company’s key marketing vehicles, specifically as they relate to social media marketing initiatives.

The Company’s retail operations are subject to significant seasonal variation. Historically, the Company’s retail segment has realized a significant portion of its revenues, cash flow, and net income in the fourth quarter of the year, principally due to Halloween sales in October and, to a lesser extent, year-end holiday sales. To maximize its seasonal opportunity, the Company operates a chain of temporary Halloween stores under the Halloween City brand during the months of September and October of each year.

2. Consumer Products Operations

The Company’s other primary business segment, consumer products, generates revenues from the design, manufacturing and/or sourcing, and distribution and sale of decorative party goods for all occasions. Its customers are party superstores (including its owned retail stores and franchised stores operating principally as Party City) and unaffiliated specialty retailers, mass merchants, e-commerce merchandisers, craft stores, grocery retailers, drug, convenience, and dollar stores. Through its consumer products operations, the Company offers nearly 400 ensembles, which range from approximately five to 40 design-coordinated items spanning tableware, accessories, novelties, balloons, and decorations.

Design. The Company’s in-house design team introduces approximately 4,000 products annually to ensure that the Company’s retail stores and third-party retailers are able to promote sales of related products for every occasion. These products incorporate unlicensed proprietary designs, as well as designs relying on third-party cartoon and other characters and images under the Company’s intellectual property licenses, which include certain licenses held by Non-Debtor Affiliates. The images on the Company’s foil balloons and costumes, for instance, are often covered by such licenses.

Manufacturing and Sourcing. The Company’s manufacturing facilities produce paper and plastic plates and cups, paper napkins, foil balloons, piñatas, and other party and novelty items. To support its operations, PCHI operates printing, forming, folding, and packaging equipment. In select cases, the Company uses available capacity to manufacture products for third parties, which allows it to maintain a satisfactory level of equipment utilization.

In addition to its manufacturing facilities, PCHI has a diverse network of third-party vendors that produce items designed by, and created for, the Company. These vendors are generally located in Asia, and the Company’s relationships with them are managed by the Company’s non-Debtor subsidiary, PCHI Asia Limited, based in Hong Kong. In addition, in January 2021, the Company sold a substantial portion of its international operations and entered into a strategic joint venture (the “Summerhouse Joint Venture”) with the purchaser, which provides costume sourcing and manufacturing support in Asia.

The Company is subject to regulatory requirements in the United States and internationally with respect to its manufacturing and sourcing operations, and the products it sells to consumers. As part of its manufacturing and sourcing operations, the Company has a full-time staff of professionals dedicated to product safety and quality assurance to ensure compliance with applicable laws. The Company also tests third-party manufactured products in accordance with internal testing policies and procedures, both at the manufacturing site and upon arrival at its distribution centers.

The Company ships its products directly to retailers and distributors from its distribution facilities, as well as directly from its factories, through an electronic order entry and information systems platform. The Company’s main distribution facility for domestic customers is located in Chester, New York. Although the Company has long-term relationships with many of its consumer products customers, it is not materially dependent on any individual customer.

B. Debtors’ Corporate Organization PC Holdco and 13 of its direct and indirect subsidiaries are Debtors in these Chapter 11 Cases:

i.	PC Nextco Holdings, LLC (“PC Nextco”), a Delaware LLC, is a wholly-owned subsidiary of PC Holdco. PC Nextco owns two wholly-owned subsidiaries, both of which are Debtors:

a.	PC Intermediate Holdings, Inc. (“PC Intermediate”), a Delaware corporation and guarantor under the Prepetition ABL Credit Agreement; and

b.	PC Nextco Finance, Inc., a Delaware corporation.

ii.

Party City Holdings Inc., a Delaware corporation and wholly-owned subsidiary of PC Intermediate, as well as a borrower under the Prepetition ABL Credit Agreement and an issuer of the Secured Notes, Unsecured 2023 Notes, and Unsecured 2026 Notes, owns many wholly-owned subsidiaries, of which the following five (5) are Debtors:

a.	Party City Corporation, a Delaware corporation, a borrower under the Prepetition ABL Credit Agreement, and an issuer of the Secured Notes, Unsecured 2023 Notes, and Unsecured 2026 Notes;

b.

Amscan Inc. (“Amscan”), a New York corporation and guarantor under the Prepetition ABL Credit Agreement, Secured Notes, Unsecured 2023 Notes, and Unsecured 2026 Notes, which in turn owns (i) 70% of the equity of Print Appeal, Inc., a Texas corporation which is not an obligor on, nor a guarantor of, the Company’s prepetition debt obligations (as described below), and (ii) three Debtor subsidiaries that guarantee the same debt as Amscan:

(1)	Amscan Custom Injection Molding, LLC, a Delaware LLC;

(2)	Amscan Purple Sage, LLC, a Delaware LLC; and

(3)	Party Horizon Inc., a Delaware corporation; and

c.	Anagram Eden Prairie Property Holdings LLC, a Delaware LLC and guarantor under the Prepetition ABL Credit Agreement, Secured Notes, Unsecured 2023 Notes, and Unsecured 2026 Notes;

d.	Am-Source, LLC, a Rhode Island LLC and guarantor under the Prepetition ABL Credit Agreement, Secured Notes, Unsecured 2023 Notes, and Unsecured 2026 Notes; and

e.	Trisar, Inc., a California corporation and guarantor under the Prepetition ABL Credit Agreement, Secured Notes, Unsecured 2023 Notes, and Unsecured 2026 Notes.

C. Anagram Wholly-Owned Subsidiaries Business  The Anagram Wholly-Owned Subsidiaries are not liable under the Debtors’ debt facilities and are not Debtors in these Chapter 11 Cases. Although independent of each other in many respects, the Anagram Wholly-Owned Subsidiaries and the Debtors share certain corporate and administrative functions and engage in an array of intercompany transactions. For instance, the Anagram Wholly-Owned Subsidiaries obtain certain services from the Debtors in the form of legal, financial, and other administrative support. The Debtors are also the largest purchaser of balloons from Anagram Wholly-Owned Subsidiaries. The Debtors and the Anagram Wholly-Owned Subsidiaries are party to a number of contracts that govern intercompany relationships for supply and services, and pay each other for these services and supplies through the Debtors’ cash management system and based on the books and records of the Debtors.

The Anagram Wholly-Owned Subsidiaries’ license sales, including both Anagram Wholly-Owned Subsidiaries owned and licenses not owned, account for approximately 20% of Debtors’ total sales, of which sales of products pursuant to agreements with three licensors make up half, or 10%3. Further, the Anagram Wholly-Owned Subsidiaries expect average annual capital expenditures in the 2023-2025 period to be approximately $9 million, which is similar to their average annual expenditures from 2019-2022. Specifically, Table 1 in Exhibit G hereto sets forth the Anagram Wholly-Owned Subsidiaries’ actual and forecasted total capital expenditures for calendar years 2019 – 2025.

All forecasts, estimates and projections set forth herein with respect to the Anagram Wholly-Owned Subsidiaries assume that the Anagram Wholly-Owned Subsidiaries remain wholly-owned subsidiaries of the reorganized Debtors after the Effective Date and that there are no modifications to, or rejections of, any contracts between any of the Anagram Wholly-Owned Subsidiaries and the Debtors (the “Anagram Forecast Assumptions”). In the event that the Anagram Wholly-Owned Subsidiaries are no longer wholly-owned subsidiaries of the reorganized Debtors and/or the Debtors reject or otherwise modify such contracts, the Anagram Forecast Assumptions would change and the forecasts, estimates and projections set forth herein with respect to the Anagram Wholly-Owned Subsidiaries would be subject to material revision.

As illustrated in Table 2 in Exhibit G, average annual net sales and average annual EBITDA from 2019-2022 were $180 million and $36 million, respectively4. Subject to the Anagram Forecast Assumptions, the Anagram Wholly-Owned Subsidiaries expect average annual net sales and average annual EBITDA to be $168 million and $30 million, respectively, during the 2023-2025 forecast period. Although the Anagram Wholly-Owned Subsidiaries exceeded their sales plan in first quarter of 2023, revenues in 2023 are expected to be challenged due to continuing issues in the helium market and inventory overhangs with some of the Anagram Wholly-Owned Subsidiaries’ customers.

[3]

The majority of these licensed product sales are concentrated among a small number of licenses. The Anagram Wholly-Owned Subsidiaries have new customer programs planned that are estimated to generate annual revenues of $7 million to $10 million.

[4]	Historically, Anagram sources approximately 12-23% of its supply from Chinese production counterparties.

As reflected in Table 3 in Exhibit G, the Anagram Wholly-Owned Subsidiaries’ first quarter EBITDA was on pace to modestly over deliver from the initial plan, though the second half of 2023 will continue to be pressured by the helium shortages as further reflected in Table 4 in Exhibit G. Helium shortages, together with inventory levels at key customers, have challenged certain growth assumptions in the annual operating plan.

An organizational chart of Company entities is attached to this Disclosure Statement as Exhibit C.

D. The Company’s Prepetition Capital Structure

As of the Petition Date, the Debtors’ principal non-contingent liabilities consisted of its outstanding funded debt obligations under the Prepetition ABL Credit Agreement, the Secured Notes, and the Unsecured 2023 Notes and Unsecured 2026 Notes (the “Prepetition Debt”). The Debtors’ total funded debt as of the Petition Date was approximately $1.45 billion.

1. Prepetition ABL Credit Agreement

Party City Holdings Inc. and Party City Corporation, as borrowers, PC Intermediate, as holdings, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (the “Prepetition ABL Agent”), are parties to an ABL Credit Agreement, dated as of August 19, 2015 (as amended pursuant to the First Amendment thereto dated as of August 2, 2018, the Second Amendment thereto dated as of March 4, 2019, the Third Amendment thereto dated as of April 8, 2019, the Fourth Amendment thereto dated as of June 28, 2019, the Fifth Amendment thereto dated as of February 19, 2021, the Sixth Amendment thereto dated as of March 18, 2022, the Seventh Amendment thereto dated as of July 19, 2022, and as at any time further amended, restated, supplemented, or otherwise modified from time to time, the “Prepetition ABL Credit Agreement” and the lenders thereunder, the “Prepetition ABL Lenders”). The Prepetition ABL Credit Agreement provides for a revolving credit facility in an amount up to $545 million, including $40 million in swingline loans and $50 million in letters of credit. In addition, on July 19, 2022, the borrowers under the Prepetition ABL Credit Agreement incurred an asset-based revolving credit facility providing for an additional $17.1 million of revolving commitments on a first-in, last-out basis.

The maturity date on the Prepetition ABL Agreement is February 19, 2026, and the obligations thereunder are secured by first liens on the guaranteeing Debtors’ accounts receivable, inventory, bank accounts, related property, and certain cash (which also form the borrowing base for the Prepetition ABL Credit Agreement), and second liens on substantially all other property of the guaranteeing Debtors. As of the Petition Date, approximately $424.3 million in principal amount was outstanding under the Prepetition ABL Credit Agreement.

2. Secured Notes

a. Floating Rate Notes

In connection with the 2020 Exchange Transaction (as defined below), on July 30, 2020, Party City Holdings Inc. issued approximately $162 million of Floating Rate Notes under the Floating Rate Notes Indenture. Pursuant to the terms of the 2020 Exchange Transaction, Party City Holdings Inc. issued these Floating Rate Notes in exchange for certain of the then-existing Unsecured 2023 Notes and Unsecured 2026 Notes.

The maturity date of the Floating Rate Notes is July 15, 2025. The Floating Rate Notes are secured by a first priority lien on substantially all assets of Party City Holdings Inc. and the other guarantor-Debtors, except for the collateral that secures Debtors’ obligations under the Prepetition ABL Credit Agreement on a first lien basis, with respect to which the Floating Rate Notes and related guarantees are secured by a second priority lien (the “Secured Notes Collateral”). As of the Petition Date, approximately $161.7 million in aggregate principal amount of Floating Rate Notes was outstanding.

b. Fixed Rate Notes

On February 19, 2021, Party City Holdings Inc. issued $750 million in Fixed Rate Notes (together with the Floating Rate Notes, the “Secured Notes”). The net proceeds of this issuance were used to repay the Company’s then-outstanding debt under a term loan facility maturing in 2022 and to pay related fees and expenses for general corporate purposes.

The maturity date of the Fixed Rate Notes is February 15, 2026. The Fixed Rate Notes are secured by the Secured Notes Collateral with the same lien priority as the Floating Rate Notes, subject to the Pari Notes Intercreditor Agreement (as defined below). As of the Petition Date, approximately $750 million in aggregate principal amount of Fixed Rate Notes was outstanding.

c. Intercreditor Agreements

The Prepetition ABL Agent and Floating Rate Notes Trustee, together with Party City Holdings Inc., Party City Corporation, and PC Intermediate, entered into an Amended and Restated Intercreditor Agreement, dated as of July 30, 2020 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “ABL/Notes Intercreditor Agreement”). On February 19, 2021, when the Fixed Rate Notes were issued, the Fixed Rate Notes Trustee and the other parties to the ABL/Notes Intercreditor Agreement executed the Intercreditor Agreement Joinder to bind the Fixed Rate Notes Trustee thereto. The ABL/Notes Intercreditor Agreement sets forth the agreements between the Prepetition ABL Agent, the Floating Rate Notes Trustee, and the Fixed Rate Notes Trustee with respect to the priority of liens in the collateral securing the Debtors’ obligations under the Prepetition ABL Credit Agreement and the Secured Notes, and the respective rights and remedies of the various parties, among other things.

The Floating Rate Notes Trustee, together with Party City Holdings Inc., Party City Corporation, and PC Intermediate, entered into a Pari Passu Intercreditor Agreement, dated as of July 30, 2020 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Pari Notes Intercreditor Agreement”). On February 19, 2021, when the Fixed Rate Notes were issued, the Fixed Rates Notes Trustee entered into a joinder to the Pari Notes Intercreditor Agreement to bind the Fixed Rate Notes Trustee thereto. The Pari Notes Intercreditor Agreement sets forth the agreements between the Fixed Rate Notes Trustee and the Floating Rate Notes Trustee with respect to the priority of liens in the collateral securing each of the Secured Notes, and the respective rights and remedies of the various parties, among other things.

3. Unsecured Debt Obligations

a. Unsecured 2023 Notes

On August 19, 2015, Party City Holdings Inc. issued $350 million in aggregate principal amount of 6.125% senior notes due 2023 (the “Unsecured 2023 Notes”) under an Indenture, dated as of August 19, 2015 (as amended, restated, supplemented, or otherwise modified from time to time), with Wilmington Trust, National Association, as trustee. In July 2020, approximately 93.5% of the then existing holders of Unsecured 2023 Notes by amount participated in the 2020 Exchange Transaction and, pursuant to the terms thereof, exchanged their Unsecured 2023 Notes for their pro rata share of Anagram Second Lien Notes (as defined below), the Floating Rate Notes, and certain common stock of PC Holdco, and subscription rights to purchase Anagram First Lien Notes (as defined below). The Unsecured 2023 Notes mature on August 15, 2023. As of the Petition Date, the aggregate principal amount of the Unsecured 2023 Notes was approximately $22.9 million, which represents the Unsecured 2023 Notes of noteholders who did not participate in the 2020 Exchange Transaction.

b. Unsecured 2026 Notes

On August 2, 2018, Party City Holdings Inc. issued $500 million in aggregate principal amount of 6.625% senior notes due 2026 (the “Unsecured 2026 Notes”) under an Indenture, dated as of August 2, 2018 (as amended, restated, supplemented, or otherwise modified from time to time), with Wilmington Trust, National Association, as trustee. In July 2020, approximately 78.6% of the then existing holders of Unsecured 2026 Notes by amount participated in the 2020 Exchange Transaction and, pursuant to the terms thereof, exchanged their Unsecured 2026 Notes for their pro rata share of Anagram Second Lien Notes (as defined below), the Floating Rate Notes, and certain common stock of PC Holdco, and subscription rights to purchase Anagram First Lien Notes (as defined below). The Unsecured 2026 Notes mature on August 1, 2026. As of the Petition Date, the aggregate principal amount of the Unsecured 2026 Notes was approximately $92.3 million, which represents the Unsecured 2026 Notes of noteholders who did not participate in the 2020 Exchange Transaction.

c. Anagram Intercompany Note

In August 2022, Anagram International, Inc. and Anagram Holdings, LLC issued an unsecured intercompany loan to PC Holdco in an aggregate principal amount of up to $22 million. Holders of 99.24% and 97.61% of the total outstanding principal amount of the Anagram First Lien Notes and Anagram Second Lien Notes, respectively, consented to the issuance of the intercompany loan and, in exchange, received an aggregate fee of $1.5 million.

4. Common Stock

As indicated above, PC Holdco is a public company. As of October 13, 2022, PC Holdco had approximately 300 million shares of common stock issued and 113,316,286 shares outstanding, with a par value of $0.01 per share. As of the Petition Date, PC Holdco’s common stock was listed on the New York Stock Exchange (the “NYSE”) under the symbol “PRTY.” On December 15, 2022, PC Holdco received written notice from the NYSE that it was no longer in compliance with the NYSE continued listing standards, which require listed companies to maintain an average closing price share of at least $1.00 over a consecutive 30 trading-day period. On February 3, 2023, the NYSE notified the SEC of its intention to remove the Company’s common stock from listing and registration on the NYSE on February 14, 2023, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the NYSE, the Company’s common stock was no longer suitable for continued listing and trading on the NYSE. Accordingly, as of February 14, 2023, the Company’s common stock is no longer listed on the NYSE.

5. Anagram Debt

Additionally, in connection with the 2020 Exchange Transaction, Anagram International, Inc. and Anagram Holdings, LLC, issued, under certain Indentures (the “Anagram Notes Indentures”) dated July 30, 2020, (a) $110 million in aggregate principal amount of 15.000% senior secured first lien notes due 2025 (the “Anagram First Lien Notes”) and (b) $84,686,977 in aggregate principle amount of 10.000% senior secured second lien notes due 2026 (the “Anagram Second Lien Notes,” and together with the Anagram First Lien Notes, the “Anagram Notes”). The Debtors are neither obligors on, nor guarantors under, the Anagram Notes. Although none of the Debtors are obligors or guarantors of the Anagram Notes, certain provisions of the Anagram Notes’ indentures concern the Debtors (including an affirmative covenant that requires certain intra-company arrangements among the Debtors and the Anagram Wholly-Owned Subsidiaries to remain in full force and effect and that the applicable Debtors adhere to the terms of those intra-company arrangements in all material respects).

Additionally, as contemplated under the terms of the 2020 Exchange Transaction, in May 2021, Anagram Holdings, LLC and Anagram International, LLC, as borrowers, entered into an ABL Credit Agreement, dated as of May 7, 2021 (as amended, restated, supplemented, or otherwise modified from time to time, the “Anagram ABL Credit Agreement”) with Wells Fargo Bank, National Association, as agent (the “Anagram ABL Facility”). The Anagram ABL Credit Agreement provides for a $15 million revolving credit facility, including $1.5 million in swingline loans, and $3 million in letters of credit. The Anagram ABL Facility is guaranteed by the Anagram Wholly-Owned Subsidiaries and secured by substantially all of their collateral. As of the Petition Date, approximately $3 million was outstanding under the Anagram ABL Facility. Although none of the Debtors are obligors or guarantors of the Anagram ABL Facility, certain provisions of the Anagram ABL Credit Agreement concern the Debtors (including an affirmative covenant that requires certain intra-company arrangements among the Debtors and the Anagram Wholly-Owned Subsidiaries to remain in full force and effect and that the applicable Debtors adhere to the terms of those intra-company arrangements in all material respects).

On or around March 23, 2023, the Debtors and the Anagram Wholly-Owned Subsidiaries became aware of certain defaults or potential defaults that were triggered or could be triggered under the Anagram Notes Indentures and the Anagram ABL Credit Agreement as a result of, among other things, Anagram International, Inc. making certain advances in respect of taxes to the Debtors from February 2021 to January 2023 that exceeded the limitations in Anagram’s financing agreements, and depressed liquidity thresholds as a result of general downward pressure on the Anagram Wholly-Owned Subsidiaries’ business that could trigger cash dominion and other rights under the applicable financing agreements. On March 30, 2023, the Anagram

Wholly-Owned Subsidiaries notified the agent under the Anagram ABL Credit Agreement and the trustees under the Anagram Notes Indentures of the defaults by delivery of an applicable notice of default. The Anagram Wholly-Owned Subsidiaries are seeking waivers of the defaults and potential defaults from Wells Fargo and the Anagram Noteholder Group (as defined below), and are actively considering all strategic options related to these defaults and potential defaults, including improving the Anagram Wholly-Owned Subsidiaries’ liquidity position.

Table 5 in Exhibit G hereto includes a 13-week forecast of Net Cash Flows.5

ARTICLE III.

KEY EVENTS LEADING TO COMMENCEMENT OF CHAPTER 11 CASES

As described above, at the end of 2019, immediately prior to the COVID-19 pandemic and on the heels of a banner year in 2018, the Company generated approximately $2.35 billion in revenue, representing an approximately 3% decrease from 2018. Although PCHI, like many other companies in the retail industry, was negatively impacted by declining consumer demand stemming from the general trend from brick-and-mortar to online retail channels, it was nevertheless well-capitalized and positioned to respond to these cyclical trends with the targeted, strategic initiatives mentioned above, including revamping its retail stores. Everything changed materially, however, when the COVID-19 pandemic forced the Company to close all of its stores and demand for gathering-oriented party products plummeted. The shut-down of retail operations led to reduced revenue and employee furloughs, thus interrupting the implementation of strategic initiatives and forcing the Company to actively manage its capital structure to stay afloat.

Seeking incremental liquidity to operate its business, fund its debt, and service its commercial and other obligations—and to take advantage of the distressed trading prices of its funded debt—in July 2020, the Company completed a private exchange offer for approximately $719.8 million or 84.7% of its then existing Unsecured 2023 Notes and Unsecured 2026 Notes (the “2020 Exchange Transaction”). The 2020 Exchange Transaction allowed the Company to raise approximately $90 million in new capital through an offering of Anagram First Lien Notes, to holders of PCHI’s then-existing unsecured notes. At the same time, participating unsecured noteholders exchanged $327 million of Unsecured 2023 Notes and $393 million of Unsecured 2026 Notes for a combination of (a) $156.6 million principal amount of the Debtors’ Floating Rate Notes, which were issued in connection with the 2020 Exchange Transaction, (b) $84.7 million principal amount of Anagram Second Lien Notes, and (c) 14.4% of PC Holdco’s common stock, and the subscription rights to purchase Anagram First Lien Notes described above. As a result of the 2020 Exchange Transaction, the Company reduced its total debt at the time by $558 million and gained access to $90 million in new capital to support its operations.

[5]

In connection with ongoing evaluation of liquidity thresholds, the Anagram Wholly-Owned Subsidiaries shared with the Anagram Noteholder Group (as defined below) certain cash and liquidity forecasts that are now dated. Subject to the Anagram Forecast Assumptions, the current forecast for the period through the calendar year end has a range of liquidity of approximately $3 million to $16 million, which, if achieved, will exceed the cash dominion threshold under the Anagram Debt Documents. If certain customers fail to make certain key payments, however, then the range of liquidity could be materially reduced.

The 2020 Exchange Transaction allowed the Company to weather the store closures, employee furloughs, and other financial impacts it experienced during the pandemic. Notwithstanding, and although all of the Company’s stores have since reopened, the pandemic cost the Company approximately $174 million of EBITDA in 2020, robbing the Company of the capital necessary to implement its retail upgrades and other important strategic initiatives. In addition, the Company’s operations remained affected by the lingering effects of COVID-19, including changes in consumer purchasing behavior (e.g., hosting smaller gatherings and purchasing fewer party products as a result), supply chain challenges resulting from increased transportation and distribution costs, and increased labor costs. Despite its efforts to manage its financial position and liquidity, the Company’s operations continued to be negatively impacted in many ways.

First, although the Company experienced a rebound in sales and turnaround in demand since the height of the COVID-19 pandemic, it continued to manage through the challenges from earlier and continuing supply chain disruptions and increased costs. Global supply chain disruptions have significantly strained PCHI’s ability to manufacture products and bring them to market. With shortages of necessary supplies and inventory across the Company’s portfolio, competition for available materials is steep, exacerbating inflation-induced cost pressures.

A global shortage of helium gas due primarily to decreased market supply from major producers has resulted in increased helium prices, which has also negatively impacted the Company’s bottom line. The Company is one of the largest individual purchasers of helium in the United States, which it primarily purchases through long-term helium supply contracts between the Company and helium providers in North America. In 2023, the Company expects to obtain helium from at least seven different suppliers at a blended cost per cubic foot of helium between $0.74 and $0.77. The Company expects to purchase a majority of its helium from its two largest suppliers during that period. PCHI uses helium to offer balloon inflation services through its retail operations and for quality assurance and control purposes with respect to foil balloons that the Anagram Wholly-Owned Subsidiaries manufacture. Additionally, the Company’s sales of foil balloons to consumer products purchasers at wholesale typically decline as the supply of helium decreases. Even in instances where the Company is able to source enough helium (albeit at a higher price) from its suppliers for its retail operations, the increased costs associated with such purchases result in additional strains on PCHI’s profitability. In light of these issues, the Company has invested in research and development initiatives aimed at developing new technologies to utilize less helium to inflate a balloon, along with air-filled balloons as an alternative.

Moreover, as noted, overall inflation has negatively affected PCHI’s operating margins. The elevated costs of raw materials, inventory, and other services have increased pressure on the Company without a corresponding meaningful ability to raise prices to levels that effectively offset inflation (i.e., lower margins). Because of both market standards and contractual provisions with certain of its wholesale customers, the Company typically only increases prices of its consumer products offerings one to two times in a given calendar year. On the retail side, opportunistic price increases have been insufficient to fully offset the cost increases the Company has seen.

Second, labor shortages and rising labor costs are generally straining the Company, both in its manufacturing and transportation of goods. Suppliers are working with smaller labor forces and the trucking industry is suffering from a decline in available drivers—both of which result in increased costs, delays, and difficulties in obtaining products. PCHI has been dealing with these issues as they affect its retail and manufacturing operations, impacting PCHI’s ability to maintain a sufficient workforce in the face of low employment rates and significantly rising wages.

Third, liquidity constraints have limited the Company’s investment in strategic initiatives (such as modernizing stores) and strained vendor relationships. Prior to the Petition Date, many of the Company’s vendors had ceased providing ordinary trade credit and begun requiring cash in advance and/or prepayment on future orders before shipping goods. Such tensions are particularly detrimental to the Company’s businesses because of the advance window in which the Company is required to place orders for seasonal manufacturing components and other inventory, such as Halloween costumes. While in previous years some vendors may have worked with the Company on prepayment plans or alternative trade terms, PCHI’s declining credit ratings have caused suppliers to pivot to alternative purchases. This combination of factors in the months leading up the Petition Date constricted PCHI’s liquidity and contributed to delays in the full implementation of the Company’s growth opportunities that will best position it for future success.

As with many of its peers, PCHI has worked diligently to respond to these adverse market conditions and industry headwinds. In addition to the 2020 Exchange Transaction, the Company has taken certain steps to maintain the liquidity necessary to operate its business and maximize long-term enterprise value. These include strategic and opportunistic sales, the implementation of broad cost-saving measures to reduce operating expenses while increasing operational efficiency and preserving revenue margins, and the infusion of additional liquidity through the incurrence of new debt.

By the fall of 2022, however, Company management determined that, notwithstanding its ongoing cost-cutting and other efforts to improve liquidity, further steps needed to be taken to allow the Company to successfully weather the ongoing downturn and avoid eventual default under its debt facilities. In August 2022, the Debtors retained Paul, Weiss, Rifkind, Wharton & Garrison, LLP (“Paul, Weiss”), as legal advisor, and, in October 2022 and November 2022, re-engaged AlixPartners LLP (“AlixPartners”) and Moelis & Company LLC (“Moelis”) (each of whom had been involved in the Debtors’ prior strategic transactions), as financial advisor and investment banker, respectively, to explore restructuring alternatives. The Debtors also retained A&G Realty Partners, LLC (“A&G”) as real estate advisor. Together, PCHI and its advisors analyzed the Company’s capital structure, potential sources of liquidity, and runway to right-size its balance sheet and address its debt load. PCHI and its advisors also began a store-by-store analysis of the Debtors’ lease portfolio, and began assessing the potential to initiate lease restructuring negotiations with various of the Debtors’ landlords.

As previewed above, management, aided by its advisors, soon began discussions with the Company’s key stakeholders. In November 2022, Company advisors commenced negotiations with the Ad Hoc Noteholder Group represented by Davis Polk & Wardwell LLP, as legal advisor, and Lazard Frères & Co., as investment banker. Shortly thereafter, an ad hoc group of holders of the Anagram Notes (the “Anagram Noteholder Group”) also organized and retained Milbank LLP as counsel, and has since retained Houlihan Lokey Capital, Inc., as financial advisor, to represent the Anagram Noteholder Group in negotiations with PCHI.

In November 2022, in recognition of the importance of the Company’s review of their strategic alternatives, the Board established a restructuring committee (the “Restructuring Committee”) and appointed Joel A. Alsfine, William S. Creekmuir, and Norman S. Matthews as members.6 Since then, the Board has successfully facilitated active engagement with stakeholders through the Restructuring Committee (with board oversight) and benefitted from its members’ financial sophistication and experience in restructuring matters. The Restructuring Committee was authorized with full and exclusive power and authority to, among other things, carry out all key activities related to the restructuring, subject to approval by the full board of directors of certain significant transactions. The Restructuring Committee has met regularly since November 2022 with the Company’s management and advisors to evaluate the merits of potential transactions.

Further, on December 6, 2022, Mr. William Transier was appointed as an independent director at the Anagram Wholly-Owned Subsidiaries (the “Anagram Independent Director”). The Anagram Independent Director was authorized to review transactions and oversee negotiations that could result in any potential conflict of interest between the Anagram Wholly-Owned Subsidiaries and the Debtors, including a potential restructuring transaction involving the Anagram Wholly-Owned Subsidiaries. On March 28, 2023 and March 30, 2023, respectively, the Anagram Wholly-Owned Subsidiaries retained Simpson Thacher & Bartlett LLP, as legal advisor, and Ankura Consulting Group, LLC, as financial advisor, to assist the Anagram Wholly-Owned Subsidiaries’ management team and the Anagram Independent Director in, among other things, the ongoing operation of their business and discussions with the Debtors and other stakeholders concerning the treatment of the Specified Anagram Agreements (as defined below) under the Plan.

After extensive, good faith, and arm’s-length negotiations, the Company and the Ad Hoc Noteholder Group reached a final agreement in January 2023, memorialized in the Restructuring Support Agreement, which, in the opinion of management, reflected terms that were then, and remain now, in the best interests of the Company.

Further, in appreciation of the need to retain key personnel, the efforts of whom would be critical to the Company’s success during and following the Debtors’ Chapter 11 Cases, the Company, with the assistance of its compensation consultant, Korn Ferry, implemented two retention programs in January 2023 (the “January 2023 Retention Programs”). The awards distributed to Company employees and executives pursuant to these programs replaced all outstanding retention awards for participating individuals who had been eligible to receive an award under one of the Company’s then-existing retention programs. The January 2023 Retention Programs are further described in the Debtors’ Emergency Motion for Entry of an Order (I) Authorizing the Debtors to (A) Pay Prepetition Wages, Salaries, Other Compensation, and Reimbursable Expenses and (B) Continue Employee Benefits Programs, and (II) Granting

[6]	Other than Mr. Bradley Weston, the Debtors’ Chief Executive Officer, all directors of the board of PC Holdco are independent under applicable NYSE guidelines.

Related Relief [Docket No. 22]. Given the intention that these programs incentivize key personnel to remain employed with the Company during and after the Debtors’ Chapter 11 Cases, all awards granted under the January 2023 Retention Programs are subject to claw back in the event that an awardee is terminated for cause or resigns without good reason prior to August 31, 2023.

ARTICLE IV.

THE CHAPTER 11 CASES

A. Commencement of the Chapter 11 Cases

The Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code on January 17, 2023, i.e., the Petition Date, in the Bankruptcy Court. Since the Petition Date, the Debtors have continued to operate their business as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

B. First Day Motions

The filing of the petitions commenced the Chapter 11 Cases, at which time the Debtors were afforded the benefits and became subject to the limitations of the Bankruptcy Code. On the Petition Date, the Debtors filed several motions requesting that the Bankruptcy Court grant various relief designed to ensure a seamless transition between the Debtors’ prepetition and postpetition business operations, facilitate a smooth reorganization through the Chapter 11 Cases, and minimize any disruptions to the Debtors’ operations (the “First Day Motions”). The Bankruptcy Court granted all of the First Day Motions. The following is a brief overview of the relief granted.7

1. Cash Management

As described in detail in the Debtors’ cash management motion, the Debtors maintain an integrated cash management system in the ordinary course of their businesses. To lessen the disruption caused by the bankruptcy filings and maximize the value of their Estates in these Chapter 11 Cases, it was vital that the Debtors be permitted to maintain their cash management system and be authorized to, inter alia, pay any outstanding bank, processing, and security fees owed in relation to their cash management system, continue utilizing their corporate credit cards, maintain their existing business forms, and continue engaging in ordinary course intercompany transactions. On January 18, 2023, the Bankruptcy Court entered an order approving the Debtors’ cash management motion on an interim basis (the “Interim Cash Management Order”).8 Following the entry of the Interim Cash Management Order, the Debtors engaged in negotiations

[7]

This Disclosure Statement’s summary of the First Day Motions and related orders is qualified in its entirety by reference to the First Day Motions and related orders themselves. In the case of any inconsistency between this Disclosure Statement and the First Day Motions and related orders, the First Day Motions and related orders govern.

[8]

See Interim Order (I) Authorizing the Debtors to (A) Continue to Operate their Cash Management System, (B) Honor Certain Prepetition Obligations Related Thereto, (C) Maintain Existing Business Form and Books and Records, and (D) Continue to Perform Intercompany Transactions and (II) Granting Related Relief [Docket No. 108].

with the Office of the United States Trustee for the Southern District of Texas (the “U.S. Trustee”) and various other stakeholders, including the Official Committee of Unsecured Creditors appointed in these Chapter 11 Cases, to reach a consensus on the form of the final order on the cash management motion. These discussions were successful, and on March 15, 2023, the Bankruptcy Court entered an order granting the relief the Debtors sought under their cash management motion on a final basis.9

2. Critical Vendors

The Debtors requested authorization through their critical vendors motion to pay the prepetition claims of certain essential vendors and service providers, including foreign vendors, lien claimants, customs and regulatory claimants, and vendors that delivered goods to the Debtors in the ordinary course of business within 20 days before the Petition Date, in light of the importance of the products and services provided by such vendors. Because of the nature of their businesses, the Debtors believed that many vendors would make credible and actionable threats to cease supplying the Debtors with the specialized goods and services necessary to maintain the smooth operation of the Debtors’ businesses while in chapter 11, unless they were paid on account of their prepetition debt. As a result, the Debtors sought, and the Bankruptcy Court granted, authority for the Debtors to pay certain of these creditors.10 Pursuant to the final critical vendor order entered by the Bankruptcy Court, as revised at the request of the Creditors’ Committee, the Debtors were authorized to pay prepetition claims of such trade creditors up to an aggregate amount of approximately $74 million.11

3. Wages

As of the Petition Date, the Debtors employed approximately 16,330 full-time and part-time employees and approximately 240 temporary workers. This workforce relies on the compensation and benefits provided or funded by the Debtors to continue to pay their daily living expenses, and would be exposed to significant financial difficulties if the Debtors were not permitted to pay these obligations. It is essential to the smooth operation of the Debtors’

[9]

See Final Order (I) Authorizing the Debtors to (A) Continue to Operate their Cash Management System, (B) Honor Certain Prepetition Obligations Related Thereto, (C) Maintain Existing Business Form and Books and Records, and (D) Continue to Perform Intercompany Transactions and (II) Granting Related Relief [Docket No. 692].

[10]

See Interim Order (I) Authorizing the Debtors to Pay Certain Prepetition Claims of (A) Critical Vendors, (B) Lien Claimants, (C) Customs and Regulatory Claimants, (D) Foreign Vendors, and (E) 503(b)(9) Claimants, (II) Confirming Administrative Expense Priority of Outstanding Orders, and (III) Granting Related Relief [Docket No. 107]; Final Order (I) Authorizing the Debtors to Pay Certain Prepetition Claims of (A) Critical Vendors, (B) Lien Claimants, (C) Customs and Regulatory Claimants, (D) Foreign Vendors, and (E) 503(b)(9) Claimants, (II) Confirming Administrative Expense Priority of Outstanding Orders, and (III) Granting Related Relief [Docket No. 440].

[11]

See Interim Order (I) Authorizing the Debtors to Pay Certain Prepetition Claims of (A) Critical Vendors, (B) Lien Claimants, (C) Customs and Regulatory Claimants, (D) Foreign Vendors, and (E) 503(b)(9) Claimants, (II) Confirming Administrative Expense Priority of Outstanding Orders, and (III) Granting Related Relief [Docket No. 107]; Final Order (I) Authorizing the Debtors to Pay Certain Prepetition Claims of (A) Critical Vendors, (B) Lien Claimants, (C) Customs and Regulatory Claimants, (D) Foreign Vendors, and (E) 503(b)(9) Claimants, (II) Confirming Administrative Expense Priority of Outstanding Orders, and (III) Granting Related Relief [Docket No. 440].

business that their workforce continues to perform in the ordinary course, and so a stable workforce is critical to the uninterrupted continuation of the Debtors’ businesses and the preservation and maximization of the value of the Debtors’ Estates during these Chapter 11 Case. On this basis, the Debtors sought, and the Bankruptcy Court granted, the Debtors authority to, among other things, (a) pay prepetition wages, salaries, other compensation, and reimbursable expenses to their employees and (b) continue employee benefits programs in the ordinary course of business, including payment of certain prepetition obligations related thereto.12 While the Debtors do not anticipate needing to seek Bankruptcy Court approval to make the future payments under the January 2023 Retention Programs described in Article III above given the speed at which these Chapter 11 Cases are proceeding, they reserve the right to do so.

4. Customer Programs

Through both their retail and consumer products business segments, the Debtors provide certain incentives, discounts, promotions, and accommodations, and administer related programs, to attract customers and maintain positive customer relationships. These customer programs promote customer satisfaction and inure to the goodwill of the Debtors’ businesses and the value of their brands. Continuing to administer these programs without interruption during the pendency of these Chapter 11 Cases was critical to preserve the value of the Debtors’ assets by, most importantly, preserving the Debtors’ valuable customer and franchisee relationships, goodwill, and market share. Accordingly, the Debtors sought, and the Bankruptcy Court granted, an order confirming the Debtors’ authority to maintain and administer their customer-related programs, policies, and practices and honor certain prepetition obligations related thereto.13

5. Taxes

In the ordinary course of business, the Debtors incur various taxes, fees, and similar charges in a multitude of jurisdictions. The Debtors’ failure to pay certain taxes and fees when due may adversely affect their business operations. Depending on the relevant jurisdiction, tax authorities may have the ability to initiate audits if taxes and fees are not timely paid. Similarly, tax authorities may attempt to suspend the Debtors’ operations, seek to lift the automatic stay or even seek to hold the Debtors’ directors and officers personally liable for any unpaid amounts. Accordingly, the Debtors sought, and the Bankruptcy Court granted, authority to pay all taxes, fees, assessments, and other charges to applicable taxing authorities in the ordinary course of business that may be due under applicable law after the Petition Date, and any such taxes, fees, assessments, and other charges from periods prior to the Petition Date up to an aggregate amount not to exceed $26,080,000.14

[12]

See Order (I) Authorizing the Debtors to (A) Pay Prepetition Wages, Salaries, Other Compensation, and Reimbursable Expenses and (B) Continue Employee Benefits Programs, and (II) Granting Related Relief [Docket No. 106].

[13]	See Order (I) Authorizing the Debtors to Maintain and Administer the Existing Customer Programs and Honor Certain Prepetition Obligations Related Thereto and (II) Granting Relief [Docket No. 105].
[14]	See Order (I) Authorizing the Payment of Certain Taxes and Fees and (II) Granting Related Relief [Docket No. 103].

6. Insurance and Surety Bonds

In the ordinary course of business, the Debtors maintain a variety of insurance policies and surety arrangements. The Debtors’ existing insurance and surety programs are essential to preserve the value of the Debtors’ business, properties, and assets. In many cases, the insurance coverage provided by the existing insurance policies is required by diverse regulations, laws, and contracts. Failure to make the payments required to maintain the Debtors’ insurance policies could have a significant negative impact on the Debtors’ operations. Absent sufficient and continuing insurance coverage, the Debtors may also be exposed to substantial liability and may be unable to operate in certain key jurisdictions. As a result, the Debtors sought, and the Bankruptcy Court granted, authority for the Debtors to continue their prepetition insurance and surety arrangements, and pay premiums and other amounts arising thereunder.15

7. Utilities

In the ordinary course of business, the Debtors incur certain expenses related to essential utility services including, among others, electricity, natural gas, water and sewage, telephone, internet, and other similar services from several utility providers, either directly or through applicable lease agreements. The Debtors sought, and the Bankruptcy Court granted, an order (a) prohibiting utility providers from altering, refusing, or discontinuing utility services, (b) deeming the utility providers to be adequately assured of future payment, and (c) establishing procedures for determining adequate assurance of payment.16

8. Equity and Claims Trading

The Debtors possess net operating loss (“NOL”) carryforwards and other tax attributes. Under the U.S. Internal Revenue Code, the Debtors’ ability to use these NOL carryforwards and other tax attributes may be limited if, among other things, the Debtors experience a change of control. In order to protect the Debtors’ ability to use their tax attributes, the Debtors sought, and the Bankruptcy Court granted, an order approving notification and hearing procedures for certain transfers of and declarations of worthlessness with respect to PC Holdco’s common stock and notification, hearing, and sell-down procedures related to claims (as defined in section 101(5) of the Bankruptcy Code) against the Debtors.17

[15]

See Order (I) Authorizing the Debtors to (A) Continue Prepetition Insurance Coverage and Satisfy Prepetition Obligations Related Thereto, (B) Renew, Amend, Supplement, Extend, or Purchase Insurance Policies, (C) Continue to Pay Brokerage Fees, and (D) Maintain their Surety Bond Program, and (II) Granting Related Relief [Docket No. 104].

[16]

See Order (I) Approving the Debtors’ Proposed Adequate Assurance of Payment for Future Utility Services, (II) Prohibiting Utility Providers from Altering, Refusing, or Discontinuing Services, (III) Approving the Debtors’ Proposed Procedures for Resolving Additional Assurance Requests, and (IV) Granting Related Relief [Docket No. 109].

[17]

See Final Order (I) Establishing Notification and Hearing Procedures for Certain Transfers of and Declaration of Worthlessness with Respect to Common Stock of Party City Holdco Inc. and Claims Against the Debtors and (II) Granting Related Relief [Docket No. 137].

9. Other Procedural Motions

The Debtors filed, and the Bankruptcy Court granted, various other procedural motions that are common to chapter 11 proceedings of similar size and complexity as these Chapter 11 Cases, including authorizing the Debtors to retain Kroll Restructuring Administration LLC as their claims, noticing, and solicitation agent.18

C. Retention of Restructuring and Other Professionals

1. Employment and Compensation of Restructuring Professionals

To assist the Debtors in carrying out their duties as debtors-in-possession and to otherwise represent the Debtors’ interests in these Chapter 11 Cases, the Bankruptcy Court entered orders authorizing the Debtors to retain and employ the following advisors: (a) Paul, Weiss, as counsel to the Debtors;19 (b) Porter Hedges LLP, as co-counsel to the Debtors;20 (c) Moelis, as investment banker and financial advisor to the Debtors;21 (d) AlixPartners, as financial advisor to the Debtors;22 (e) A&G Realty Partners, LLC, as a real estate consultant and advisor to the Debtors;23 (f) Ernst & Young LLP, as audit and tax services provider to the

[18]

See Order Authorizing the Retention of Kroll Restructuring Administration LLC as Claims, Noticing, and Solicitation Agent [Docket No. 72]. See also Designation of Complex Chapter 11 Bankruptcy Case [Docket No. 3]; Order (I) Directing Joint Administration of Related Chapter 11 Cases and (II) Granting Related Relief [Docket No. 70]; Order (I) Authorizing the Debtors to (A) File a Consolidated List of Creditors, (B) File a Consolidated List of the 30 Largest Unsecured Creditors, and (C) Redact Certain Personal Identification Information; (II) Approving the Form and Manner of Notifying Creditors of the Commencement of These Chapter 11 Cases; (III) Modifying the Requirement to File a List of Equity Security Holders; and (IV) Granting Related Relief [Docket No. 100]; Order (I) Extending Time to File (A) Schedules of Assets and Liabilities, (B) Schedules of Current Income and Expenditures, (C) Schedules of Executory Contracts and Unexpired Leases, (D) Statements of Financial Affairs, and (E) Rule 2015.3 Financial Reports and (II) Granting Related Relief [Docket No. 101]; Order (I) Restating and Enforcing the Worldwide Automatic Stay, Anti-Discrimination Provisions, and Ipso Facto Protections of the Bankruptcy Code and (II) Granting Related Relief [Docket No. 102]

[19]	See Order Authoring the Retention and Employment of Paul, Weiss, Rifkind, Wharton & Garrison LLP as Attorneys for the Debtors and Debtors in Possession [Docket No. 528].
[20]	See Order Authoring the Retention and Employment of Porter Hedges LLP as Co-Counsel for the Debtors and Debtors in Possession [Docket No. 530].
[21]

See Order (I) Authoring the Employment and Retention of Moelis & Company LLC as Investment Banker and Financial Advisor to the Debtors, Effective as of the Petition Date, and (II) Granting Related Relief [Docket No. 524].

[22]

See Order Authoring the Debtors to (I) Employ and Retain AlixPartners LLP, (II) Designate David Orlofsky to Serve as Chief Restructuring Officer, and (III) Provide Additional Personnel for Debtors [Docket No. 525].

[23]	See Order Authoring the Retention and Employment of A&G Realty Partners, LLC as a Real Estate Consultant and Advisor to the Debtors and Debtors in Possession [Docket No. 527].

Debtors;24 and (g) PricewaterhouseCoopers, as accounting and valuation services provider to the Debtors.25 On February 21, 2023, the Bankruptcy Court entered an order authorizing procedures for the interim compensation and reimbursement of expenses for retained professionals in these Chapter 11 Cases.26

2. Ordinary Course Professionals

As of the Petition Date, the Debtors employed various professionals in the ordinary course of business, consisting of various law firms, attorneys, auditors, tax professionals, and other non-attorney professionals. The Debtors filed, and the Bankruptcy Court granted, a motion seeking the authority to retain and compensate such ordinary course professionals.27

D. Appointment of the Official Committee of Unsecured Creditors

On February 1, 2023, the U.S. Trustee appointed the Official Committee of Unsecured Creditors (as reconstituted from time to time, the “Creditors’ Committee”).28 As of the date the Creditors’ Committee was appointed, the members of the Creditors’ Committee were: (i) Wilmington Trust, National Association; (ii) CEVA Freight, LLC; (iii) Trick or Treat Studios; (iv) Worthington Cylinder Corporation; (v) Easter Unlimited, Inc., d/b/a Funworld; (vi) SITE Centers Corp.; and (vii) Spirit Realty, L.P. The Creditors’ Committee has retained Pachulski Stang Ziehl & Jones LLP, as counsel and FTI Consulting, Inc., as financial advisor.

E. Other Postpetition Operational and Administrative Relief

1. Assumption and Rejection of Executory Contracts and Unexpired Leases

The Debtors are party to thousands of contracts and leases, which include agreements with vendors for the supply of goods and services and leases for real and personal property. To date, the Debtors have obtained Bankruptcy Court approval to reject certain of their executory contracts and unexpired leases as part of their efforts to right-size their lease portfolio through these Chapter 11 Cases, and the Debtors, with the assistance of their advisors, are currently in the process of evaluating all of their remaining contracts and leases to determine whether such contracts should be rejected or assumed ahead of confirmation of a chapter 11 plan. The Debtors sought, and the Bankruptcy Court granted, authority to establish certain procedures to reject or assume executory contracts and unexpired leases, incorporating modifications requested by the Creditors’ Committee.29

[24]	See Order Authorizing the Retention and Employment of Ernst & Young LLP as Audit and Tax Services Provider to the Debtors and Debtors in Possession [Docket No. 654].
[25]

See Order Authorizing the Retention and Employment of PricewaterhouseCoopers LLP as Accounting and Valuation Advisory Services Provider, Tax Related Services Provider, and Internal Audit Sarbanes-Oxley Act Support Services Provider to the Debtors, Effective January 17, 2023 [Docket No. 652].

[26]	See Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Professionals [Docket No. 526].
[27]	See Order Authorizing the Retention and Compensation of Certain Professionals Utilized in the Ordinary Course of Business [Docket No. 529].
[28]	See Notice of Appointment of Creditors’ Committee [Docket No. 289].
[29]	See Order (I) Authorizing and Approving Procedures to Reject, Assume, or Assume and Assign Executory Contracts and Unexpired Leases, and (II) Granting Related Relief [Docket No. 442].

As discussed herein, the Debtors’ analysis of their contracts and leases during these Chapter 11 Cases and their negotiations with the numerous landlords and other counterparties thereto have culminated in the Debtors’ decision to reject certain unexpired leases and executory contracts. The Debtors’ analysis of the remaining unexpired leases and executory contracts, and their negotiations with the counterparties thereto, remain ongoing, and the Debtors may identify additional unexpired leases and executory contracts to reject, or assume on modified terms, prior to the conclusion of these Chapter 11 Cases.

2. Store Closing Sales Procedures

The Debtors operate hundreds of retail locations throughout the United States. Although brick-and-mortar will remain a critical component of the Debtors’ business strategy going forward, the Debtors recognized the need to right-size their store portfolio to more closely align with industry conditions and their post-filing business plan. The Debtors’ management team and advisors undertook an extensive store-by-store analysis of the Debtors’ existing store portfolio, and their advisors also evaluated the need to negotiate lease modifications in order to achieve future performance requirements that they have set for each of their stores. Based on this assessment, and depending on the Debtors’ success in ongoing negotiations with landlords for rent concessions and cure cost reductions, the Debtors determined that the commencement of store closing sales at certain of their retail locations would be in the best interests of their Estates. Thus, the Debtors sought, and the Bankruptcy Court granted, (a) authority to enter into and perform under a Master Consulting Agreement with Gordon Brothers Retail Partners, LLC, a store-closing consultant to the Debtors, and (b) approval of the initiation of phased store closings and related matters in accordance with the terms of the Master Consulting Agreement and the Debtors’ store closing sale procedures, incorporating modifications requested by the Creditors’ Committee.30

3. Lease Auction Procedures

As explained, the Debtors are in the process of analyzing their existing store portfolio, including the need to negotiate lease modifications in order to achieve future performance requirements that they have set for each of their stores. Given that there is significant time remaining under certain of the Debtors’ leases that could be subject to rejection in these chapter 11, the Debtors sought, and the Bankruptcy Court granted, authority to establish procedures enabling the Debtors to sell or transfer certain unexpired leases of non-residential real property by public auction, incorporating modifications requested by the Creditors’ Committee, which will streamline the Debtors’ efforts to capture substantial value from any leases that could be candidates for rejection.31

[30]

See Order (I) Approving, and Authorizing the Debtors to Enter Into and Perform Under, the Master Consulting Agreement, (II) Approving Procedures for Store Closing Sales, and (III) Granting Related Relief [Docket No. 445].

[31]	See Order (I) Establishing Procedures to Sell Certain Leases and (II) Granting Related Relief [Docket No. 678].

F. Section 341 Meeting

On February 16, 2023 and March 23, 2023, the Debtors attended meetings of their creditors pursuant to section 341 of the Bankruptcy Code and addressed inquiries from the U.S. Trustee and certain creditors regarding, among other topics, the Debtors’ operations and finances and other issues related to these Chapter 11 Cases.

G. Schedules and Statements and 2015.3 Reports

On March 3, 2023, the Debtors filed their Schedules of Assets and Liabilities and Statements of Financial Affairs, and on March 10, 2023, the Debtors filed their 2015.3 Reports.

H. Bar Date

On March 1, 2023, the Bankruptcy Court entered an order establishing April 3, 2023 at 5:00 p.m. (prevailing Central Time) (the “Claims Bar Date”) as the general bar date for filing proofs of claim against the Debtors and July 17, 2023 at 5:00 p.m. (prevailing Central Time) (the “Governmental Bar Date”) as the deadline for filing governmental claims.32 In addition, with respect to any claims arising from the Debtors’ rejection of executory contracts and unexpired leases, the order established the later of (i) the Claims Bar Date or the Governmental Bar Date, as applicable, and (ii) 5:00 p.m. (prevailing Central Time) on the date that is 30 days following entry of the order approving the Debtors’ rejection of the applicable executory contract or unexpired lease as the bar date for filing proofs of claims against the Debtors on account of rejection damages (the “Rejection Damages Bar Date”). As of the date of this Disclosure Statement, approximately 1,619 proofs of claim had been filed in these Chapter 11 Cases.

I. Sale of Granmark, S.A. de C.V.

On March 31, 2023, the Debtors filed a motion with the Bankruptcy Court seeking the authority to sell, pursuant to section 363 of the Bankruptcy Code, their equity interests in Granmark, S.A. de C.V. (“Granmark”), a Non-Debtor Affiliate.33 As set forth in the Granmark Sale Motion, following a years-long sale process, the Debtors have determined that the sale terms described therein represent the highest and best purchase price available for this asset, and will provide the Debtors with immediate access to incremental liquidity which will inure to the benefit of all stakeholders.

[32]

See Order (I) Setting Bar Dates for Filing Proofs of Claim, Including Requests for Payment Under Section 503(b)(9), (II) Establishing Amended Schedules Bar Date and Rejection Damages Bar Date, (III) Approving the Form of and Manner for Filing Proofs of Claim, Including Section 503(b)(9) Requests, and (IV) Approving Notice of Bar Dates [Docket No. 574].

[33]

See Debtors’ Emergency Motion for Entry of an Order (I) Authorizing (A) the Sale of Certain Assets Free and Clear of Liens, Claims, and Encumbrances and (B) the Debtors to Enter into and Perform Under the Purchase Agreement and (II) Granting Related Relief (the “Granmark Sale Motion”) [Docket No. 760].

J. Confirmation Hearing

The Debtors have requested that the Bankruptcy Court schedule the Confirmation Hearing on May 17, 2023 at 2:00 p.m. (prevailing Central Time) to consider confirmation of the Plan. Any objections to confirmation of the Plan must be filed by May 8, 2023 at 4:00 p.m. (prevailing Central Time).

ARTICLE V.

RESTRUCTURING SUPPORT AGREEMENT,

DIP CREDIT AGREEMENT, AND BACKSTOP AGREEMENT34

On January 17, 2023, the Debtors and members of the Ad Hoc Noteholder Group entered into the Restructuring Support Agreement attached, as amended, as Exhibit B hereto. On April 4, 2023, the Debtors filed the Plan, which documents the terms of the restructuring as contemplated by the Restructuring Support Agreement. The Debtors believe the Restructuring Transactions contemplated by the Plan will significantly reduce the Debtors’ funded debt obligations, result in a stronger balance sheet for the Debtors through the infusion of new capital through the Equity Rights Offering, and maximize value for stakeholders. Entry into the Restructuring Support Agreement and the DIP Credit Agreement, and the substantial progress made with respect to the negotiation of the Backstop Agreement, represent significant steps in the Debtors’ restructuring process.

A. Development of Restructuring Support Agreement and DIP Facility

As described above, PCHI’s advisors began extensive negotiations regarding a potential financial restructuring with advisors to the Ad Hoc Noteholder Group in November 2022. On January 17, 2023, those negotiations culminated in the Debtors and members of the Ad Hoc Noteholder Group entering into the Restructuring Support Agreement. Under the Restructuring Support Agreement, the holders of more than 97% of the principal amount outstanding under the Secured Notes have agreed to support the Debtors’ restructuring, including to vote in favor of the Debtors’ Plan.

The Restructuring Support Agreement is anchored by the DIP Facility, which was fully backstopped by the DIP Backstop Lenders. The DIP Facility has provided critically needed liquidity to support the Debtors’ continued operations across all channels and fulfill commitments to its valued team members, customers, and suppliers during the restructuring process. All existing eligible holders of Secured Notes were given the opportunity to participate pro rata in, and the DIP Backstop Lenders fully-backstopped, the DIP Facility.

[34]

The following summary is provided for illustrative purposes only and is qualified in its entirety by reference to the Restructuring Support Agreement, the Backstop Agreement, and the DIP Credit Agreement. In the event of any inconsistency between this summary and the Restructuring Support Agreement, the Backstop Agreement, and the DIP Credit Agreement, as applicable, the Restructuring Support Agreement, the Backstop Agreement, and the DIP Credit Agreement, as applicable, will control in all respects.

The DIP Facility has a five-month term (subject to extension under certain terms) and customary covenants and terms for a facility of its size. Under the DIP Facility’s terms, the committed $150 million was available in two draws—a $75 million initial term loan, available upon entry of the Debtors’ interim post-petition financing order, which was entered on January 18, 2023, with the remainder available following entry of the final such order, which was entered on March 3, 2023.35 Amounts outstanding under the DIP Facility bear interest at the Secured Overnight Financing Rate plus 10%. The DIP Facility also provides for certain fees, including an upfront commitment premium of eight percent and annual undrawn commitment fee of 0.5%.

Additionally, as consideration for their agreement to fully backstop the DIP Facility, each DIP Backstop Lender will receive the opportunity to convert its DIP Facility loans into New Common Stock by electing to participate in the DIP Equitization Option. Pursuant to the DIP Equitization Option, each DIP Backstop Lender has the right to convert the par amount of all or a portion of its Allowed DIP Claims held as of the DIP Equitization Record Date into New Common Stock at the DIP Equitization Share Price, in accordance with the DIP Equitization Election Procedures. A DIP Backstop Lender that exercises the DIP Equitization Option will receive DIP Equitization Shares in lieu of payment in full in Cash of all or such portion of its Allowed DIP Claim.

As part of the negotiations in connection with the DIP Facility, and as a direct result of the Ad Hoc Noteholder Group’s willingness to fund the Debtors during the Chapter 11 Cases, the Prepetition ABL Lenders consented to the Debtors’ use of their prepetition cash collateral on terms that will ensure the adequate protection of the value of their secured claims and facilitate the Debtors’ goal to quickly reorganize and emerge from chapter 11.

Since the Petition Date, the Debtors and the Required Consenting Noteholders have executed two amendments to the Restructuring Support Agreement. On January 23, 2023, the parties executed the first amendment, which preserves the rights of Mudrick Capital Management L.P. and any of its affiliated funds to object to the Plan solely on the ground that such Plan fails to satisfy any of the requirements of section 1129(a) of the Bankruptcy Code.36 On April 4, 2023, the parties executed a second amendment, which, among other things, extends the milestone for the filing of the Plan and this Disclosure Statement and provides for the DIP Backstop Lenders’ election of the DIP Equitization Option.37

As of the date of the filing of this Disclosure Statement, the parties are engaged in negotiations with respect to a third amendment to the Restructuring Support Agreement, which, among other things, contemplates amending certain milestones to accommodate the Plan solicitation and confirmation timeline and addressing certain other matters.

[35]

See Interim Order (I) Authorizing the Debtors to (A) Obtain Postpetition Financing, (B) Use Cash Collateral, and (C) Grant Liens and Provide Superpriority Administrative Expense Claims, (II) Granting Adequate Protection to Certain Prepetition Secured Parties, (III) Modifying the Automatic Stay, (IV) Scheduling a Final Hearing, and (V) Granted Related Relief [Docket No. 112]; Final Order (I) Authorizing the Debtors to (A) Obtain Postpetition Financing, (B) Use Cash Collateral, and (C) Grant Liens and Provide Superpriority Administrative Expense Claims, (II) Granting Adequate Protection to Certain Prepetition Secured Parties, (III) Modifying the Automatic Stay, (IV) Scheduling a Final Hearing, and (V) Granted Related Relief [Docket No. 587].

[36]	See Notice of Filing of Amendment to Restructuring Support Agreement, Dated as of January 23, 2023 [Docket No. 212].
[37]	See Notice of Filing of Second Amendment to Restructuring Support Agreement, Dated as of April 4, 2023 [Docket No. 791].

B. Milestones

The Restructuring Support Agreement and DIP Credit Agreement contemplate that the Debtors will achieve certain milestones (the “Milestones”) over the remainder of these Chapter 11 Cases. The failure to achieve these Milestones as contemplated by the Restructuring Support Agreement and DIP Credit Agreement would permit the Required Consenting Noteholders to initiate a Toggle Event (as defined in the Restructuring Support Agreement) to require the Debtors to initiate a process to market and sell substantially all of their assets. These Milestones include the following Milestones that the Debtors have already achieved:

1.

no later than February 17, 2023, the Debtors shall have (i) delivered to counsel to the Ad Hoc Noteholder Group a business plan that is acceptable to the Required Consenting Noteholders and (ii) populated a data room with marketing materials that are acceptable to the Required Consenting Noteholders and delivered to counsel to the Ad Hoc Noteholder Group outreach target lists, teaser materials, and other marketing materials reasonably requested by the Ad Hoc Noteholder Group Advisors related to a process to market and sell substantially all of the Debtors’ assets;[38]

2.	no later than March 3, 2023, the Bankruptcy Court shall have entered the Final DIP Order (as defined in the Restructuring Support Agreement), approving the Debtors’ financing under DIP Facility;[39] and

3.	no later than April 4, 2023, the Debtors shall have filed the Plan and Disclosure Statement with the Bankruptcy Court.[40]

Additionally, as described above, the Debtors and Required Consenting Noteholders anticipate executing a third amendment to the Restructuring Support Agreement in the near future, which the Debtors expect will provide revised milestones related to entry of the Confirmation Order and occurrence of the Plan Effective Date and address certain other matters.

C. Backstop Agreement, Equity Rights Offering

As will be more fully described in the Backstop Approval Motion (as defined below), the Debtors will conduct the Equity Rights Offering in accordance with the Equity Rights Offering Procedures. Pursuant to the Equity Rights Offering, the Debtors will conduct a rights offering available to eligible Holders of Secured Notes Claims for $75 million of New Common Stock at the ERO Price Per Share, representing approximately 30% of the total New Common Stock outstanding on the Effective Date, subject to dilution on account of the MIP Equity Pool. The New Common Stock to be issued pursuant to the Equity Rights Offering will be issued on the Effective Date.

[38]	While this Milestone was originally contemplated to fall on February 7, 2023, the Required Consenting Noteholders and the Debtors agreed to extend this Milestone to February 17, 2023.
[39]	While this Milestone was originally contemplated to fall on February 21, 2023, the Required Consenting Noteholders and the Debtors agreed to extend this Milestone to March 3, 2023.
[40]	While this Milestone was originally contemplated to fall on March 20, 2023, the Required Consenting Noteholders and the Debtors agreed to extend this Milestone to April 4, 2023.

To effectuate the Equity Rights Offering, following the filing of this Disclosure Statement, the Debtors will file a motion (the “Backstop Approval Motion”) seeking approval of the Backstop Agreement and approval of the Equity Rights Offering Procedures. The Debtors shall distribute the Subscription Rights (as defined below) to all eligible Holders of Secured Notes Claims as set forth in the Plan and the Equity Rights Offering Procedures. The procedures and instructions for exercising the Subscription Rights are set forth in the Equity Rights Offering Procedures, which will be attached as an exhibit to the Backstop Approval Motion. The Equity Rights Offering Procedures are incorporated herein by reference and should be read in conjunction with this Disclosure Statement in formulating a decision as to whether to exercise the Subscription Rights.

TO PARTICIPATE IN THE EQUITY RIGHTS OFFERING, EACH ELIGIBLE HOLDER MUST COMPLETE ALL THE STEPS OUTLINED IN THE EQUITY RIGHTS OFFERING PROCEDURES. IF ALL OF THE STEPS OUTLINED IN THE EQUITY RIGHTS OFFERING PROCEDURES ARE NOT COMPLETED BY THE EQUITY RIGHTS OFFERING EXPIRATION TIME (AS DEFINED IN THE EQUITY RIGHTS OFFERING PROCEDURES) OR THE SUBSCRIPTION ESCROW FUNDING DATE, AS APPLICABLE, THE ELIGIBLE HOLDER SHALL BE DEEMED TO HAVE FOREVER AND IRREVOCABLY RELINQUISHED AND WAIVED ITS RIGHT TO PARTICIPATE IN THE EQUITY RIGHTS OFFERING.

Pursuant to the Backstop Agreement, the Debtors anticipate that each Equity Commitment Party (as defined in the Backstop Agreement) will agree to backstop the Equity Rights Offering and commit to fully-exercise its Subscription Rights. In exchange for those commitments, and subject to the final terms and conditions of the Backstop Agreement, the Equity Commitment Parties will receive the Backstop Commitment Premium (as defined in the Backstop Agreement) equal to 10% of the Aggregate Rights Offering Amount, payable in New Common Stock at the ERO Price Per Share; provided that in the event the Equity Rights Offering is not consummated, the Backstop Commitment Premium shall be payable to the Equity Commitment Parties in cash to the extent provided in the Backstop Agreement.

ARTICLE VI.

SUMMARY OF PLAN

THE FOLLOWING SUMMARIZES CERTAIN OF THE SIGNIFICANT ELEMENTS OF THE PLAN. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH IN THE PLAN. IN THE CASE OF ANY INCONSISTENCY BETWEEN THIS DISCLOSURE STATEMENT AND THE PLAN, THE PLAN SHALL GOVERN IN ALL RESPECTS.

A. Administrative, Priority Claims and Statutory Fees

All Claims and Interests, except Administrative Claims, DIP Claims, Restructuring Expenses, Professional Fee Claims, and Priority Tax Claims are classified in the Classes set forth in Article III of the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Claims, Restructuring Expenses, Professional Fee Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III of the Plan.

1. Administrative Claims

Unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, or otherwise provided for under the Plan, to the extent an Allowed Administrative Claim has not already been paid in full or otherwise satisfied during the Chapter 11 Cases, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of the Judicial Code) shall be paid in full in Cash an amount of Cash equal to the amount of the unpaid portion of such Allowed Administrative Claim in full and final satisfaction, compromise, settlement, release, and discharge of such Administrative Claim in accordance with the following: (1) if such Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date, or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed on or prior to the Effective Date, the first Business Day after the date that is thirty (30) days after the date such Administrative Claim is Allowed, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business, in accordance with the terms and conditions of the particular transaction or course of business giving rise to such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by the Holder of such Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court.

Except for Claims subject to 11 U.S.C. § 503(b)(9) (for which any Claims Bar Date applies), Claims for fees and expenses pursuant to section 1930 of chapter 123 of the Judicial Code, Professional Fee Claims, and Restructuring Expenses, and unless previously Filed or otherwise provided in Article II.A of the Plan, requests for payment of Administrative Claims must be Filed and served pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claim Bar Date. Objections to such requests must be Filed and served on the Reorganized Debtors and the requesting party by the Claims Objection Deadline. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules, and prior Bankruptcy Court Orders, the Allowed amounts, if any, of Administrative Claims shall be determined by, and satisfied in accordance with an order that becomes a Final Order of the Bankruptcy Court.

HOLDERS OF ADMINISTRATIVE CLAIMS THAT ARE REQUIRED TO FILE AND SERVE A REQUEST FOR PAYMENT OF SUCH ADMINISTRATIVE CLAIMS THAT DO NOT FILE AND SERVE SUCH A REQUEST BY THE ADMINISTRATIVE CLAIM BAR DATE SHALL BE FOREVER BARRED, ESTOPPED, AND ENJOINED FROM ASSERTING SUCH ADMINISTRATIVE CLAIMS AGAINST THE DEBTORS, THE REORGANIZED DEBTORS, OR THE PROPERTY OF ANY OF THE FOREGOING, AND SUCH ADMINISTRATIVE CLAIMS SHALL BE DEEMED DISCHARGED AS OF THE EFFECTIVE DATE WITHOUT THE NEED FOR ANY OBJECTION FROM THE REORGANIZED DEBTORS OR ANY NOTICE TO OR ACTION, ORDER, OR APPROVAL OF THE BANKRUPTCY COURT OR ANY OTHER ENTITY.

2. DIP Claims

a. Allowance of DIP Claims

All DIP Claims shall be deemed Allowed as of the Effective Date in an amount equal to the aggregate amount of the DIP Obligations (as defined in the DIP Order), including (i) the principal amount outstanding under the DIP Facilities on such date; (ii) all interest accrued and unpaid thereon through and including the date of payment; and (iii) all accrued and unpaid fees, premiums, expenses, and indemnification obligations payable under the DIP Documents. For the avoidance of doubt, the DIP Claims shall not be subject to any avoidance, reduction, setoff, recoupment, recharacterization, subordination (equitable or contractual or otherwise), counterclaim, defense, disallowance, impairment, objection, or any challenges under applicable law or regulation.

b. Treatment of DIP Claims

Except to the extent that a Holder of an Allowed DIP Claim agrees to less favorable treatment, on the Effective Date in full and final satisfaction, settlement, release, and discharge of, and in exchange for such Allowed DIP Claim, each Holder of an Allowed DIP Claim shall receive (a) payment in full in Cash of such Holder’s Allowed DIP Claim and (b) if a Holder of an Allowed DIP Claim is a DIP Backstop Lender, such Holder may exercise the DIP Equitization Option in accordance with the DIP Equitization Election Procedures and, in such case, shall receive DIP Equitization Shares, calculated on the basis of the DIP Equitization Share Price and otherwise in accordance with the DIP Credit Agreement, in lieu of payment in Cash of all or such portion of such Holder’s DIP Loans (including DIP Loans issued as consideration for the DIP Commitment Premium).

c. Release of Liens and Discharge of Obligations

Contemporaneously with the effectuation of the final of the foregoing payments, terminations, or otherwise, the DIP Facility shall be deemed canceled, all commitments under the DIP Documents shall be deemed terminated, all Liens on property of the Debtors or the Reorganized Debtors, as applicable, arising out of or related to the DIP Facility shall automatically terminate, all collateral subject to such Liens shall be automatically released, and all guarantees of the Debtors or the Reorganized Debtors arising out of or related to the DIP Claims shall be automatically discharged and released, in each case without further action by the DIP Agent or the DIP Lenders. Upon the reasonable request of the Debtors or the Reorganized Debtors, as applicable, and at the Debtors’ or Reorganized Debtors’, as applicable, sole cost and expense, the DIP Agent or the DIP Lenders shall take all actions to effectuate and confirm such termination, release, and discharge. The Debtors or the Reorganized Debtors as applicable, shall also be authorized to make any such filings contemplated by the foregoing sentence on behalf of the DIP Agent and/or the DIP Lenders, at the sole cost and expense of the Debtors or Reorganized Debtors, as applicable, and the DIP Agent and the DIP Lenders shall have no liabilities related thereto. Notwithstanding anything to the contrary in the Plan or the Confirmation Order, the DIP Facility and the DIP Documents shall continue in full force and effect (other than, for the avoidance of doubt, any Liens or other security interests terminated pursuant to this paragraph) after the Effective Date with respect to any unsatisfied obligations thereunder, as applicable, including those provisions relating to the rights of the DIP Agent and the other DIP Lenders to expense reimbursement, indemnification, and other similar amounts (either from the Debtors (which rights shall be fully enforceable against the Debtors or Reorganized Debtors, as applicable) or the DIP Lenders) and any provisions that may survive termination or maturity of the DIP Facility in accordance with the terms thereof.

3. Restructuring Expenses

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases on the dates on which such amounts would be required to be paid under the DIP Credit Agreement, the DIP Orders, the Backstop Agreement, the Backstop Order, or the Restructuring Support Agreement) without the requirement to file a fee application with the Bankruptcy Court, without the need for time detail, and without any requirement for review or approval by the Bankruptcy Court or any other party. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least two (2) Business Days before the anticipated Effective Date; provided that such estimates shall not be considered to be admissions or limitations with respect to such Restructuring Expenses. In addition, the Debtors and the Reorganized Debtors (as applicable) shall continue to pay, when due, pre- and post-Effective Date Restructuring Expenses, whether incurred before, on, or after the Effective Date. Any Restructuring Expenses that constitute DIP Obligations are entitled to all rights and protections of other DIP Obligations.

4. Professional Fee Claims

a. Professional Fee Escrow

As soon as reasonably practicable after the Confirmation Date, and no later than one (1) Business Day prior to the Effective Date, the Debtors shall establish the Professional Fee Escrow. On the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall fund the Professional Fee Escrow with Cash equal to the Professional Fee Escrow Amount, which funds shall come from the Debtors’ general funds available as of the Effective Date. The Professional Fee Escrow shall be maintained in trust for the Professionals and for no other Entities until all Allowed Professional Fee Claims have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, Claims, or interests shall encumber the Professional Fee Escrow or Cash held on account of the Professional Fee Escrow in any way. Such funds shall not be considered property of the Estates, the Debtors, or the Reorganized Debtors, subject to the release of Cash to the Reorganized Debtors from the Professional Fee Escrow in accordance with Article II.D.2 of the Plan; provided, however, that the Reorganized Debtors shall have a reversionary interest in the excess, if any, of the amount of the Professional Fee Escrow over the aggregate amount of Allowed Professional Fee Claims of the Professionals to be paid from the Professional Fee Escrow. When such Allowed Professional Fee Claims have been paid in full, any remaining amount in the Professional Fee Escrow shall promptly be paid to the Reorganized Debtors without any further action or Order of the Bankruptcy Court.

b. Final Fee Applications and Payment of Professional Fee Claims

All final requests for payment of Professional Fee Claims incurred during the period from the Petition Date through the Confirmation Date shall be Filed no later than forty-five (45) calendar days after the Effective Date. After notice (and opportunity for objections) and a hearing, if necessary, in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior Bankruptcy Court Orders, the Allowed amounts of such Professional Fee Claims shall be determined by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows from the Professional Fee Escrow Account, after taking into account any prior payments to such Professionals, as soon as reasonably practicable following the date when such Professional Fee Claims are Allowed by entry of an Order of the Bankruptcy Court.

To the extent that funds held in the Professional Fee Escrow are unable to satisfy the amount of Allowed Professional Fee Claims owing to the Professionals, each Professional shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied by the Reorganized Debtors in the ordinary course of business in accordance with Article II.A of the Plan and notwithstanding any obligation to File Proofs of Claim or requests for payment on or before the Administrative Claims Bar Date. After all Allowed Professional Fee Claims have been paid in full, the escrow agent shall promptly return any excess amounts held in the Professional Fee Escrow, if any, to the Reorganized Debtors, without any further action or Order of the Bankruptcy Court.

c. Estimation of Fees and Expenses

To receive payment for unbilled fees and expenses incurred through the Confirmation Date, the Professionals shall reasonably estimate their Professional Fee Claims through and including the Confirmation Date, and shall deliver such estimate to the Debtors and the Ad Hoc Group Advisors no later than two (2) days prior to the Effective Date; provided, however, that such estimate shall not be considered a representation with respect to the fees and expenses of such Professional, and Professionals are not bound to any extent by the estimates; provided, further that the Required Consenting Noteholders shall have the right to File an objection with the Bankruptcy Court with respect to the amount of such estimate. If any of the Professionals fails to provide an estimate or does not provide a timely estimate, the Debtors may estimate the unbilled fees and expenses of such Professional. The total amount so estimated shall be utilized by the Debtors to determine the Professional Fee Escrow Amount.

d. Post-Confirmation Date Fees and Expenses

Except as otherwise specifically provided in the Plan or the Confirmation Order, from and after the Confirmation Date, the Debtors or the Reorganized Debtors, as the case may be, shall, in the ordinary course of business and without any further notice to or action, Order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses incurred by the Debtors or Reorganized Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code, or any Order of the Bankruptcy Court governing the retention or compensation of Professionals in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professionals in the ordinary course of business without any further notice to or action, Order, or approval of the Bankruptcy Court. For the avoidance of doubt, nothing in the foregoing or otherwise in the Plan shall modify or affect the Debtors’ obligations under the DIP Orders, including in respect of the Approved Budget (as defined in the DIP Orders), prior to the Effective Date.

5. Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of, and in exchange for, each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall receive treatment in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in accordance with the terms of any agreement between the Debtors and the Holder of such Claim, or as may be due and payable under applicable non-bankruptcy law, or in the ordinary course of business by the Reorganized Debtors.

B. Classification and Treatment of Claims and Interests

1. Classification in General

Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below for all purposes, including voting, Confirmation, and distributions pursuant to the Plan and in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that such Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of such Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to the Plan, but only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

2. Formation of Debtor Groups for Convenience Only

The Plan is a separate plan of reorganization for each Debtor. The Plan groups the Debtors together solely for the purpose of describing treatment under the Plan, Confirmation of the Plan, and making Plan distributions in respect of Claims against and Interests in the Debtors under the Plan. Such groupings shall not affect any Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal entities, or cause the transfer of any assets. Except as otherwise provided by or permitted under the Plan, all Debtors shall continue to exist as separate legal entities. The Plan is not premised on, and does not provide for, the substantive consolidation of the Debtors with respect to the Classes of Claims or Interests set forth in the Plan, or otherwise.

3. Summary of Classification

The classification of Claims against and Interests in each Debtor (as applicable) pursuant to the Plan is as set forth below. All of the potential Classes for the Debtors are set forth in the Plan. Certain of the Debtors may not have Holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Article III.H of the Plan.

The following chart summarizes the classification of Claims and Interests pursuant to the Plan:41

Class	Claims and Interests	Status	Voting Rights

1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

3	Prepetition ABL Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

4	Secured Notes Claims	Impaired	Entitled to Vote

5	General Unsecured Claims	Impaired	Entitled to Vote

6	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept / Deemed to Reject)

7	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept / Deemed to Reject)

8	Interests in PCHI	Impaired	Not Entitled to Vote (Deemed to Reject)

4. Treatment of Claims and Interests

Subject to Article IV of the Plan, each Holder of an Allowed Claim or Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Interest, except to the extent less favorable treatment is agreed to by the Debtors or the Reorganized Debtors and the Holder of such Allowed Claim or Interest. Unless otherwise indicated, the Holder of an Allowed Claim or Interest shall receive such treatment on the later of the Effective Date and the date such Holder’s Claim or Interest becomes an Allowed Claim or Interest or as soon as reasonably practicable thereafter.

a. Class 1 – Other Secured Claims

(i)	Classification: Class 1 consists of all Other Secured Claims.

(ii)	Treatment: Each Holder of an Allowed Other Secured Claim shall receive, at the option of the Debtors or Reorganized Debtors, as applicable:

i.	payment in full in Cash of such Holder’s Allowed Other Secured Claim;

[41]	The information in the table is provided in summary form and is qualified in its entirety by Article III.D of the Plan.

ii.	delivery of the collateral securing such Holder’s Allowed Other Secured Claim;

iii.	Reinstatement of such Holder’s Allowed Other Secured Claim; or

iv.	such other treatment rendering such Holder’s Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(iii)

Voting: Class 1 is Unimpaired under the Plan. Each Holder of an Other Secured Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each such Holder is not entitled to vote to accept or reject the Plan.

b. Class 2 – Other Priority Claims

(i)	Classification: Class 2 consists of all Other Priority Claims.

(ii)

Treatment: Each Holder of an Allowed Other Priority Claim shall receive payment in full in Cash of such Holder’s Allowed Other Priority Claim or such other treatment in a manner consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code. Allowed Other Priority Claims that arise in the ordinary course of the Debtors’ business and which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

(iii)

Voting: Class 2 is Unimpaired under the Plan. Each Holder of an Other Priority Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each such Holder is not entitled to vote to accept or reject the Plan.

c. Class 3 – Prepetition ABL Claims

(i)	Classification: Class 3 consists of all Prepetition ABL Claims.

(ii)

Allowance: On the Effective Date, the Prepetition ABL Claims shall be Allowed in an aggregate amount of not less than $424,383,060, representing the aggregate principal amount outstanding under the Prepetition ABL Credit Agreement, plus any accrued and unpaid interest, and all accrued and unpaid fees and other expenses payable under the Prepetition ABL Credit Agreement.

(iii)	Treatment: Each Holder of an Allowed Prepetition ABL Claim shall receive payment in full in Cash of such Holder’s Allowed Prepetition ABL Claim.

(iv)

Voting: Class 3 is Unimpaired under the Plan. Each Holder of a Prepetition ABL Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each such Holder is not entitled to vote to accept or reject the Plan.

d. Class 4 – Secured Notes Claims

(i)	Classification: Class 4 consists of all Allowed Secured Notes Claims.

(ii)

Allowance: On the Effective Date, the Secured Notes Claims shall be Allowed in an aggregate amount of not less than $911,700,000, representing the aggregate principal amount outstanding under the Secured Notes Indentures, plus any accrued and unpaid interest, and all accrued and unpaid fees and other expenses payable under the Secured Notes Indentures.

(iii)

Treatment: Each Holder of an Allowed Secured Notes Claim shall receive its Pro Rata share of (i) the New Common Stock issued on the Effective Date on account of the Allowed Secured Notes Claims, representing 100% of the New Common Stock outstanding on the Effective Date, subject to dilution on account of any DIP Equitization Shares, any New Common Stock issued in connection with the Equity Rights Offering (including the Backstop Commitment Premium), and the MIP Equity Pool and (ii) subscription rights to participate in the purchase of $75.0 million of the New Common Stock offered in the Equity Rights Offering in accordance with the Equity Rights Offering Procedures.

(iv)	Voting: Class 4 is Impaired under the Plan. Each Holder of a Secured Notes Claim will be entitled to vote to accept or reject the Plan.

e. Class 5 – General Unsecured Claims

(i)	Classification: Class 5 consists of all General Unsecured Claims.

(ii)	Treatment: Each Holder of an Allowed General Unsecured Claim shall receive its Pro Rata share of the GUC Cash Allocation.

(iii)	Voting: Class 5 is Impaired under the Plan. Each Holder of a General Unsecured Claim will be entitled to vote to accept or reject the Plan.

f. Class 6 – Intercompany Claims

(i)	Classification: Class 6 consists of all Intercompany Claims.

(ii)

Treatment: On the Effective Date, at the Debtors’ election, each Holder of an Intercompany Claims shall have its Intercompany Claim Reinstated, or cancelled, released, and extinguished without any distribution.

(iii)

Voting: Class 6 is either deemed Unimpaired under the Plan, and each such Holder of an Intercompany Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or is Impaired, and each such Holder of an Intercompany Claim is deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each such Holder is not entitled to vote to accept or reject the Plan.

g. Class 7 – Intercompany Interests

(iv)	Classification: Class 7 consists of all Intercompany Interests.

(v)

Treatment: On the Effective Date, at the Debtors’ election, each Holder of an Intercompany Interest shall have its Intercompany Interest Reinstated, or cancelled, released, and extinguished without any distribution.

(vi)

Voting: Class 7 is either deemed Unimpaired under the Plan, and each such Holder of an Intercompany Interest will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or is Impaired, and each such Holder of an Intercompany Interest is deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each such Holder is not entitled to vote to accept or reject the Plan.

h. Class 8 – Interests in PCHI

(vii)	Classification: Class 8 consists of all Interests in PC Holdco.

(viii)	Treatment: On the Effective Date, each Holder of an Interest in PC Holdco shall have its Interest in PC Holdco cancelled, released, and extinguished without any distribution.

(ix)

Voting: Class 8 is Impaired under the Plan. Each Holder of an Interest in PC Holdco is deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each such Holder is not entitled to vote to accept or reject the Plan.

5. Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by at least one Impaired Class of Claims. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article X thereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

6. No Substantive Consolidation

Although the Plan is presented as a joint plan of reorganization for administrative purposes, the Plan does not provide for the substantive consolidation of the Debtors’ Estates, and on the Effective Date, the Debtors’ Estates shall not be deemed to be substantively consolidated for any reason. Except as expressly provided in the Plan, nothing in the Plan, the Confirmation Order, or this Disclosure Statement shall constitute or be deemed to constitute a representation that any one or all of the Debtors is subject to or liable for any Claims or Interests against or in any other Debtor. A Claim or Interest against or in multiple Debtors will be treated as a separate Claim or Interest against or in each applicable Debtor’s Estate for all purposes, including voting and distribution; provided, however that no Claim or Interest will receive value in excess of one hundred percent (100.0%) of the Allowed amount of such Claim (inclusive of post-petition interest, if applicable) or Interest under the Plan for all such Debtors.

7. Special Provision Governing Unimpaired Claims or Interests

Except as otherwise set forth in the Plan or the Confirmation Order, nothing shall affect the Debtors’ or the Reorganized Debtors’ rights in respect of any Unimpaired Claims or Interests, including all rights in respect of legal and equitable defenses to or setoffs or recoupment against any such Unimpaired Claims or Interests.

8. Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the commencement of the Confirmation Hearing shall be considered vacant and deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

9. Acceptance by Impaired Classes

An Impaired Class of Claims shall have accepted the Plan if, not counting the vote of any Holder designated under section 1126(e) of the Bankruptcy Code or any insider under section 101(31) of the Bankruptcy Code, (i) the Holders of at least two-thirds in amount of the Allowed Claims actually voting in the Class have voted to accept the Plan, and (ii) the Holders of more than one-half in number of the Allowed Claims actually voting in the Class have voted to accept the Plan.

10. Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims eligible to vote and no Holders of Claims eligible to vote in such Class vote to accept or reject the Plan, the Holders of such Claims in such Class shall be deemed to have accepted the Plan.

11. Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired or is properly classified under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

12. Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and due to the importance of maintaining the prepetition corporate structure for the ultimate benefit of the Holders of New Common Stock, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims. For the avoidance of doubt, any Interest in Non-Debtor Affiliates owned by a Debtor shall continue to be owned by the applicable Reorganized Debtor unless provided otherwise by any Order of the Bankruptcy Court or the Restructuring Transactions Memorandum.

13. Relative Rights and Priorities

Unless otherwise expressly provided in the Plan or the Confirmation Order, the allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of such Claims or Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise, and any other rights impacting relative lien priority and/or priority in right of payment, and any such rights shall be released pursuant to the Plan. Pursuant to section 510 of the Bankruptcy Code, the Debtors or the Reorganized Debtors, as applicable, reserve the right, with the consent of the Required Consenting Noteholders, to reclassify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

C. Means for Implementation of the Plan

From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement, shall have the right and authority without further Order of the Bankruptcy Court to raise additional capital and obtain additional financing, subject to the New Organizational Documents, as the boards of directors of the applicable Reorganized Debtors deem appropriate.

1. Sources of Consideration for Plan Distributions

The Debtors and the Reorganized Debtors, as applicable, shall fund distributions under the Plan with: (1) Cash on hand, including Cash from operations and the proceeds from the DIP Facility, the Equity Rights Offering, and the ABL Exit Facility; and (2) the New Common Stock.

a. Issuance and Distribution of New Common Stock

On the Effective Date, all Interests in PC Holdco shall be cancelled and Reorganized PCHI shall issue or cause to be issued the New Common Stock (including the New Common Stock issued on account of the Allowed Secured Notes Claims, any DIP Equitization Shares, the New Common Stock issued pursuant to the Equity Rights Offering, the Backstop Commitment Premium, and, to the extent applicable, New Common Stock issuable under the MIP Equity Pool) in accordance with the terms of the Plan and the Confirmation Order. All of the New Common Stock issuable under the Plan and the Confirmation Order, when so issued, shall be duly authorized, validly issued, fully paid, and nonassessable. Each distribution and issuance referred to in Article IV of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the New Organizational Documents or, as applicable, pursuant to the Equity Rights Offering Documents, and other instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

Any Entity’s acceptance of New Common Stock shall be deemed as its agreement to the New Organizational Documents, as the same may be amended or modified from time to time following the Effective Date in accordance with their respective terms, and each such Entity will be bound thereby in all respects. For the avoidance of doubt, all Holders of Allowed Claims entitled to distribution of New Common Stock under the Plan or, as applicable, pursuant to the Equity Rights Offering, shall be deemed to be a party to, and bound by, the New Shareholders’ Agreement, if any, regardless of whether such Holder has executed a signature page thereto.

b. Equity Rights Offering

Pursuant to the Equity Rights Offering Procedures, Reorganized PCHI will offer and sell New Common Stock on the Effective Date in an aggregate amount of up to $75.0 million at the ERO Price Per Share.

The Debtors or Reorganized Debtors, as applicable, shall distribute to Holders of Allowed Secured Notes Claims subscription rights to participate in the Equity Rights Offering up to a maximum amount of each such Holder’s Pro Rata share of the Aggregate Rights Offering Amount, as set forth in the Plan, the Backstop Agreement, and the Equity Rights Offering Procedures. The Debtors anticipate that the Equity Rights Offering will be backstopped, severally and not jointly, by the Equity Commitment Parties pursuant to the Backstop Agreement. The Reorganized Debtors will pay the Backstop Commitment Premium to the Equity Commitment Parties on the Effective Date in accordance with the terms and conditions set forth in the Backstop Agreement, the Backstop Order, and the Plan.

Subscription rights that a Holder of an Allowed Secured Notes Claim has validly elected to exercise shall be deemed issued and exercised on or about the Effective Date (but in no event after). Upon exercise of the subscription rights pursuant to the terms of the Backstop Agreement and the Equity Rights Offering Procedures, Reorganized PCHI shall be authorized to issue the New Common Stock issuable pursuant to such exercise. Pursuant to the Backstop Agreement and Backstop Order (in each case, once approved), if after following the procedures set forth in the Equity Rights Offering Procedures, there remain any unexercised subscription rights, the Equity Commitment Parties shall purchase, severally and not jointly, their applicable portion of the New Common Stock associated with such unexercised subscription rights in accordance with the terms and conditions set forth in the Backstop Agreement and the Equity Rights Offering Procedures, at the ERO Price Per Share.

All shares of New Common Stock issued upon exercise of the subscription rights and the Backstop Commitment Premium will be issued in reliance upon Section 1145 of the Bankruptcy Code to the extent permitted under applicable law. The shares of New Common Stock that are not subscribed for by Holders of subscription rights in the Equity Rights Offering and that are purchased by the Equity Commitment Parties in accordance with their backstop obligations under the Backstop Agreement (the “Unsubscribed Shares”) will be issued in a private placement exempt from registration under Section 5 of the Securities Act pursuant to Section 4(a)(2) and/or Regulation D thereunder and will constitute “restricted securities” for purposes of the Securities Act. In the Backstop Agreement, the Equity Commitment Parties will be required to make representations and warranties as to their sophistication and suitability to participate in the private placement.

Entry of the Backstop Order and the Confirmation Order shall constitute Bankruptcy Court approval of the Equity Rights Offering (including the transactions contemplated thereby, and all actions to be undertaken, undertakings to be made, and obligations to be incurred by the Debtors and Reorganized Debtors in connection therewith). On the Effective Date, as provided in the Restructuring Transactions Memorandum, the rights and obligations of the Debtors under the Backstop Agreement shall vest in the Reorganized Debtors, as applicable.

The shares of New Common Stock offered pursuant to the Equity Rights Offering (for the avoidance of doubt, not including any shares of New Common Stock issued in connection with the Backstop Commitment Premium) will represent approximately 30% of the New Common Stock outstanding on the Effective Date, subject to dilution by the MIP Equity Pool.

On the Effective Date (or earlier in the case of termination of the Backstop Agreement), the Backstop Commitment Premium shall be distributed or paid to the Equity Commitment Parties under and to the extent set forth in the Backstop Agreement and the Backstop Order. The shares of New Common Stock issued in satisfaction of the Backstop Commitment Premium will represent approximately 3.0% of the New Common Stock outstanding on the Effective Date, subject to dilution by the MIP Equity Pool.

Each Holder of subscription rights that receives New Common Stock as a result of exercising the relevant subscription rights shall be subject to the provisions applicable to such Holders of New Common Stock as set forth in Article IV.A of the Plan. The Cash proceeds of the Equity Rights Offering shall be used by the Debtors or Reorganized Debtors, as applicable, to (a) make distributions pursuant to the Plan, (b) fund working capital, and (c) fund general corporate purposes.

c. ABL Exit Facility

On the Effective Date, the Reorganized Debtors shall enter into the applicable ABL Exit Facility Documents. Confirmation of the Plan shall be deemed approval of the ABL Exit Facility and the ABL Exit Facility Documents, all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, and authorization of the Reorganized Debtors to enter into, execute, and deliver the ABL Exit Facility Documents and such other documents as may be required to effectuate the treatment afforded by the ABL Exit Facility. On the Effective Date, all of the Liens and security interests to be granted by the Reorganized Debtors in accordance with the ABL Exit Facility Documents (i) shall be deemed to be granted, (ii) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the ABL Exit Facility Documents, (iii) shall be deemed perfected on the Effective Date without the need for the taking of any further filing, recordation, approval, consent, or other action, and (iv) shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals, consents, and take any other actions necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and the Reorganized Debtors shall thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

d. Cash on Hand

The Debtors or Reorganized Debtors, as applicable, shall use Cash on hand, if any, to fund distributions to certain Holders of Claims.

2. General Settlement of Claims and Interests

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan and the Confirmation Order, upon the Effective Date, the provisions of the Plan and the Confirmation Order shall constitute a good-faith compromise and settlement of all Claims and Interests and controversies relating to the contractual, legal, and subordination rights of Holders with respect to such Allowed Claims and Interests or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise and settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise and settlement is in the best interests of the Debtors, their Estates, and Holders of Claims or Interests, and is fair, equitable, and within the range of reasonableness. Subject to Article VII of the Plan, all distributions made to Holders of Allowed Claims or Interests in any Class are intended to be and shall be final. The compromises and settlements described in the Plan shall be non-severable from each other and from all other terms of the Plan. In accordance with the provisions of the Plan, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

3. Restructuring Transactions

On or after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall be authorized to enter into any transactions and take other actions consistent with the Plan and the Confirmation Order as may be necessary or appropriate to effectuate the transactions described in, approved by, contemplated by, or necessary to, effectuate the Restructuring Transactions. The applicable Debtors or the Reorganized Debtors will take any actions as may be necessary or advisable to effect a corporate restructuring of the overall corporate structure of the Debtors, in the Restructuring Transactions Memorandum, or in the Definitive Documents, including the issuance of all Securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, one or more intercompany mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions.

The actions to implement the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, amalgamation, arrangement, continuance, restructuring, conversion, disposition, dissolution, transfer, liquidation, spinoff, sale, or purchase containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable Entities agree; (3) the filing of the New Organizational Documents and any appropriate certificates or articles of incorporation, reincorporation, formation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; (4) the issuance of the New Common Stock (including the

MIP Equity Pool, any DIP Equitization Shares, any New Common Stock issued pursuant to the Equity Rights Offering, and the Backstop Commitment Premium); (5) the execution and delivery of the New Organizational Documents and any certificates or articles of incorporation, bylaws, or such other applicable formation documents (if any) of each Reorganized Debtor (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors and/or the Reorganized Debtors, as applicable); (6) the execution and/or delivery, as applicable, of the Equity Rights Offering Documents and ABL Exit Facility Documents; (7) the settlement, reconciliation, repayment, cancellation, discharge, and/or release, as applicable, of Intercompany Claims consistent with the Plan; and (8) all other actions that the Debtors or the Reorganized Debtors determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Plan. The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary to effect any transaction described in, contemplated by, or necessary to effectuate the Plan.

4. Reorganized Debtors

The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan. Cash payments to be made pursuant to the Plan will be made by the Debtors or Reorganized Debtors. The Debtors and Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Debtors or Reorganized Debtors, as applicable, to satisfy their obligations under the Plan. Except as set forth in the Plan, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in in a manner to be determined by the Debtors, with the consent of the Required Consenting Noteholders (not to be unreasonably withheld, conditioned, or delayed, and provided that the Required Consenting Noteholders shall be deemed to have provided consent following notice of any such determination and a five (5) day opportunity to object if no objection is raised within such time) and will not violate the terms of the Plan.

5. Corporate Existence

Except as otherwise provided in the Plan or the Confirmation Order, any agreement, instrument, or other document incorporated in the Plan, the Confirmation Order, or the Plan Supplement, or as a result of the Restructuring Transactions, on the Effective Date, each Debtor shall continue to exist after the Effective Date as a Reorganized Debtor and as separate corporation, limited liability company, or other form of Entity under governing law with all the powers of such corporation, limited liability company, or other form of Entity, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other analogous formation documents) in effect before the Effective Date, except to the extent such certificate of incorporation and bylaws (or other analogous formation documents) are amended by the Plan, the Confirmation Order, or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan or the Confirmation Order, and require no further action or approval (other than any requisite filings required under applicable state, provincial, federal, or foreign law). For the avoidance of doubt, nothing in Article IV.E of the Plan prevents, precludes, or otherwise impairs the Reorganized Debtors, or any one of them, from amending or modifying their respective certificate of incorporation and bylaws (or other formation documents), merging, amalgamating, or otherwise restructuring their legal Entity form, without supervision or approval by the Bankruptcy Court and in accordance with applicable non-bankruptcy law after the Effective Date.

6. Exemption from Registration

No registration statement will be filed under the Securities Act, or pursuant to any state securities laws, with respect to the offer and distribution of Securities under the Plan.

a. Section 1145 Exemption

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of the New Common Stock (other than any Unsubscribed Shares) and the subscription rights to participate in the Equity Rights Offering, as contemplated by Article III.D of the Plan, (a) shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration for the offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in, a security, (b)(i) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (ii) are freely tradable and transferable by any initial recipient thereof that (w) is not an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act, (x) has not been such an “affiliate” within ninety (90) calendar days of such transfer, (y) has not acquired the New Common Stock or the subscription rights to participate in the Equity Rights Offering from an “affiliate” of the Reorganized Debtors within one year of such transfer, and (z) is not an entity that is an “underwriter” as defined in subsection (b) of Section 1145 of the Bankruptcy Code, and (c) will be freely tradable by the recipients thereof, subject to (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, (ii) compliance with applicable securities laws and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such securities or instruments, and (iii) the restrictions in the New Organizational Documents.

b. Section 4(a)(2) of the Securities Act

The offer (to the extent applicable), issuance, and distribution of Unsubscribed Shares shall be exempt (including with respect to an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code) from registration under the Securities Act pursuant to Section 4(a)(2) thereof and/or Regulation D thereunder. Therefore, the Unsubscribed Shares will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration or an applicable exemption from registration under the Securities Act and other applicable law. In that regard, each of the Equity Commitment Parties has made customary representations to the Debtors, including that each is an “accredited investor” (within the meaning of Rule 501(a) of the Securities Act) or a qualified institutional buyer (as defined under Rule 144A promulgated under the Securities Act).

c. DTC

Should the Reorganized Debtors elect on or after the Effective Date to reflect any ownership of the New Common Stock, including shares issued pursuant to the Equity Rights Offering, through the facilities of DTC, the Reorganized Debtors need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the New Common Stock under applicable securities laws.

DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the New Common Stock are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Common Stock are exempt from registration and/or eligible for DTC book-entry delivery, settlement and depository services.

7. Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or the Confirmation Order, any agreement, instrument, or other document incorporated in the Plan, the Confirmation Order, or the Plan Supplement, or pursuant to any other Final Order of the Bankruptcy Court, on the Effective Date, all property (including all interests, rights, and privileges related thereto) in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan or the Confirmation Order, including Interests held by the Debtors in any Non-Debtor Affiliates, shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, rights, or other encumbrances subject to and in accordance with the Plan. On and after the Effective Date, except as otherwise provided in the Plan or the Confirmation Order, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims or Interests or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professional fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

8. Cancellation of Existing Securities and Agreements

Except for the purpose of evidencing a right to a distribution under the Plan or as otherwise provided in the Plan, the Confirmation Order or any agreement, instrument, or other document incorporated in the Plan, the Confirmation Order, or the Plan Supplement, on the Effective Date, (1) any certificate, security, share, note, bond, credit agreement, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing, relating to, or creating any indebtedness or obligation of or ownership interest in the Debtors or giving rise to any Claim or Interest or to any rights or obligations relating to any Claims against or Interests in the Debtors (except such certificates, notes, or other instruments or documents evidencing indebtedness or obligation of or ownership interest in the Debtors that are

Reinstated pursuant to the Plan) and any rights of any Holder in respect thereof shall be cancelled without any need for a Holder to take further action with respect thereto, and the duties and obligations of all parties thereto, including the Debtors or the Reorganized Debtors, as applicable, and any Non-Debtor Affiliates, thereunder or in any way related thereto shall be deemed satisfied in full, canceled, released, discharged, and of no force or effect; and (2) the obligations of the Debtors or the Reorganized Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, indentures, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors (except such agreements, certificates, notes, or other instruments evidencing indebtedness or obligation of or ownership interest in the Debtors that are specifically Reinstated pursuant to the Plan) shall be released and discharged.

On the Effective Date, each holder of a certificate or instrument evidencing a Claim that is discharged by the Plan shall be deemed to have surrendered such certificate or instrument in accordance with the applicable indenture or agreement that governs the rights of such holder of such Claim. Such surrendered certificate or instrument shall be deemed canceled as set forth in, and subject to the exceptions set forth in, Article IV.H of the Plan.

9. Corporate Action

On the Effective Date, all actions contemplated by the Plan or the Confirmation Order, regardless of whether taken before, on, or after the Effective Date, shall be deemed authorized and approved by the Bankruptcy Court in all respects, including, as applicable: (1) the implementation of the Restructuring Transactions; (2) the adoption of the New Organizational Documents and any other new corporate governance documents; (3) the selection of the directors and officers for the Reorganized Debtors; (4) the execution and delivery of the applicable Definitive Documents and any related instruments, agreements, guarantees, filings, or other related documents; (5) the issuance of the New Common Stock; (6) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; and (7) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date).

On the Effective Date, all matters provided for in the Plan or the Confirmation Order involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate, limited liability company, or related action required by the Debtors or the Reorganized Debtors in connection with the Plan or the Confirmation Order, shall be deemed to have occurred in accordance with the Plan and shall be in effect, without any requirement of further action by the security interest Holders, members, directors, or officers of the Debtors or the Reorganized Debtors, as applicable. The authorizations and approvals contemplated by Article IV.I of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

10. New Organizational Documents

On the Effective Date, the New Organizational Documents shall be adopted automatically by the applicable Reorganized Debtors. On or promptly after the Effective Date, the Reorganized Debtors may file their respective New Organizational Documents and other applicable agreements with the applicable Secretaries of State or other applicable authorities in their respective states, provinces, or countries of incorporation or formation in accordance with the corporate laws of the respective states, provinces, or countries of incorporation or formation. Pursuant to section 1123(a)(6) of the Bankruptcy Code, to the extent applicable to these Chapter 11 Cases, the New Organizational Documents of the Reorganized Debtors will prohibit the issuance of non-voting equity securities.

After the Effective Date, each Reorganized Debtor may amend and restate its limited liability company agreement, certificate of incorporation, limited partnership agreement, and other formation and constituent documents as permitted by the laws of its respective jurisdiction of formation and the terms of the New Organizational Documents, as applicable.

11. Directors, Managers, and Officers of the Reorganized Debtors

As of the Effective Date, the term of the current members of the boards of directors or managers, as applicable, of each Debtor shall expire, and the initial boards of directors or managers, including the New Board and the New Subsidiary Boards, and the officers of each of the Reorganized Debtors, as applicable, shall be appointed in accordance with the respective New Organizational Documents. The members of the New Board immediately following the Effective Date shall be determined and selected by the Required Consenting Noteholders; provided that the Reorganized PCHI’s chief executive officer shall be a member of the New Board. The identities of the members of the New Board shall be set forth in the Plan Supplement to the extent known at the time of filing.

Except as otherwise provided in the Plan, the Confirmation Order, the Plan Supplement, or the New Organizational Documents, the officers of the Debtors immediately before the Effective Date, as applicable, shall serve as the initial officers of the Reorganized Debtors on the Effective Date.

12. Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and their respective officers, directors, members, or managers (as applicable), are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Restructuring Transactions, the New Organizational Documents, and the Securities issued pursuant to the Plan, including the New Common Stock, and any and all other agreements, documents, securities, filings, and instruments relating to the foregoing in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan. The authorizations and approvals contemplated by Article IV of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

13. Section 1146 Exemption

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property pursuant to the Plan or the Confirmation Order (including under any of the Definitive Documents and related documents) shall not be subject to any stamp tax, document recording tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, mortgage recording tax, sales or use tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct and be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to (1) the creation, modification, consolidation, or recording of any mortgage, deed of trust, Lien, or other security interest, or the securing of additional indebtedness by such or other means, (2) the making or assignment of any lease or sublease, (3) any Restructuring Transaction authorized by the Plan, and (4) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including (a) any merger agreements; (b) agreements of consolidation, restructuring, disposition, liquidation, or dissolution; (c) deeds; (d) bills of sale; (e) assignments executed in connection with any Restructuring Transaction occurring under the Plan; or (f) the other Definitive Documents.

14. Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII of the Plan, each Reorganized Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors, in their respective discretion. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or this Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, and except as expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or pursuant to a Final Order, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, Order, or approval of the Bankruptcy Court.

15. Management Incentive Plan

The participants in the Management Incentive Plan, the allocations and form of the options and other equity-based compensation to such participants (including the amount of the allocations and the timing of the grant of the options and other equity-based compensation), and the terms and conditions of such options and other equity-based compensation (including vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights, and transferability) shall be determined by the New Board.

16. Employment and Retiree Benefits

Unless otherwise provided in the Plan or the Confirmation Order (including as modified by the Management Incentive Plan), specifically rejected pursuant to a separate order of the Bankruptcy Court, specifically designated as a contract or lease to be rejected on the Schedule of Rejected Executory Contracts and Unexpired Leases, or the subject of a separate rejection motion filed by the Debtors, and subject to Article V of the Plan, all written employment, severance, retirement, indemnification, other similar employee-related agreements or arrangements, retirement income plans, welfare benefit plans, or discretionary bonus plans or variable incentive plans regarding payment of a percentage of annual salary based on performance goals and financial targets for certain employees, in each case, in place as of the Effective Date with the Debtors, shall be assumed by the Reorganized Debtors and shall remain in place as of the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans; and the Restructuring Transactions shall not constitute a change of control of any Debtor for any purpose under such agreements.

Notwithstanding the foregoing, and unless otherwise provided in the Plan Supplement, all plans or programs calling for stock grants, stock issuances, stock reserves, or stock options shall be deemed rejected with regard to such issuances, grants, reserves, and options. For the avoidance of doubt, no provision in any agreement, plan, or arrangement to be assumed pursuant to the foregoing paragraph relating to the award of equity or equity-like compensation shall be binding on, or honored by, the Reorganized Debtors. Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans. For the avoidance of doubt, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

17. Dissolution of Certain Debtors

On or after the Effective Date, certain of the Debtors may be dissolved without further action under applicable law, regulation, Order, or rule, including any action by the stockholders, members, the board of directors, or similar governing body of the Debtors or the Reorganized Debtors; provided that, subject in all respects to the terms of the Plan, the Reorganized Debtors shall have the power and authority to take any action necessary to wind down and dissolve the foregoing Debtors, and may, to the extent applicable: (1) file a certificate of dissolution for such Debtors, together with all other necessary corporate and company documents, to effect such Debtors’ dissolution under the applicable laws of their states of formation; (2) complete and file all final or otherwise required federal, state, and local tax returns and pay taxes required to be paid for such Debtors, and pursuant to section 505(b) of the Bankruptcy Code, request an expedited determination of any unpaid tax liability of any such Debtors or their Estates, as determined under applicable tax laws; and (3) represent the interests of the Debtors or their Estates before any taxing authority in all tax matters, including any action, proceeding or audit.

18. Private Company

To the extent practicable, as determined in good faith by the Debtors and the Required Consenting Noteholders, the Reorganized Debtors shall: (a) emerge from these Chapter 11 Cases as non-publicly reporting companies on the Effective Date and not be subject to SEC reporting requirements under Sections 12 or 15 of the Exchange Act or otherwise; (b) not be voluntarily subjected to any reporting requirements promulgated by the SEC except, in each case, as otherwise may be required pursuant to the New Organizational Documents or applicable law; (c) not be required to list the New Common Stock on a U.S. stock exchange; (d) timely file or otherwise provide all required filings and documentation to allow for the termination and/or suspension of registration with respect to SEC reporting requirements under the Exchange Act prior to the Effective Date; and (e) make good faith efforts to ensure DTC eligibility of the shares of New Common Stock issued in connection with the Plan (other than any such shares required by the terms of any agreement to be held on the books of an agent and not in DTC).

D. Treatment of Executory Contracts and Unexpired Leases

1. Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided in the Plan or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, all Executory Contracts and Unexpired Leases shall be deemed assumed, without the need for any further notice to or action, Order, or approval of the Bankruptcy Court, as of the

Effective Date under section 365 of the Bankruptcy Code, unless such Executory Contract or Unexpired Lease: (1) was previously assumed or rejected by the Debtors, pursuant to an Order of the Bankruptcy Court; (2) previously expired or terminated pursuant to its terms; (3) is the subject of a motion to assume, assume and assign, or reject filed by the Debtors that is pending on or before the date of entry of the Confirmation Order; (4) has an ordered or requested effective date of rejection that is after the Effective Date; or (5) is specifically designated as a contract or lease to be rejected on the Schedule of Rejected Executory Contracts and Unexpired Leases. All Executory Contracts and Unexpired Leases listed on the Schedule of Rejected Executory Contracts and Unexpired Leases will be deemed rejected as of the Effective Date, unless a later effective date of rejection is identified on the Schedule of Rejected Executory Contracts and Unexpired Leases or agreed among the Debtors and the counterparties to the applicable Executory Contracts or Unexpired Leases.

Subject to and upon the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions or rejections of Executory Contracts and Unexpired Leases provided for in the Plan, the Confirmation Order or the Schedule of Rejected Executory Contracts and Unexpired Leases, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each Executory Contract and Unexpired Lease assumed pursuant to the Plan, the Confirmation Order, or any other Order of the Bankruptcy Court, but not assigned to a third party before the Effective Date, shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan, the Confirmation Order, or any Order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Any motions to reject Executory Contracts or Unexpired Leases pending on the date of entry of the Confirmation Order shall be subject to approval by the Bankruptcy Court on or after such date (including after the Effective Date) by a Final Order, but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors.

The Debtors reserve the right to alter, amend, modify, or supplement the Schedule of Rejected Executory Contracts and Unexpired Leases, including to add or remove any Executory Contracts and Unexpired Leases, at any time up to and including 45 days after the Effective Date; provided, however, that after the Confirmation Date, the Debtors may not subsequently (1) reject any Unexpired Lease that is not designated as rejected on the Schedule of Rejected Executory Contracts and Unexpired Leases or (2) assume or assume and assign any Unexpired Lease previously designated as rejected on the Schedule of Rejected Executory Contracts and Unexpired Leases, in each case absent the consent of the applicable lessor, Order of the Bankruptcy Court, or as otherwise provided for in the Plan.

To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other rights with respect thereto.

2. Claims Based on Rejection of Executory Contracts and Unexpired Leases

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within 30 days after entry of an Order of the Bankruptcy Court (including the Confirmation Order) approving such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time shall be Disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims.

3. Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

The Debtors or the Reorganized Debtors, as applicable, shall pay undisputed Cure Claims, if any, on (1) the Effective Date or as soon as reasonably practicable thereafter, for Executory Contracts and Unexpired Leases assumed as of the Effective Date or (2) the assumption effective date, if different than the Effective Date. Any Cure Claim shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure Claim; provided that nothing in the Plan shall prevent the Reorganized Debtors from paying any Cure Claim despite the failure of the relevant counterparty to File such request for payment of such Cure Claim. The Reorganized Debtors also may settle any Cure Claim without any further notice to or action, Order, or approval of the Bankruptcy Court.

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Claim amount in Cash on the Effective Date, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the Cure Claim payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption; provided that the Reorganized Debtors may settle any such dispute without any further notice to, or action, Order, or approval of the Bankruptcy Court or any other Entity.

At least fourteen (14) days prior to the first day of the Confirmation Hearing, the Debtors shall provide for notices of proposed assumption or assumption and assignment and proposed Cure Claim amounts to be sent to applicable third parties (with such Cure Claim being $0.00 if no amount is listed in the notice), which notices will include procedures for objecting thereto and resolution of disputes by the Bankruptcy Court. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or assumption and assignment on any grounds or related amount of the Cure Claim must be Filed, served, and actually received by the Debtors no later than the date specified in the notice (which specified date shall be at least fourteen (14) days following service of the notice). Any counterparty to an Executory Contract or Unexpired Lease that failed to timely object to the proposed assumption will be deemed to have assented to such assumption or assumption and assignment and any objection shall be Disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, Order, or approval of the Bankruptcy Court.

The Debtors or Reorganized Debtors, as applicable, reserve the right to reject any Executory Contract or Unexpired Lease in resolution of any cure disputes. Notwithstanding anything to the contrary in the Plan, if at any time the Bankruptcy Court determines that the Allowed Cure Claim with respect to any Executory Contract or Unexpired Lease is greater than the amount set forth in the applicable Cure Notice, the Debtors or Reorganized Debtors, as applicable, will have the right, at such time, to add such Executory Contract or Unexpired Lease to the Schedule of Rejected Executory Contracts and Unexpired Leases, in which case such Executory Contract or Unexpired Lease shall be deemed rejected as the Effective Date.

In the event of a timely Filed objection regarding (i) the amount of any Cure Claim; (ii) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed; or (iii) any other matter pertaining to assumption or the cure payments required by section 365(b)(1) of the Bankruptcy Code, such dispute shall be resolved by a Final Order of the Bankruptcy Court (which may be the Confirmation Order) or as may be agreed upon by the Debtors (and subject to the consent of the Required Consenting Noteholders) or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure Claim pursuant to Article V.C of the Plan shall result in the full release and satisfaction of any Cure Claims, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, and for which any Cure Claim has been fully paid pursuant to Article V.C of the Plan, shall be deemed Disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, Order, or approval of the Bankruptcy Court.

Notwithstanding anything in the Plan to the contrary, upon assumption of an Unexpired Lease, the Debtors or Reorganized Debtors shall be obligated to pay any accrued but unbilled amounts under the Unexpired Lease including, but not limited to, common area maintenance charges, taxes, year-end adjustments, and indemnity obligations under the Unexpired Lease regardless of whether a claim arose before or after the Effective Date, on the date upon which such amounts become due in the ordinary course.

4. Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases

Notwithstanding any non-bankruptcy law to the contrary, the Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased, or services previously received, by the contracting Debtors from counterparties to rejected or repudiated Executory Contracts or Unexpired Leases. For the avoidance of doubt, the rejection of any Executory Contracts or Unexpired Leases pursuant to the Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the Debtors under such Executory Contracts or Unexpired Leases.

5. Indemnification Obligations

Subject in all respects to Article I.H of the Plan and consistent with applicable law, all indemnification provisions in place prior to the Effective Date (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall (1) not be discharged, impaired, or otherwise affected in any way, including by the Plan, the Plan Supplement, or the Confirmation Order, (2) remain intact, in full force and effect, and irrevocable, (3) not be limited, reduced or terminated after the Effective Date, and (4) survive the effectiveness of the Plan on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors than the indemnification provisions in place prior to the Effective Date irrespective of whether such indemnification obligation is owed for an act or event occurring before, on or after the Petition Date. Subject in all respects to Article I.H, all such obligations shall be deemed and treated as Executory Contracts to be assumed by the Debtors under the Plan and shall continue as obligations of the Reorganized Debtors. Any Claim based on the Debtors’ obligations under the Plan shall not be a Disputed Claim or subject to any objection, in either case, for any reason, including by reason of section 502(e)(1)(B) of the Bankruptcy Code.

6. Insurance Policies

Unless listed on the Scheduled of Rejected Executory Contracts and Unexpired Leases, all of the Debtors’ insurance policies, including D&O Liability Insurance Policies, and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments related thereto.

Notwithstanding anything to the contrary contained in the Plan or Confirmation Order, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies. Coverage for defense and indemnity under the D&O Liability Insurance Policies shall remain available to all applicable individuals insured thereunder.

In addition, after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies in effect on or after the Petition Date, with respect to conduct or events occurring prior to the Effective Date, and all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth in the Plan, regardless of whether such directors and officers remain in such positions after the Effective Date.

7. Modifications, Amendments, Supplements, Restatements or Other Agreements

Unless otherwise provided in the Plan or the Confirmation Order, all Executory Contracts and Unexpired Leases that are assumed or assumed and assigned shall include all exhibits, schedules, modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contracts and Unexpired Leases, and affect Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan or the Confirmation Order.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of such Executory Contracts and Unexpired Leases or the validity, priority, or amount of any Claims that may arise in connection therewith.

8. Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming, assuming and assigning, or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

9. Reservation of Rights

Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have forty-five (45) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

E. Procedures for Resolving Contingent, Unliquidated, and Disputed Claims and Interests

1. Allowance of Claims

Except as expressly provided in the Plan or in any Order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code, or the Bankruptcy Court has entered a Final Order, including the Confirmation Order (when it becomes a Final Order), in the Chapter 11 Cases allowing such Claim. The Debtors or Reorganized Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.

2. Estimation of Claims and Interests

Before, on, or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may at any time request that the Bankruptcy Court estimate any Disputed Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party in interest previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest; provided that such limitation shall not apply to Claims against any of the Debtors requested by the Debtors to be estimated for voting purposes only.

Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before fourteen (14) calendar days after the date on which such Claim is estimated. All of the aforementioned Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims against any of the Debtors may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

3. Adjustment to Claims without Objection

Any duplicate Claim or Interest, any Claim or Interest that has been paid or satisfied, or any Claim or Interest that has been amended or superseded, cancelled or otherwise expunged (including pursuant to the Plan or the Confirmation Order), may be adjusted or expunged (including on the Claims Register, to the extent applicable) by the Reorganized Debtors without having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, Order, or approval of the Bankruptcy Court.

4. Objections to Claims

Except as otherwise specifically provided in the Plan or the Confirmation Order, the Debtors, and after the Effective Date, the Reorganized Debtors, shall have the sole authority to: (a) File, withdraw, or litigate to judgment objections to Claims or Interests; (b) settle or compromise any Disputed Claim or Interest without any further notice to or action, Order, or approval by the Bankruptcy Court; and (c) administer and adjust the Debtors’ Claims Register to reflect any such settlements or compromises without any further notice to or action, Order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided in the Plan, after the Effective Date, each of the Reorganized Debtors shall have the right to object to Claims and shall retain any and all rights and defenses that the Debtors had with respect to any Claim immediately before the Effective Date, including the Causes of Action retained pursuant to Article IV.N of the Plan. A motion to extend the Claims Objection Deadline shall automatically extend the deadline until the Court enters an order on such motion.

5. Disallowance of Claims or Interests

Any Claims held by Entities from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code, or that is a transferee of a transfer avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court Order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Reorganized Debtors. All Claims Filed on account of an indemnification obligation to a director, manager, officer, or employee of the Debtors as of the Effective Date shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such indemnification obligation is assumed by the Reorganized Debtors, or honored or reaffirmed, as the case may be pursuant to the Plan, without any further notice to or action, Order, or approval of the Bankruptcy Court.

Except as provided in the Plan or otherwise agreed to by the Debtors or the Reorganized Debtors, as applicable, any and all Proofs of Claim filed after the applicable Claims Bar Date shall be deemed Disallowed and expunged as of the Effective Date without any further notice to or action, Order, or approval of the Bankruptcy Court, and Holders of such Claims may not receive any distributions on account of such Claims, unless on or before the Confirmation Hearing such late Filed Claim has been deemed timely Filed by a Final Order

6. No Distributions Pending Allowance

Notwithstanding any other provision of the Plan, if any portion of a Claim is a Disputed Claim, as applicable, no payment or distribution provided under the Plan shall be made on account of such Claim or Interest unless and until such Disputed Claim becomes an Allowed Claim.

7. Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the Order or judgment of the Bankruptcy Court Allowing any Disputed Claim becomes a Final Order, the Distribution Agent shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest, dividends, or accruals to be paid on account of such Claim.

F. Provisions Governing Distributions

1. Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan or the Confirmation Order, on the Effective Date (or, if a Claim or Interest is not an Allowed Claim on the Effective Date, on the date that such Claim or Interest becomes Allowed or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim shall be entitled to receive the full amount of the distributions that the Plan provides for Allowed Claims in each applicable Class and in the manner provided in the Plan. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims (which will only be made if and when they become Allowed Claims) shall be made pursuant to the provisions set forth in Article VI of the Plan. Except as otherwise expressly provided in the Plan, Holders of Claims and Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date. The Debtors shall have no obligation to recognize any transfer of Claims against any Debtor or privately held Interests occurring on or after the Distribution Record Date. Distributions to Holders of Claims or Interests related to publicly held Securities shall be made to such Holders in exchange for such Securities, which shall be deemed canceled as of the Effective Date.

2. Distribution Agent

Except as otherwise provided in the Plan, all distributions under the Plan shall be made by the Distribution Agent on the Effective Date or as soon as reasonably practicable thereafter. The Distribution Agent may hire professionals or consultants to assist with making disbursements. The Distribution Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

3. Distribution Record Date

On the Effective Date, the Claims Register shall be closed and the Distribution Agent shall be authorized and entitled to recognize only those record Holders, if any, listed on the Claims Register as of the close of business on the Distribution Record Date. The Distribution Agent shall have no obligation to recognize any transfer of Claims occurring on or after the

Distribution Record Date. In addition, with respect to payment of any Cure Claims or disputes over any Cure Claims, neither the Debtors nor the Distribution Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable Executory Contract or Unexpired Lease as of the Effective Date, even if such non-Debtor party has sold, assigned, or otherwise transferred its Cure Claim. The Distribution Record Date shall not apply to publicly held Securities deposited with DTC and, in connection with any distribution under the Plan to be effected through the facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise), the Debtors or the Reorganized Debtors, as applicable, shall be entitled to recognize and deal for all purposes under the Plan with Holders of Claims in each Class to the extent consistent with the customary practices of DTC used in connection with such distributions.

4. Rights and Powers of Distribution Agent

a. Powers of Distribution Agent

The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by Order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions thereof.

b. Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court and subject to the prior consent of the Reorganized Debtors, the amount of any reasonable and documented fees and out-of-pocket expenses incurred by the Distribution Agent on or after the Effective Date (including taxes) and any reasonable compensation and out-of-pocket expense reimbursement claims (including reasonable attorney fees and expenses) made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors in the ordinary course.

5. Delivery of Distributions and Undeliverable or Unclaimed Distributions

a. Delivery of Distributions

Except as otherwise provided in the Plan, the Distribution Agent shall make distributions to Holders of Allowed Claims (as applicable) as of the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided that the manner of such distributions shall be determined at the discretion of the Distribution Agent.

b. Minimum Distributions

No fractional shares of New Common Stock shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded as follows: (a) fractions of greater than one-half (1/2) shall be rounded to the next higher whole number and (b) fractions of one-half (1/2) or less than one-half (1/2) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Common Stock to be distributed to Holders of Allowed Claims under the Plan may be adjusted by the Debtors, with the consent of the Required Consenting Noteholders, as necessary to account for the foregoing rounding.

No payment of fractional cents shall be made pursuant to the Plan, including to Holders of Allowed General Unsecured Claims by the Distribution Agent. Whenever any payment of a fraction of a cent under the Plan would otherwise be required, the distribution shall reflect a rounding of such fraction to the nearest whole penny, rounded down to the next lower whole cent.

c. Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder of an Allowed Claim is returned as undeliverable, no distribution to such Holder shall be made unless and until the Distribution Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of the later of (i) six (6) months from the Effective Date, and (ii) the date of distribution. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further Order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim or Interest of any Holder to such property or interest in property shall be discharged and forever barred. The Reorganized Debtors and the Distribution Agent shall have no obligation to attempt to locate any Holder of an Allowed Claim other than by reviewing the Debtors’ books and records and the Bankruptcy Court’s filings.

Checks issued on account of Allowed Claims shall be null and void if not negotiated within one hundred eighty (180) calendar days from and after the date of issuance thereof. Requests for reissuance of any check must be made directly and in writing to the Distribution Agent by the Holder of the relevant Allowed Claim within the 180-calendar day period. After such date, the relevant Allowed Claim (and any Claim for reissuance of the original check), as applicable, shall be automatically discharged and forever barred, and such funds shall revert to the Reorganized Debtors (notwithstanding any applicable federal, provincial, state or other jurisdiction escheat, abandoned, or unclaimed property laws to the contrary).

6. Manner of Payment

At the option of the Distribution Agent, any Cash distribution to be made under the Plan may be made by check, wire transfer, automated clearing house, or credit card, or as otherwise required or provided in applicable agreements.

7. No Postpetition Interest on Claims

Unless otherwise specifically provided for in the Plan or by Order of the Bankruptcy Court, including the DIP Orders, postpetition interest shall not accrue or be paid on Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

8. Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, the Debtors, the Reorganized Debtors, or the Distribution Agent, as applicable, shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, such parties shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distributions to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors, the Reorganized Debtors, or the Distribution Agent, as applicable, reserve the right to allocate all distributions made under the Plan in compliance with applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

Notwithstanding any other provision of the Plan to the contrary, each Holder of an Allowed Claim that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such Holder by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution.

9. Allocations

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

10. Foreign Currency Exchange Rate

Except as otherwise provided in a Bankruptcy Court Order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, as of the Petition Date.

11. Setoffs and Recoupment

Except as expressly provided in the DIP Orders, the Confirmation Order, and the Plan, each Debtor or Reorganized Debtor, as applicable, may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any payments or distributions to be made pursuant to the Plan on account of any Allowed Claim, any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the Holder of such Allowed Claim; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim under the Plan shall constitute a waiver or release by a Debtor or Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Debtor or Reorganized Debtor or its successor may possess against the applicable Holder. In no event shall any Holder of a Claim be entitled to recoup such Claim against any claim, right, or Causes of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder has filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise.

12. Claims Paid or Payable by Third Parties

a. Claims Paid by Third Parties

The Debtors or the Reorganized Debtors, as applicable, shall reduce a Claim, and such Claim (or portion thereof) shall be Disallowed without a Claims objection having to be Filed and without any further notice to or action, Order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of Article VII.L.1 of the Plan, to the extent a Holder of a Claim receives a distribution on account of such Claim and also receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen (14) day grace period specified above until the amount is repaid.

b. Claims Payable by Third Parties

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ or Reorganized Debtors’ insurance policies, as applicable, until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim against any Debtor, then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, Order, or approval of the Bankruptcy Court.

c. Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Except as otherwise provided in the Plan or Confirmation Order, nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained in the Plan constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

13. Antitrust and Foreign Investment Approvals

Any New Common Stock to be distributed under the Plan to an Entity required to obtain any Antitrust and Foreign Investment Approval shall not be distributed until all Antitrust and Foreign Investment Approvals applicable to such Entity have been obtained.

G. Release, Injunction, and Related Provisions

1. Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the Confirmation Order or in any contract, instrument, or other agreement or document created pursuant to the Plan or the Confirmation Order, including the Plan Supplement and Definitive Documents, the distributions, rights, and treatments that are provided in the Plan or the Confirmation Order shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including Intercompany Claims that the Debtors resolve or compromise after the Effective Date) against, Interests in, and Causes of Action against the Debtors or the Reorganized Debtors of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against Liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan and the Confirmation Order on account of such Claims or Interests, including demands, Liabilities and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case, whether or not (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code, or (3) the Holder of such a Claim or Interest has accepted the Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims against, Causes of Action against, and Interests in the Debtors or the Reorganized Debtors, subject to the occurrence of the Effective Date.

2. Release of Liens

Except as otherwise specifically provided in the Plan, in any Definitive Document, or in any other contract, instrument, release, or other agreement or document amended or created pursuant to the Plan, including the ABL Exit Facility Documents (including in connection with any express written amendment of any mortgage, deed of trust, Lien, pledge, or other security interest under the ABL Exit Facility Documents), on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or Order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors. Any Holder of such a Secured Claim (and the applicable Agents/Trustees for such Holder, if any) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable Agents/Trustees), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including as required under the laws of other jurisdictions for non-U.S. security interests and including the execution, delivery, and filing or recording of such releases, and shall authorize the Reorganized Debtors to file UCC-3 termination statements (to the extent applicable) with respect thereto. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any Agent/Trustee for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the Agent/Trustee for such Holder) shall take any and all steps requested by the Debtors or the Reorganized Debtors that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall (a) pay the reasonable and documented fees and expenses of the applicable Agents/Trustees, in each case including local and foreign counsel, to the extent payable under the DIP Credit Agreement, the Prepetition ABL Credit Agreement, or the Secured Notes Indentures, as applicable, in connection with the foregoing and (b) be entitled to make any such filings or recordings on such Holder’s behalf.

3. Debtor Release

Notwithstanding anything else contained in the Plan to the contrary, to the fullest extent permitted by applicable law and approved by the Bankruptcy Court, pursuant to section 1123(b) of the Bankruptcy Code and Bankruptcy Rule 9019 and in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is deemed to be, and hereby is conclusively, absolutely, unconditionally, irrevocably, finally, and forever released and discharged by each and all of the Debtors, the Reorganized Debtors, and their Estates, including any successors to the Debtors or any Estate’s representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, including any derivative Claims asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, asserted or unasserted, matured or unmatured, liquidated or unliquidated, fixed or contingent, accrued or unaccrued, existing or hereafter arising, in law, equity, contract, tort, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Cause of Action against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, or their Estates (including the Debtors’ capital structure, management, ownership, assets, or operation thereof), the purchase, sale, or rescission of any Security of the Debtors or the Reorganized Debtors, the assertion or enforcement of rights and remedies against the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim, Causes of Action, or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or an Affiliate of a Debtor, the Chapter 11 Cases, the DIP Facility, the Prepetition ABL Credit Agreement, the Secured Notes Indentures, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, this Disclosure Statement, the Backstop Agreement, the Equity Rights Offering, the DIP Equitization Option, the ABL Exit Facility, the Plan (including, for the avoidance of doubt, the Plan Supplement), or any aspect of the Restructuring Transactions, including any contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the DIP Facility, this Disclosure Statement, the Backstop Agreement, the Equity Rights Offering, the ABL Exit Facility, the Plan, the Confirmation Order, the Chapter 11 Cases, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, any action or actions taken in furtherance of or consistent with the administration of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing.

Notwithstanding anything contained in the Plan to the contrary, the foregoing release does not release (1) any post-Effective Date obligations of any party or Entity under the Plan, any act occurring after the Effective Date with respect to the Restructuring Transactions, the obligations arising under Definitive Document to the extent imposing obligations arising after the Effective Date (including those set forth in the Plan Supplement), or other document, instrument, or agreement executed to implement the Plan, (2) the rights of Holders of Allowed Claims to receive distributions under the Plan, or (3) any Cause of Action included on the Schedule of Retained Causes of Action.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the terms by which matters are subject to a compromise and settlement, including the Debtor Releases in Article VIII.C of the Plan, which includes by reference each of the related provisions and definitions contained in the Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Debtor Releases in Article VIII.C of the Plan are: (1) essential to Confirmation of the Plan; (2) an exercise of the Debtors’ business judgment; (3) in exchange for the good and valuable consideration provided by the Released Parties, including the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (4) a good-faith settlement and compromise of the Claims and Causes of Action released by the Debtor Releases in Article VIII.C of the Plan; (5) in the best interests of the Debtors, their Estates, and all Holders of Claims and Interests; (6) fair, equitable, and reasonably given and made after due notice and opportunity for a hearing; and (7) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Releases in Article VIII.C of the Plan.

4. Third-Party Release

Except as otherwise expressly set forth in the Plan or the Confirmation Order, on and after the Effective Date, pursuant to Bankruptcy Rule 9019 and to the fullest extent permitted by applicable law and approved by the Bankruptcy Court, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is deemed to be, and hereby is conclusively, absolutely, unconditionally, irrevocably, finally, and forever released and discharged by each Releasing Party (in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities) from any and all Claims and Causes of Action, including any derivative Claims asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, asserted or unasserted, matured or unmatured, liquidated or unliquidated, fixed or contingent, accrued or unaccrued, existing or hereafter arising, in law, equity, contract, tort, or otherwise that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Cause of Action against, or Interest in, a Debtor based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, management, ownership, assets, or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim, Cause of Action, or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or an Affiliate of a Debtor, the Chapter 11 Cases, the DIP Facility, the Prepetition ABL Credit Agreement, the Secured Notes Indentures, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement,

this Disclosure Statement, the Equity Rights Offering, the DIP Equitization Option, the ABL Exit Facility, the Backstop Agreement, the Plan (including, for the avoidance of doubt, the Plan Supplement), or any aspect of the Restructuring Transactions, including any contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the DIP Facility, this Disclosure Statement, the Backstop Agreement, the Equity Rights Offering, the ABL Exit Facility, the Plan, the Confirmation Order, the Chapter 11 Cases, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, any action or actions taken in furtherance of or consistent with the administration of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing.

Notwithstanding anything contained in the Plan to the contrary, the foregoing release does not release (1) any post-Effective Date obligations of any party or Entity under the Plan, any act occurring after the Effective Date with respect to the Restructuring Transaction, the obligations arising under Definitive Document to the extent imposing obligations arising after the Effective Date (including those set forth in the Plan Supplement), or other document, instrument, or agreement executed to implement the Plan, (2) the rights of Holders of Allowed Claims to receive distributions under the Plan, (3) the rights of any current employee of the Debtors under any employment agreement or plan, or (4) the rights of the Debtors with respect to any confidentiality provisions or covenants restricting competition in favor of the Debtors under any employment agreement with a current or former employee of the Debtors.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the terms by which matters are subject to a compromise and settlement, including the Debtor Releases in Article VIII.C of the Plan, which includes by reference each of the related provisions and definitions contained in the Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Releases in Article VIII.D of the Plan are: (1) essential to Confirmation of the Plan; (2) in exchange for the good and valuable consideration provided by the Released Parties, including the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (3) a good-faith settlement and compromise of the Claims and Causes of Action released by the Third-Party Releases in Article VIII.D of the Plan; (4) in the best interests of the Debtors and their Estates and all Holders of Claims and Interests; (5) fair, equitable, and reasonably given and made after due notice and opportunity for a hearing; and (6) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Releases in Article VIII.D of the Plan.

5. Exculpation

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action or Claim whether direct or derivate related to any act or omission in connection with, relating to, or arising out of the Chapter 11 Cases from the Petition Date to the Effective Date, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, this Disclosure Statement, the Backstop Agreement, the Equity Rights Offering, the DIP Equitization Option, the ABL Exit Facility, the Plan, the Plan Supplement, or any transaction related to the Restructuring, any contract, instrument, release, or other agreement or document created or entered into before or during the Chapter 11 Cases in connection with the Restructuring Transactions, any preference, fraudulent transfer, or other avoidance Claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing, except for Claims related to any act or omission that is determined in a Final Order to have constituted willful misconduct, gross negligence, or actual fraud, but in all respects such Exculpated Parties shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan and the Confirmation Order.

The Exculpated Parties set forth above have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with applicable law with respect to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not and shall not be liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

6. Injunction

Upon entry of the Confirmation Order, all Holders of Claims and Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and Affiliates, and each of their successors and assigns, shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan in relation to any Claim or Interest that is extinguished, discharged, or released pursuant to the Plan.

Except as otherwise expressly provided in the Plan or the Confirmation Order, or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims, Interests, or Causes of Action that have been released, discharged, or are subject to exculpation pursuant to Article VIII of the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, and/or the Released Parties:

a.	commencing, conducting, or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action;

b.

enforcing, levying, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or Order against such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action;

c.

creating, perfecting, or enforcing any Lien or encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action;

d.

asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and

e.

commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action released or settled pursuant to the Plan or the Confirmation Order.

No Person or Entity may commence or pursue a Claim or Cause of Action of any kind against the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties that relates to or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of a Claim or Cause of Action related to the Chapter 11 Cases prior to the Effective Date, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Disclosure Statement, the Backstop Agreement, the Equity Rights Offering, the DIP Equitization Option, the ABL Exit Facility, the Plan, the Plan Supplement, or any transaction related to the Restructuring, any contract, instrument, release, or other agreement or document created or entered into before or during the Chapter 11 Cases in connection with the Restructuring Transactions, any preference, fraudulent transfer, or other avoidance Claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing, without regard to whether such Person or Entity is a Releasing Party, without the Bankruptcy Court (1) first determining, after notice and a hearing, that such Claim or Cause of Action represents a colorable Claim of any kind and (2) specifically authorizing such Person or Entity to bring such Claim or Cause of Action against any such Debtor, Reorganized Debtor, Exculpated Party, or Released Party.

The Bankruptcy Court will have sole and exclusive jurisdiction to adjudicate the underlying colorable Claim or Causes of Action.

Notwithstanding anything to the contrary in the foregoing, the injunction does not enjoin any party under the Plan, the Confirmation Order or under any other Definitive Document or other document, instrument, or agreement (including those attached to this Disclosure Statement or included in the Plan Supplement) executed to implement the Plan and the Confirmation Order from bringing an action to enforce the terms of the Plan, the Confirmation Order or such document, instrument, or agreement (including those attached to this Disclosure Statement or included in the Plan Supplement) executed to implement the Plan and the Confirmation Order. The injunction in the Plan shall extend to any successors and assigns of the Debtors and the Reorganized Debtors and their respective property and interests in property.

7. Waiver of Statutory Limitations on Releases

Each Releasing Party in each of the releases contained in the Plan expressly acknowledges that although ordinarily a general release may not extend to Claims that the Releasing Party does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, each Releasing Party has carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or Claims. Without limiting the generality of the foregoing, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of law that provides that a release does not extend to Claims that the claimant does not know or suspect to exist in its favor at the time of executing the release, which if known by it may have materially affected its settlement with the Released Party. The releases contained in the Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

8. Protection against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, or discriminate with respect to such a grant against the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases, but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

9. Document Retention

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

10. Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of Allowance or Disallowance, such Claim shall be forever Disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

H. Conditions Precedent to the Confirmation of the Plan

1. Conditions Precedent to the Effective Date

It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B of the Plan:

a.

the Restructuring Support Agreement shall not have been terminated, shall continue to be in full force and effect, and no event or occurrence shall have occurred that, with the passage of time or giving of notice, would give rise to the right of the Required Consenting Noteholders to terminate the Restructuring Support Agreement;

b.	the DIP Orders shall not have been vacated, stayed, or modified without the prior written consent of the Required Lenders (as defined in the DIP Credit Agreement);

c.

no Default or Event of Default (each as defined in the DIP Credit Agreements or DIP Order, as applicable) shall have occurred and be continuing under the DIP Credit Agreements or the DIP Order, as applicable, that has not been waived by the DIP Agent or cured by the Debtors in a manner consistent with the DIP Documents;

d.	the DIP Claims shall have been indefeasibly paid in accordance with the terms of the DIP Documents;

e.	all of the conditions precedent for consummation of the transactions contemplated by the Backstop Agreement shall have been satisfied or waived in accordance with the terms thereof

f.

the Bankruptcy Court shall have entered the Backstop Order, in form and substance acceptable to the Required Consenting Noteholders, which shall not have been stayed, reversed, vacated, amended, supplemented, or otherwise modified, unless waived by the Required Consenting Noteholders;

g.

the Backstop Agreement shall not have been terminated, shall continue to be in full force and effect, and no event or occurrence shall have occurred that, with the passage of time or giving of notice, would give rise to the right of the Required Equity Commitment Parties to terminate the Backstop Agreement;

h.	the Equity Rights Offerings shall have been consummated;

i.

all financing necessary for the Plan shall have been obtained, and any documents related thereto shall have been executed, delivered, and be in full force and effect (with all conditions precedent thereto, other than the occurrence of the Effective Date or certification by the Debtors that the Effective Date has occurred, having been satisfied or waived);

j.

all Restructuring Expenses, to the extent invoiced as provided in the Plan at least two (2) Business Days before the Effective Date, shall have been paid in full in cash in accordance with the terms and conditions set forth in the Restructuring Support Agreement, the DIP Orders, and the Backstop Order;

k.	the Professional Fee Escrow shall have been established and funded with Cash in accordance with Article II.D.1 of the Plan;

l.	the New Organizational Documents shall have been adopted;

m.

all requisite filings with governmental authorities and third parties shall have become effective, and all such governmental authorities and third parties shall have approved or consented to the Restructuring Transactions, to the extent required;

n.

the Debtors shall have implemented the Restructuring Transactions and all other transactions contemplated by the Plan and the Restructuring Support Agreement in a manner consistent in all respects with the Plan and Restructuring Support Agreement;

o.	all documents contemplated by the Restructuring Support Agreement to be executed and delivered on or before the Effective Date shall have been executed and delivered;

p.

the Bankruptcy Court shall have entered an Order conditionally approving the Disclosure Statement, in form and substance acceptable to the Required Consenting Noteholders, which shall not have been stayed, reversed, vacated, amended, supplemented, or otherwise modified, unless waived by the Required Consenting Noteholders;

q.

the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein (and any amendment thereto), each in form and substance acceptable to the Required Consenting Noteholders, shall have been Filed in a manner consistent in all material respects with the Restructuring Support Agreement and the consent rights contained therein; and

r.

the Bankruptcy Court shall have entered the Confirmation Order, in form and substance acceptable to the Required Consenting Noteholders, which shall not have been stayed, reversed, vacated, amended, supplemented, or otherwise modified, unless waived by the Required Consenting Noteholders.

2. Waiver of Conditions

Any condition to the Effective Date of the Plan set forth in Article IX.A thereof may be waived, in whole or in part, by the Debtors with the prior written consent of the Required Consenting Noteholders, without notice, leave, or Order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan.

3. Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

4. Effect of Nonoccurrence of a Condition

If the Effective Date does not occur, then: (1) the Plan will be null and void in all respects; and (2) nothing contained in the Plan, this Disclosure Statement, or the Restructuring Support Agreement shall: (a) constitute a waiver or release of any Claims, Interests, or Causes of Action by any Entity; (b) prejudice in any manner the rights of any Debtor or any other Entity; or (c) constitute an admission, acknowledgment, offer, or undertaking of any sort by any Debtor or any other Entity.

I. Modification, Revocation, or Withdrawal of the Plan

1. Modification and Amendments

Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 (as well as those restrictions on modifications set forth in the Plan), the Debtors reserve the right to modify the Plan without additional disclosure pursuant to section 1125 of the Bankruptcy Code prior to the Confirmation Date and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not re-solicit votes on such modified Plan. After the Confirmation Date and before substantial consummation of the Plan, the Debtors may initiate proceedings in the Bankruptcy Court pursuant to section 1127(b) of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Plan Supplement, this Disclosure Statement, or the Confirmation Order, relating to such matters as may be necessary to carry out the purposes and intent of the Plan.

After the Confirmation Date, but before the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan (including the Plan Supplement) without further order or approval of the Bankruptcy Court; provided that such adjustments and modifications do not materially and adversely affect the treatment of Holders of Claims or Interests.

2. Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof in accordance are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

3. Revocation or Withdrawal of the Plan

The Debtors reserve the right to revoke or withdraw the Plan before the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then, absent further order of the Bankruptcy Court: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise not previously approved by Final Order of the Bankruptcy Court embodied in the Plan (including the fixing or limiting to an amount certain of the Claims or Interests or Classes of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor, any Holder, any Person, or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor, any Holder, any Person, or any other Entity.

J. Retention of Jurisdiction

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over the Chapter 11 Cases and all matters arising out of, or related to, the Chapter 11 Cases, the Confirmation Order, and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

a.

allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;

b.

decide and resolve all matters related to the granting and denying, in whole or in part, of any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan;

c.

resolve any matters related to: (i) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is a party or with respect to which a Debtor may be liable in any manner and to hear, determine, and, if necessary, liquidate any Claims arising therefrom, including Cure Claims; (ii) any dispute regarding whether a contract or lease is or was executory, expired, or terminated; (iii) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (iv) any other issue related to any Executory Contracts and Unexpired Leases; or (v) any dispute regarding whether the Plan or any Restructuring Transactions trigger any cross-default or change of control provision in any contract or agreement;

d.

resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Cases, this Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to any Cure Claim, in each case, for the purpose of determining whether a Claim or Interest is discharged under the Plan or for any other purpose;

e.

ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan or the Confirmation Order;

f.

adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

g.

adjudicate, decide, or resolve any and all matters related to Causes of Action that may arise from or in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

h.	adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

i.

enter and implement such Orders as may be necessary or appropriate to construe, execute, implement, or consummate the provisions of the Plan or the Confirmation Order and all contracts, instruments, releases, indentures, and other agreements or documents created or entered into in connection with the Plan, the Confirmation Order, or this Disclosure Statement;

j.	enter and enforce any Order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

k.

resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or the Confirmation Order or any Entity’s obligations incurred in connection with the Plan or the Confirmation Order and the administration of the Estates;

l.

hear and determine disputes arising in connection with the interpretation, implementation, effect, or enforcement of the Plan, the Plan Supplement, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

m.

issue injunctions, enter and implement other Orders, or take such other actions as may be necessary or appropriate in aid of execution, implementation, or Consummation of the Plan or to restrain interference by any Entity with Consummation or enforcement of the Plan or the Confirmation Order;

n.	resolve any matters related to the issuance of the New Common Stock;

o.

adjudicate, decide, or resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the settlements, compromises, discharges, releases, injunctions, exculpations, and other provisions contained in Article VIII of the Plan, and enter such Orders as may be necessary or appropriate to implement such discharges, releases, injunctions, exculpations, and other provisions;

p.

adjudicate, decide, or resolve any cases, controversies, suits, disputes or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim for amounts not timely repaid pursuant to Article VII.L of the Plan;

q.	enter and implement such Orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

r.

determine any other matters that may arise in connection with or relate to the Plan, this Disclosure Statement, the Confirmation Order, the Plan Supplement, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or this Disclosure Statement, including the Restructuring Support Agreement; provided that the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement that have a jurisdictional, forum selection, or dispute resolution clause that refers disputes to a different court or arbitration forum;

s.	adjudicate any and all disputes arising from or relating to distributions under the Plan or any transactions contemplated thereby;

t.	consider any modifications of the Plan to cure any defect or omission or to reconcile any inconsistency in any Bankruptcy Court Order, including the Confirmation Order;

u.	determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

v.	adjudicate, decide, or resolve disputes as to the ownership of any Claim or Interest;

w.	adjudicate, decide, or resolve all matters related to any subordinated Claim;

x.	adjudicate, decide, or resolve matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

y.	grant any consensual request to extend the deadline for assuming or rejecting unexpired leases pursuant to section 365(d)(4) of the Bankruptcy Code;

z.	enforce all Orders entered by the Bankruptcy Court in connection with the Chapter 11 Cases;

aa.	hear any other matter not inconsistent with the Bankruptcy Code;

bb.	enter an Order concluding or closing any or all of the Chapter 11 Cases;

cc.

enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Cases with respect to any Person or Entity, and resolve any cases, controversies, suits, or disputes that may arise in connection with any Person or Entity’s rights arising from or obligations incurred in connection with the Plan; and

dd.

hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in the Plan, including under Article VIII of the Plan.

Nothing in the Plan limits the jurisdiction of the Bankruptcy Court to interpret and enforce the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan, the Plan Supplement, or this Disclosure Statement, without regard to whether the controversy with respect to which such interpretation or enforcement relates may be pending in any state or other federal court of competent jurisdiction.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in Article XI of the Plan, the provisions of Article XI of the Plan shall have no effect on and shall not control, limit, or prohibit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

Unless otherwise specifically provided in the Plan or in a prior Order of the Bankruptcy Court, the Bankruptcy Court shall have exclusive jurisdiction to hear and determine disputes concerning Claims against or Interests in the Debtors that arose prior to the Effective Date.

K. Miscellaneous Provisions

1. Immediate Binding Effect

Subject to Article IX.A of the Plan and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the final versions of the documents contained in the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all Holders of Claims or Interests (regardless of whether their Claims or Interests are deemed to have accepted or rejected the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges and injunctions described in the Plan or the Confirmation Order, each Entity acquiring property under the Plan or the Confirmation Order, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims and Interests shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan and the Confirmation Order, regardless of whether any such Holder of a Claim or Interest has voted on the Plan.

2. Waiver of Stay

The requirements under Bankruptcy Rule 3020(e) that an order confirming a plan is stayed until the expiration of fourteen days after entry of the order shall be waived by the Confirmation Order. The Confirmation Order shall take effect immediately and shall not be stayed pursuant to the Bankruptcy Code, Bankruptcy Rules 3020(e), 6004(h), 6006(d), or 7062 or otherwise.

3. Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and the Confirmation Order. The Debtors or the Reorganized Debtors, as applicable, and all Holders of Allowed Claims receiving distributions pursuant to the Plan and the Confirmation Order and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan and the Confirmation Order.

4. Payment of Statutory Fees

All fees due and payable before the Effective Date pursuant to section 1930(a) of the Judicial Code shall be paid by each of the Debtors or the Reorganized Debtors, as applicable, for each quarter (including any fraction thereof), until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first; provided that on and after the Effective Date, the Reorganized Debtors shall (1) pay in full in cash when due and payable, and shall be responsible for paying, any and all such fees and interest with respect to any and all disbursements (and any other actions giving rise to such fees and interest) of the Reorganized Debtors, and (2) File in the Chapter 11 Cases (to the extent they have not yet been closed, dismissed, or converted) quarterly reports as required by the Bankruptcy Code, Bankruptcy Rules, and Local Rules, as applicable, in connection therewith. The U.S. Trustee shall not be required to file any proof of claim or request for payment for quarterly fees.

5. Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court enters the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor or any other Entity with respect to the Plan, this Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor or any Entity unless and until the Effective Date has occurred.

6. Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan or the Confirmation Order shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign, Affiliate, officer, director, manager, agent, representative, attorney, beneficiary, or guardian, if any, of each Entity.

7. Notices

To be effective, all notices, requests, and demands to or upon the Debtors shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided in the Plan, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

a. If to the Debtors or the Reorganized Debtors:

Party City Holdco Inc.
100 Tice Boulevard
Woodcliff Lake, New Jersey 07677

Attention:	David Orlofsky, Chief Restructuring Officer
Email:

With copies (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064

Attention:	Paul M. Basta, Kenneth S. Ziman, Christopher J. Hopkins, and Grace Hotz
Email:
- and -

Porter Hedges LLP
1000 Main St., 36th Floor
Houston, TX 77002

Attention:	John F. Higgins, M. Shane Johnson, and Megan Young-John
Email:

b. If to the Creditors’ Committee:

Pachulski Stang Ziehl & Jones, LLP
780 Third Avenue
34th Floor New York, NY 10017

Attention:	Bradford J. Sandler, Robert J. Feinstein, Shirley S. Cho, and Steven W. Golden
Email:

c. If to a Consenting Noteholder, or a transferee thereof:

To the address set forth below the Consenting Noteholder’s signature page to the Restructuring Support Agreement (or as directed by any transferee thereof), as the case may be.

With copies (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017

Attention:	Damian S. Schaible, Adam L. Shpeen, Jonah A. Peppiatt, and Abraham Bane
Email:

d. A copy of any notice relating to or affecting the Anagram Wholly-Owned Subsidiaries shall also be provided to:

Anagram International, Inc.
7700 Anagram Drive
Minneapolis, MN 55344

Attention:	Christopher Wiles
James Wolf
Email:

With copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017

Attention:	Sunny Singh
Nicholas Baker
Email:

and

Ankura Consulting Group, LLC
485 Lexington Avenue, 10th Floor
New York, NY 10017

Attention:	Benjamin Jones
Adrian Frankum
Email:

After the Effective Date, the Reorganized Debtors have the authority to send a notice to Entities that, to continue to receive documents pursuant to Bankruptcy Rule 2002, they must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors and the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

8. Term of Injunctions or Stays

Unless otherwise provided in the Plan or the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to section 105 or 362 of the Bankruptcy Code or any Order of the Bankruptcy Court, and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

9. Entire Agreement

Except as otherwise indicated, the Plan, the Confirmation Order, the applicable Definitive Documents, the Plan Supplement, and documents related thereto supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan, the Confirmation Order, the Definitive Documents, the Plan Supplement, and documents related thereto.

10. Exhibits

All exhibits and documents included in the Plan, the Confirmation Order, and the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at http://cases.ra.kroll.com/PCHI/ or the Bankruptcy Court’s website at http://www.txs.uscourts.gov/.

11. Deemed Acts

Subject to and conditioned on the occurrence of the Effective Date, whenever an act or event is expressed under the Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party by virtue of the Plan and the Confirmation Order.

12. Severability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, may alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided that any such alteration or interpretation shall be consistent with the Restructuring Support Agreement and the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the consent of the Debtors or the Reorganized Debtors, as applicable; and (3) non-severable and mutually dependent.

13. Votes Solicited in Good Faith

Upon entry of the Confirmation Order, each of the Released Parties and Exculpated Parties will be deemed to have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Bankruptcy Code and in a manner consistent with this Disclosure Statement, the Plan, the Bankruptcy Code, the Bankruptcy Rules, and all other applicable rules, laws, and regulations in connection with all of their respective activities relating to support and consummation of the Plan, including the negotiation, execution, delivery, and performance of the Restructuring Support Agreement and are entitled to the protections of section 1125(e) of the Bankruptcy Code and all other applicable protections and rights provided in the Plan. Without limiting the generality of the foregoing, upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code and other applicable law, and, pursuant to section 1125(e) of the Bankruptcy Code, any person will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan or the Equity Rights Offering, and, therefore, none of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and the Equity Rights Offering.

14. Request for Expedited Determination of Taxes

The Debtors shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date

15. No Waiver or Estoppel

Upon the Effective Date, each Holder of a Claim or Interest shall be deemed to have waived any right to assert that its Claim or Interest should be Allowed in a certain amount, in a certain priority, be secured, or not be subordinated by virtue of an agreement made with the Debtors and/or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, this Disclosure Statement, or papers filed with the Bankruptcy Court prior to the Confirmation Date.

16. Dissolution of the Creditors’ Committee and Cessation of Fee and Expense Payment

On the Effective Date, the Creditors’ Committee and any other statutory committee appointed in the Chapter 11 Cases shall dissolve automatically and the members thereof shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases, except for the filing of applications for compensation. The Reorganized Debtors shall not be responsible for paying any fees or expenses incurred by the members of or advisors to the Creditors’ Committee or any other statutory committee appointed in the Chapter 11 Cases after the Effective Date.

17. Closing of Chapter 11 Cases

Upon the occurrence of the Effective Date, the Reorganized Debtors shall be permitted to (1) close all of the Chapter 11 Cases except for one of the Chapter 11 Cases as determined by the Reorganized Debtors, and all contested matters relating to each of the Debtors, including objections to Claims, shall be administered and heard in such Chapter 11 Case and (2) change the name of the remaining Debtor and case caption of the remaining open Chapter 11 Case as desired, in the Reorganized Debtors’ sole discretion.

18. Creditor Default

An act or omission by a Holder of a Claim or an Interest in contravention of the provisions of the Plan shall be deemed an event of default under the Plan. Upon an event of default, the Reorganized Debtors may seek to hold the defaulting party in contempt of the Confirmation Order and shall be entitled to reasonable attorneys’ fees and costs of the Reorganized Debtors in remedying such default. Upon the finding of such a default by a Holder of a Claim or Interest, the Bankruptcy Court may: (1) designate a party to appear, sign, and/or accept the documents required under the Plan on behalf of the defaulting party, in accordance with Bankruptcy Rule 7070; (2) enforce the Plan by order of specific performance; (3) award judgment against such defaulting Holder of a Claim or Interest in favor of the Reorganized Debtor in an amount, including interest, to compensate the Reorganized Debtors for the damages caused by such default; and (4) make such other Order as may be equitable that does not materially alter the terms of the Plan.

ARTICLE VII.

VALUATION OF THE REORGANIZED DEBTORS

To provide information to parties in interest regarding the possible range of values of their distributions under the Plan, it is necessary to ascribe an estimated value, or range of values, to the Reorganized Debtors. The Debtors have been advised by their investment banker, Moelis, with respect to the estimated value of the Reorganized Debtors on a going-concern basis.

A summary of the valuation analysis (the “Valuation Analysis”) performed by Moelis is attached hereto as Exhibit D. The estimates of the enterprise value contained therein do not reflect values that could be attainable in public or private markets, and are not a prediction or guarantee of the actual market value of the Reorganized Debtors that could be realized through the sale of any securities to be issued pursuant to the Plan.

Depending on the results of the Reorganized Debtors’ operations, changes in the financial markets and/or other economic conditions, the value of the Reorganized Debtors may change significantly. In addition, the valuation of newly issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by the Debtors’ history in the Chapter 11 Cases, conditions affecting generally the industry in which the Debtors participate, and by other factors not capable of accurate prediction. Accordingly, the Reorganized Debtors’ enterprise value estimated by Moelis does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets. The equity value ascribed in the analysis does not purport to be an estimate of the post-reorganization market trading value. Such trading value may be materially different from the reorganization equity value ranges described in Moelis’ valuation analysis. The estimated Reorganized Debtors’ enterprise value depends highly upon achieving the future financial results set forth in the Financial Projections (as defined below), as well as the realization of certain other assumptions that are not guaranteed. The valuations set forth therein represent estimated reorganization enterprise values and do not necessarily reflect values that could be attainable in public or private markets. The estimated equity value ascribed in the analysis does not purport to be an estimate of the post-reorganization market trading value of the Reorganized Debtors. Such a market trading value, if any, may differ materially from the estimated reorganization equity value associated with the valuation analysis.

ARTICLE VIII.

TRANSFER RESTRICTIONS AND

CONSEQUENCES UNDER FEDERAL SECURITIES LAWS

No registration statement will be filed under the Securities Act or pursuant to any state securities laws with respect to the offer and distribution of New Common Stock and Equity Subscription Rights under or in connection with the Plan. The Debtors believe that the provisions of section 1145(a)(1) of the Bankruptcy Code and/or section 4(a)(2) of, or Regulation D under, the Securities Act will exempt the offer, issuance and distribution of the New Common Stock and the Equity Subscription Rights (and New Common Stock issuable upon exercise thereof) issued under or in connection with the Plan on account of Allowed Claims from federal and state securities registration requirements. The Debtors believe that the other shares of New Common Stock that will be issued to the Equity Commitment Parties under the Backstop Agreement (including those issued on account of the Backstop Commitment Premium under the Backstop Agreement and those issued in respect of each Equity Commitment Party’s exercise of its own Equity Subscription Rights) will be issued under section 1145(a)(1) of the Bankruptcy Code. The New Common Stock issued to affiliates of the Company will be treated as issued pursuant to section 1145(a)(1), but will be subject to the restrictions on resale of securities held by affiliates of an issuer. The offer (to the extent applicable), issuance and distribution of the Unsubscribed Shares shall be exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof and/or Regulation D thereunder. To the extent issued and distributed in reliance on Section 4(a)(2) of the Securities Act or Regulation D thereunder, the Unsubscribed Shares will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration under the Securities Act and other applicable law. Persons to whom the New Common Stock is issued are also subject to restrictions on resale to the extent they are deemed an “issuer,” an “underwriter,” or a “dealer” with respect to such New Common Stock, as further described below. In addition to the restrictions referred to below, holders of such restricted stock will also be subject to the transfer restrictions contained in the terms thereof, as well as in any Shareholders’ Agreement or similar agreement

A. 1145 Securities

1. Issuance

The Plan provides for the offer, issuance, sale, or distribution of New Common Stock (such New Common Stock, other than any Unsubscribed Shares, the “Section 1145 Securities”). The offer, issuance, sale, or distribution of the Section 1145 Securities by the Debtors will be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or other law requiring registration prior to the offering, issuance, distribution, or sale of securities in accordance with, and pursuant to, section 1145 of the Bankruptcy Code, except with respect to an entity that is an “underwriter”, as defined in section 1145(b) of the Bankruptcy Code (as further discussed below).

Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under Section 5 of the Securities Act and state or local securities laws if three principal requirements are satisfied: (i) the securities must be offered and sold under a plan of reorganization and must be securities issued by the debtor, an affiliate participating in a joint plan with the debtor, or a successor to the debtor under the plan; (ii) the recipients of the securities must hold prepetition or administrative expense claims against the debtor or interests in the debtor; and (iii) the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor, or “principally” in exchange for such claim or interest and “partly” for cash or property.

The offer, issuance, and distribution under the Plan to Holders of Class 4 Claims of the New Common Stock and the Equity Subscription Rights (and any New Common Stock issued upon exercise of the Equity Subscription Rights, other than any Unsubscribed Shares), are exempt under section 1145(a)(1) of the Bankruptcy Code because:

•	all of such securities are being offered and sold under the Plan and are securities of a successor to the Debtors under the Plan; and

•	all of such securities are being issued principally in exchange for claims against or interests in the Debtors and partially for cash.

The offer, issuance and distribution under the Plan to Equity Commitment Parties of shares of New Common Stock under the Backstop Commitment Agreement:

•	in respect of the exercise of their own Equity Subscription Rights will be exempt under Section 1145(a)(1) of the Bankruptcy Code as described above; and

in respect of the Backstop Commitment Premium payable by the Debtors under the Backstop Commitment Agreement will be exempt under Section 1145(a)(1) of the Bankruptcy Code as being issued entirely in exchange for administrative claims against the Debtors and therefore exempt under Section 1145(a)(1) of the Bankruptcy Code.

2. Subsequent Transfers

Except as set forth below with respect to the Subscription Rights, the Section 1145 Securities may be freely transferred by recipients following the initial issuance under the Plan, and all resales and subsequent transfers of the Section 1145 Securities are exempt from registration under the Securities Act and state securities laws, unless the Holder is an “underwriter” with respect to such securities, as defined in section 1145(b) of the Bankruptcy Code. Section 1145(b) of the Bankruptcy Code defines four types of “underwriters”, excluding, in each case, with respect to ordinary trading transactions of an entity that is not an issuer:

i.

a person (as defined in section 101(41) of the Bankruptcy Code, a “Person”) who purchases a claim against, an interest in, or a claim for an administrative expense against the debtor with a view to distributing any security received in exchange for such claim or interest;

ii.	a Person who offers to sell securities offered or sold under a plan for the holders of such securities;

iii.	a Person who offers to buy securities offered or sold under a plan from the holders of such securities, if the offer to buy is:

a.	with a view to distributing such securities; and

b.	under an agreement made in connection with the plan, the consummation of the plan, or with the offer or sale of securities under the plan; and

iv.

a Person who is an “issuer”, which includes affiliates of the issuer, defined as persons who are in a relationship of “control” with the issuer (as used in in Section 2(a)(11) of the Securities Act) with respect to the securities.

Under Section 2(a)(11) of the Securities Act, an “issuer” includes any Person directly or indirectly controlling or controlled by the issuer, or any Person under direct or indirect common control of the issuer (or is an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act).

To the extent that Persons who receive Section 1145 Securities pursuant to the Plan and the Confirmation Order are deemed to be underwriters under section 1145(b) of the Bankruptcy Code, resales by such Persons would not be exempted from registration under the Securities Act or other applicable Law by section 1145 of the Bankruptcy Code. Persons deemed to be underwriters under section 1145(b) of the Bankruptcy Code may, however, be permitted to resell such Section 1145 Securities without registration pursuant to and in accordance with the provisions of Rule 144 under the Securities Act, which is described in Article IV.F.1 of the Plan, or another available exemption under the Securities Act. In addition, such Persons will also be entitled to resell their Section 1145 Securities in transactions registered under the Securities Act following the effectiveness of a registration statement.

Holders of Section 1145 Securities who are deemed underwriters may be able to resell Section 1145 Securities pursuant to the limited safe harbor resale provision under Rule 144 of the Securities Act. Generally, Rule 144 would permit the public sale of securities received by such Person if, at the time of the sale, certain current public information regarding the issuer is available, and only if such Person also complies with the volume, manner of sale, and notice requirements of Rule 144. If the issuer is not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), adequate current public information as specified under Rule 144 is available if certain company information is made publicly available, as specified in Section (c)(2) of Rule 144. The debtors expect that, after the Effective Date, the issuer of the New Common Stock will not be subject to the reporting requirements under Section 13 or 15(d) of the Exchange Act.

Whether or not any particular Person would be deemed to be an underwriter with respect to the Section 1145 Securities or other security to be issued pursuant to the Plan and the Confirmation Order would depend upon various facts and circumstances applicable to that Person. Accordingly, the Debtors express no view as to whether any particular Person receiving Section 1145 Securities or other securities under the Plan and the Confirmation Order would be an underwriter with respect to such Section 1145 Securities or other securities, whether such Person may freely resell such securities or the circumstances under which they may resell such securities.

Notwithstanding the foregoing, the Section 1145 Securities will be subject to any applicable transfer restrictions in the New Shareholders’ Agreement, if any.

B. Section 4(a)(2) Securities

1. Issuance

Section 4(a)(2) of the Securities Act provides that the issuance of securities by an issuer in transactions not involving a public offering is exempt from registration under the Securities Act. Rule 506 of Regulation D is a non-exclusive safe harbor from registration promulgated by the SEC under Section 4(a)(2) of the Securities Act.

The Debtors believe that the Unsubscribed Shares, if any, to be purchased by the Equity Commitment Parties pursuant to the Backstop Agreement (collectively, the “4(a)(2) Securities”) are issuable without registration under the Securities Act in reliance upon the exemption from registration provided under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder, and similar registration exemptions applicable outside of the United States. The 4(a)(2) Securities will be subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration, or an applicable exemption from registration, under the Securities Act and other applicable Law, as described below.

2. Subsequent Transfers

The 4(a)(2) Securities will be deemed “restricted securities” (as defined in Rule 144(a)(3) of the Securities Act), will bear customary legends and transfer restrictions and may not be offered, sold, exchanged, assigned, or otherwise transferred unless they are registered under the Securities Act, or an exemption from registration under the Securities Act is available. If in the future a Holder of 4(a)(2) Securities decides to offer, resell, pledge or otherwise transfer any 4(a)(2) Securities, such 4(a)(2) Securities may be offered, resold, pledged or otherwise transferred only (i) in the United States to a person whom the seller reasonably believes is a qualified institutional buyer (as defined in Rule 144A promulgated under the Securities Act (“Rule 144A”)) in a transaction meeting the requirements of Rule 144A, (ii) outside the United States in a transaction complying with the provisions of Rule 904 under the Securities Act, (iii) pursuant to an exemption from registration under the Securities Act (including the exemption provided by Rule 144) (to the extent the exemption is available), or (iv) pursuant to an effective registration statement or under an available exemption from the registration requirements of the Securities Act, in each of cases (i)-(iv) in accordance with any applicable securities laws of any state of the United States. Such Holder will, and each subsequent Holder is required to, notify any subsequent acquiror of the 4(a)(2) Securities from it of the resale restrictions referred to above.

Rule 144 provides a limited safe harbor for the resale of restricted securities (such that the seller is not deemed an “underwriter”) if certain conditions are met. These conditions vary depending on whether the seller of the restricted securities is an “affiliate” of the issuer. Rule 144 defines an affiliate as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.”

A non-affiliate of an issuer that is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and who has not been an affiliate of the issuer during the ninety (90) days preceding such sale may resell restricted securities pursuant to Rule 144 after a one-year holding period whether or not there is current public information regarding the issuer available and without compliance with the volume, manner of sale, and notice requirements described below.

An affiliate of an issuer that is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act may resell restricted securities after the one-year holding period if at the time of the sale certain current public information regarding the issuer is available. An affiliate must also comply with the volume, manner of sale, and notice requirements of Rule 144. First, the rule limits the number of restricted securities (plus any unrestricted securities) sold for the account of an affiliate (and related persons) in any three-month period to the greater of 1% of the outstanding securities of the same class being sold, or, if the class is listed on a stock exchange, the average weekly reported volume of trading in such securities during the four weeks preceding the filing of a notice of proposed sale on Form 144 or if no notice is required, the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker. (In the case of debt securities, the amount of debt securities sold for the account of an affiliate in any three-month period may not exceed the greater of the limitation set forth in the preceding sentence or 10% of the principal amount of the applicable tranche of debt securities.) Second, the manner of sale requirement provides that the restricted securities must be sold in a broker’s transaction, directly with a market maker or in a riskless principal transaction (as defined in Rule 144). Third, if the amount of securities sold under Rule 144 in any three-month period exceeds 5,000 shares or other units or has an aggregate sale price greater than $50,000, an affiliate must file or cause to be filed with the SEC three copies of a notice of proposed sale on Form 144 and provide a copy to any exchange on which the securities are traded.

The Debtors believe that the Rule 144 exemption will not be available with respect to any 4(a)(2) Securities (whether held by non-affiliates or affiliates) until at least one year after the Effective Date. Accordingly, unless transferred pursuant to an effective registration statement or another available exemption from the registration requirements of the Securities Act, non-affiliate Holders of 4(a)(2) Securities will be required to hold their 4(a)(2) Securities for at least one year and, thereafter, to sell them only in accordance with the applicable requirements of Rule 144, pursuant to an effective registration statement or pursuant to another available exemption from the registration requirements of applicable securities laws. The debtors expect that, after the Effective Date, the issuer of the New Common Stock will not be subject to the reporting requirements under Section 13 or 15(d) of the Exchange Act.

Each certificate representing, or issued in exchange for or upon the transfer, sale or assignment of, any 4(a)(2) Security shall, upon issuance, be stamped or otherwise imprinted with a restrictive legend substantially consistent with the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.

The Reorganized Debtors reserve the right to require certification, legal opinions or other evidence of compliance with Rule 144 as a condition to the removal of such legend or to any resale of the 4(a)(2) Securities. The Reorganized Debtors also reserve the right to stop the transfer of any 4(a)(2) Securities if such transfer is not in compliance with Rule 144, pursuant to an effective registration statement or pursuant to another available exemption from the registration requirements of applicable securities laws. All persons who receive 4(a)(2) Securities will be required to acknowledge and agree that (i) they will not offer, sell or otherwise transfer any 4(a)(2) Securities except in accordance with an exemption from registration, including under Rule 144 under the Securities Act, if and when available, or pursuant to an effective registration statement, and (ii) the 4(a)(2) Securities will be subject to the other restrictions described above.

In addition to the foregoing restrictions, the 4(a)(2) Securities will also be subject to any applicable transfer restrictions in the New Shareholders’ Agreement, if any.

BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE AND THE HIGHLY FACT-SPECIFIC NATURE OF THE AVAILABILITY OF EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING THE EXEMPTIONS AVAILABLE UNDER SECTION 1145 OF THE BANKRUPTCY CODE AND RULE 144 UNDER THE SECURITIES ACT, NONE OF THE DEBTORS MAKE ANY REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE SECURITIES TO BE ISSUED UNDER OR OTHERWISE ACQUIRED PURSUANT TO THE PLAN AND THE CONFIRMATION ORDER.

THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF THE SECURITIES TO BE ISSUED UNDER OR OTHERWISE ACQUIRED PURSUANT TO THE PLAN AND THE CONFIRMATION ORDER CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES AND THE CIRCUMSTANCES UNDER WHICH THEY MAY RESELL SUCH SECURITIES.

ARTICLE IX.

CERTAIN UNITED STATES FEDERAL

INCOME TAX CONSEQUENCES OF THE PLAN

A. Introduction

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors, the Reorganized Debtors, and certain holders of Allowed Secured Notes Claims and Allowed General Unsecured Claims. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Tax Code”), the U.S. Treasury regulations promulgated thereunder (“Treasury Regulations”) and administrative and judicial interpretations and practice, all as in effect on the date of this Disclosure Statement and all of which are subject to change, with possible retroactive effect. Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. No opinion of counsel has been sought or obtained with respect to the tax consequences of the Plan described herein. The Debtors have not requested, and do not intend to request, any ruling or determination from the U.S. Internal Revenue Service (“IRS”) or any other taxing authority with respect to the tax consequences discussed herein, and the discussion below is not binding upon the IRS or the courts. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position than any position discussed herein.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to a Holder of an Allowed Claim in light of its individual circumstances or to a Holder that may be subject to special tax rules, such as Persons who are related to the Debtors within the meaning of the Tax Code, broker-dealers, banks, mutual funds, insurance companies, financial institutions, thrifts, real estate investment trusts, retirement plans, individual retirement and other tax-deferred accounts, small business investment companies, regulated investment companies, tax-exempt entities, trusts, governmental authorities or agencies, dealers and traders in securities, subchapter S corporations, partnerships or other entities treated as pass-through vehicles for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, persons who received their Claims as compensation, non-U.S. Holders (as defined below) that own, actually or constructively, ten percent or more of the total combined voting power of all classes of stock of PC Holdco, dealers in securities or foreign currencies, U.S. expatriates, persons who hold Claims, or who will hold their recoveries under the Plan, as part of a straddle, hedge, conversion transaction, or other integrated investment, persons using a mark-to-market method of accounting, Holders of Claims who are themselves in bankruptcy and Holders that prepare an “applicable financial statement” (as defined in section 451 of the Tax Code).

Additionally, this discussion does not address the implications of the alternative minimum tax, the base erosion and anti-abuse tax, or the “Medicare” tax on net investment income. Moreover, this summary does not purport to cover all aspects of U.S. federal income taxation that may apply to the Debtors, the Reorganized Debtors, or Holders of Allowed Claims based upon their particular circumstances. This summary does not discuss any tax consequences of the Plan that may arise under any laws other than U.S. federal income tax law, including under state, local, or non-U.S. tax law. Furthermore, this summary does not discuss any actions that a Holder may undertake with respect to its Allowed Claims, other than voting such Allowed Claim and receiving the consideration provided under the Plan, or with respect to any actions undertaken by a Holder subsequent to receiving any consideration under the Plan.

Furthermore, this summary assumes that a Holder of an Allowed Claim (other than a Holder of Allowed General Unsecured Claims) holds a Claim only as a “capital asset” (within the meaning of section 1221 of the Tax Code). This summary also assumes that the various debt and other arrangements to which any of the Debtors or Reorganized Debtors are a party will be respected for U.S. federal income tax purposes in accordance with their form. This summary also assumes that the subscription rights to participate in the Equity Rights Offering (the “Subscription Rights”) will be treated as options to acquire New Common Stock for U.S. federal income tax purposes, and not as stock of Reorganized PHCI in and of themselves, and that none of the Secured Notes or any obligations underlying Allowed General Unsecured Claims (including the Unsecured Notes) are “contingent payment debt instruments” within the meaning of Treasury Regulations section 1.1275-4. This summary does not discuss differences in tax consequences to Holders of Claims that act or receive consideration in a capacity other than any other Holder of a Claim of the same Class or Classes (such as the tax consequences of the receipt of any commitment fee or similar arrangement or the receipt of any equity interest pursuant to the Backstop Agreement). This summary does not address the U.S. federal income tax consequences to Holders (i) whose Claims are Unimpaired or otherwise entitled to payment in full in Cash under the Plan or (ii) that are deemed to reject the Plan.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a Claim that is: (a) an individual citizen or resident of the United States for U.S. federal income tax purposes; (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (c) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (d) a trust (1) if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. For purposes of this discussion, a “non-U.S. Holder” is any beneficial owner of a Claim that is not a U.S. Holder other than any partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a beneficial owner of a Claim, the tax treatment of a partner (or other owner) of such entity generally will depend upon the status of the partner (or other owner) and the activities of the entity. Partners (or other owners) of partnerships (or other pass-through entities) that are beneficial owners of a Claim are urged to consult their respective tax advisors regarding the U.S. federal income tax consequences of the Plan.

ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES APPLICABLE UNDER THE PLAN, INCLUDING THE IMPACT OF TAX LEGISLATION.

B. Restructuring Transactions

1. Although there can be no assurance in this regard, the Debtors expect that Reorganized PCHI will be PC Holdco and that the New Common Stock and Subscription Rights will be issued by Reorganized PCHI, even though the debt instruments underlying the Claims receiving New Common Stock and Subscription Rights in the Restructuring Transactions were issued by its subsidiary, Party City Holdings Inc. Accordingly, the Debtors may cause the New Common Stock and Subscription Rights to be issued and contributed (including through one or more successive contributions by intermediate members of the PCHI Group (as defined below)) by such Reorganized PCHI to Party City Holdings Inc., and then exchanged (in addition to the other consideration, if applicable) by Party City Holdings Inc. with Holders of Class 4 Secured Notes Claims pursuant to the Plan (the “Debt-for-Equity Exchange”). For U.S. federal income tax purposes, if the Restructuring Transactions are structured as described above and no other relevant elections are made or transactions are undertaken, the Debtors intend to take the position that the Debt-for-Equity Exchange is treated as a taxable transaction occurring in the order described above (issuance, contribution, and exchange). The tax consequences to the Debtors, Reorganized Debtors, and Holders of Claims described herein could be materially different in the event this Debt-for-Equity Exchange characterization is not respected for U.S. federal income tax purposes, or in the event that the Debtors consummate a Restructuring Transaction that is different from the transaction described above. The remainder of this disclosure assumes that the Restructuring Transactions will be structured as a Debt-for-Equity Exchange treated as a taxable transaction for U.S. federal income tax purposes as described above.

C. Certain U.S. Federal Income Tax Considerations for the Debtors and Reorganized Debtors

1. General

Each of the Debtors is organized in the United States and is either a member of an affiliated group of corporations that files consolidated federal income tax returns with PC Holdco as the common parent (such consolidated group, the “PCHI Group”) or is an entity disregarded as separate from its owner for U.S. federal income tax purposes whose business activities and operations are reflected on the consolidated U.S. federal income tax returns of the PCHI Group. The Debtors estimate that, as of the filing date of the tax returns for the year ended December 31, 2022, the PCHI Group had a consolidated net operating loss (“NOL”) of approximately $31 million, among other tax attributes, including tax basis in assets and approximately $228 million of disallowed business interest expense carryforwards. The amount of PCHI Group NOLs and other tax attributes, as well as the application of any limitations thereon, remains subject to review and adjustment, including by the IRS. As discussed below, certain of the Debtors’ tax attributes are expected to be significantly reduced or eliminated entirely upon implementation of the Plan as a result of the recognition of “cancellation of indebtedness income” (“COD Income”). The Debtors may also incur other income in connection with the implementation of the Plan, as discussed below. Furthermore, the Reorganized Debtors’ use of remaining tax attributes following emergence (as described below) is expected to be subject to limitation under sections 382 and 383 of the Tax Code.

2. Cancellation of Indebtedness Income

In general, absent an exception, a debtor will realize and recognize COD Income upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of COD Income incurred is, generally, the amount by which the indebtedness discharged exceeds the value of any consideration given in exchange therefor (or, if the consideration is in the form of new debt of the issuer, the issue price of such new debt).

Under section 108 of the Tax Code, a debtor is not required to include COD Income in gross income if the debtor is under the jurisdiction of a court in a case under the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding. Instead, as a consequence of such exclusion, a debtor must reduce its tax attributes by the amount of COD Income that it excluded from gross income pursuant to section 108(a) of the Tax Code. In general, tax attributes will be reduced in the following order: (a) NOLs and NOL carryforwards; (b) general business credit carryforwards; (c) minimum tax credit carryforwards; (d) capital loss carryforwards; (e) tax basis in assets (but not below the amount of liabilities to which the debtor remains subject); (f) passive activity loss and credit carryforwards; and (g) foreign tax credit carryforwards. Alternatively, a debtor with COD Income may elect first to reduce the basis of its depreciable assets pursuant to section 108(b)(5) of the Tax Code. Any excess COD Income over the amount of available tax attributes is not subject to U.S. federal income tax and has no other U.S. federal income tax impact.

In connection with the Restructuring Transactions, the Debtors expect to realize significant COD Income. The exact amount of any COD Income that will be realized by the Debtors will not be determinable until the consummation of the Plan. However, the Debtors expect that the amount of such COD Income will significantly reduce or eliminate their NOLs and certain other carryforwards allocable to periods prior to the Effective Date, and may significantly reduce the Debtors’ tax basis in their assets.

Any reduction in tax attributes attributable to the COD Income incurred does not occur until the end of the taxable year in which the Plan goes effective.

3. Other Income

The Debtors may incur other income for U.S. federal income tax purposes in connection with the Restructuring Transactions that, unlike COD Income, generally will not be excluded from the Debtors’ U.S. federal taxable income. For example, if appreciated assets are transferred by the Debtors in satisfaction of a Claim that is treated as “recourse” for applicable tax purposes, the Debtors would expect to realize gain in connection with such transfer. In addition, the U.S. federal income tax considerations relating to the Plan are complex and subject to uncertainties. No assurance can be given that the IRS will agree with the Debtors’ interpretations of the tax rules applicable to, or tax positions taken with respect to, the transactions undertaken to effect the Plan. If the IRS were to successfully challenge any such interpretation or position, the Debtors may recognize additional taxable income for U.S. federal income tax purposes, and the Debtors may not have sufficient deductions, losses or other attributes for U.S. federal income tax purposes to fully offset such income.

4. Limitation on Use of Tax Attributes After the Effective Date

Under the Tax Code, any NOL carryforwards and certain other tax attributes, including carryforward of disallowed interest expense and certain “built-in” losses, of a corporation remaining after attribute reduction (collectively, “Pre-Change Losses”) may be subject to an annual limitation (the “Section 382 Limitation”) if the corporation undergoes an “ownership change” within the meaning of section 382 of the Tax Code. Section 383 of the Tax Code applies a similar limitation to capital loss carryforwards and tax credits. These limitations apply in addition to, and not in lieu of, the attribute reduction that may result from the COD Income arising in connection with the implementation of the Plan.

In general, under section 382 of the Tax Code, if a corporation undergoes an “ownership change,” and does not qualify for (or elects out of) the special bankruptcy exception in section 382 (l)(5) of the Tax Code described below, the amount of its Pre-Change Losses that may be utilized to offset future taxable income is subject to an annual Section 382 Limitation. The amount of the annual Section 382 Limitation to which a corporation that undergoes an ownership change would be subject is generally equal to the product of (a) the fair market value of the stock of the loss corporation immediately before the ownership change (with certain adjustments) multiplied by (b) the “long-term tax-exempt rate” in effect for the month in which the ownership change occurs (currently, 3.04% for an ownership change occurring in April 2023).

The annual Section 382 Limitation represents the amount of pre-change NOLs, as well as certain built-in losses recognized within the five-year period following the ownership change and, subject to modifications and pursuant to section 383 of the Tax Code, the amount of capital loss carryforwards and tax credits, that may be used each year to offset income. The Section 382 Limitation may be increased, up to the amount of the net unrealized built-in gain (if any) at the time of the ownership change, to the extent that the corporation recognizes certain built-in gains in its assets during the five-year period following the ownership change, or is treated as recognizing built-in gains pursuant to the safe harbors provided in IRS Notice 2003-65.

The Debtors anticipate that the PCHI Group will experience an “ownership change” (within the meaning of section 382 of the Tax Code) on the Effective Date and, as a result, the PCHI Group’s ability to use its Pre-Change Losses (and capital loss carryforwards and tax credits) is expected to be limited. Any unused limitation may be carried forward, thereby increasing the annual Section 382 Limitation in the subsequent taxable year.

An exception to the Section 382 Limitation generally applies in bankruptcy if the corporation’s pre-bankruptcy shareholders and certain holders of debt receive, in respect of their claims, at least 50% of the stock of the reorganized corporation (or of a controlling corporation, if such corporation also is in bankruptcy) pursuant to a confirmed plan of reorganization (the “Section 382(l)(5) Exception”). If a corporation qualifies for the Section 382(l)(5) Exception, the corporation will not be treated as having undergone an ownership change, and, therefore, the annual Section 382 Limitation will not apply to the corporation’s Pre-Change Losses. Instead, the corporation’s Pre-Change Losses are required to be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of any ownership change, and the portion of the current taxable year ending on the date of the ownership change, in respect of all debt converted into stock pursuant to the bankruptcy reorganization.

Additionally, if the Section 382(l)(5) Exception applies and the reorganized corporation undergoes another ownership change within two years after consummation of the plan of reorganization, then the reorganized corporation would be presumed to have an annual Section 382 Limitation of zero beginning with any taxable year ending after the subsequent ownership change. A corporation may elect not to apply the Section 382(l)(5) Exception.

If the Company does not qualify for, or elects not to apply, the Section 382(l)(5) Exception described above, the provisions of section 382(l)(6) of the Tax Code applicable to corporations under the jurisdiction of a bankruptcy court would apply in calculating the annual Section 382 Limitation (the “Section 382(l)(6) Rule”). Under the Section 382(l)(6) Rule, a corporation in bankruptcy that undergoes an ownership change pursuant to a plan of reorganization values its stock to be used in computing the Section 382 Limitation after taking into account any increase in value resulting from the discharge of creditors’ claims in the reorganization (rather than the value without taking into account such increases, as is the case under the general rule for non-bankruptcy ownership changes).

The Debtors have not determined whether they will be eligible for the Section 382(l)(5) Exception or whether to affirmatively elect out of the Section 382(l)(5) Exception, if available.

C. Certain U.S. Federal Income Tax Consequences to Certain U.S. Holders of Certain Allowed Claims

1. Consequences of the Exchange to U.S. Holders of Allowed Secured Notes Claims

Pursuant to the Plan, in full and final satisfaction, settlement, release, and discharge of such Claims, each Holder of an Allowed Secured Notes Claim will receive New Common Stock and Subscription Rights. The exchange of Allowed Secured Notes Claims for New Common Stock and Subscription Rights will be treated as a taxable exchange under section 1001 of the Tax Code. A U.S. Holder of an Allowed Secured Notes Claim should recognize gain or loss equal to the difference between (a) the total fair market value of the New Common Stock and Subscription Rights received in the exchange (subject to the discussion of “Distributions Attributable to Accrued Interest (and OID)” below) and (b) the U.S. Holder’s adjusted tax basis in its Claim.

A U.S. Holder’s tax basis in the New Common Stock received in the exchange should be equal to the fair market value of the New Common Stock and its tax basis in the Subscription Rights received in the exchange should be equal to the fair market value of the Subscription Rights. A U.S. Holder’s holding period for the New Common Stock and Subscription Rights received on the Effective Date should begin on the day following the Effective Date.

The character of gain or loss arising from such exchange as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the U.S. Holder, whether the Claim was purchased at a discount, and whether and to what extent the U.S. Holder previously has claimed a bad debt deduction with respect to its Claim. If recognized gain is capital gain, it generally would be long-term capital gain if the U.S. Holder held its Claim for more than one year at the time of the exchange. The deductibility of capital losses is subject to certain limitations as discussed below. To the extent that a portion of the consideration received by a U.S. Holder in exchange for its Claim is allocable to accrued but untaxed interest, a U.S. Holder may recognize ordinary income. See the discussions of “Accrued Interest,” “Market Discount” and “Limitations on Use of Capital Losses” below.

2. Consequences of the Exchange to U.S. Holders of General Unsecured Claims

Pursuant to the Plan, each Holder of an Allowed General Unsecured Claim will receive a cash settlement, in full and final satisfaction, settlement, release, and discharge of its Allowed General Unsecured Claim. The exchange of Allowed General Unsecured Claims for cash will be treated as a taxable exchange under section 1001 of the Tax Code. A U.S. Holder of an Allowed General Unsecured Claim should recognize gain or loss equal to the difference between the cash received in exchange for such Claim and the U.S. Holder’s adjusted tax basis in its Claim. U.S. Holders of Allowed General Unsecured Claims are urged to consult their own tax advisors regarding the determination of such U.S. Holder’s adjusted tax basis in its Claim.

The character of gain or loss arising from such exchange as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including whether the Claim is a capital asset in the hands of such U.S. Holder, the tax status of the U.S. Holder, whether the Claim was purchased at a discount, and whether and to what extent the U.S. Holder previously has claimed a bad debt deduction with respect to its Claim. If recognized gain is capital gain, it generally would be long-term capital gain if the U.S. Holder held its Claim for more than one year at the time of the exchange. The deductibility of capital losses is subject to certain limitations as discussed below. To the extent that a portion of the consideration received by a U.S. Holder in exchange for its Claim is allocable to accrued but untaxed interest, a U.S. Holder may recognize ordinary income. See the discussions of “Accrued Interest,” “Market Discount” and “Limitations on Use of Capital Losses” below.

3. Distributions Attributable to Accrued Interest (and OID)

A portion of the consideration received by U.S. Holders of Allowed Claims may be attributable to accrued but untaxed interest (or original issue discount (“OID”)) on such Claims. If any amount is attributable to such accrued interest (or OID), then such amount should be taxable to that U.S. Holder as interest income if such accrued interest has not been previously included in the U.S. Holder’s gross income for U.S. federal income tax purposes. Conversely, U.S. Holders of Allowed Claims should be able to recognize a deductible loss to the extent any accrued interest on the Claims was previously included in the U.S. Holder’s gross income but was not paid in full by the Debtors.

If the fair value of the consideration is not sufficient to fully satisfy all principal and interest on an Allowed Claim, the extent to which such consideration will be attributable to accrued but untaxed interest is unclear. Under the Plan, the aggregate consideration to be distributed to U.S. Holders of Allowed Claims in each Class will be allocated first to the principal amount of such Allowed Claims (as determined for United States federal income tax purposes), with any excess allocated to the remaining portion of such Claims, if any. There is no assurance that the IRS will respect such allocation.

U.S. Holders are urged to consult their own tax advisors regarding the allocation of consideration received under the plan, as well as the deductibility of accrued but unpaid interest and the character of any loss claimed with respect to accrued but unpaid interest previously included in gross income for U.S. federal income tax purposes.

4. Market Discount

Under the “market discount” provisions of the Tax Code, some or all of any gain realized by a U.S. Holder of an Allowed Claim constituting a debt instrument who exchanges such Claim for a recovery pursuant to the Plan may be treated as ordinary income (instead of capital gain) to the extent of the amount of accrued “market discount” on the debt instrument constituting the exchanged Claim. In general, a debt instrument is considered to have been acquired with “market discount” if it is acquired other than on original issue and if the holder’s adjusted tax basis in the debt instrument is less than (i) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (ii) in the case of a debt instrument issued with original issue discount, its adjusted issue price, by at least a de minimis amount (equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a U.S. Holder on the exchange of an Allowed Claim pursuant to the Plan that had been acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while the Claim was considered to be held by the U.S. Holder (unless the U.S. Holder elected to include market discount in income as it accrued). U.S. Holders of Allowed Claims who acquired the debt instrument underlying their Claims with market discount are urged to consult with their own tax advisors as to the appropriate treatment of any such market discount and the timing of the recognition thereof.

5. Limitation on Use of Capital Losses

A U.S. Holder of an Allowed Claim who recognizes capital losses as a result of the distributions under the Plan will be subject to limits on the use of such capital losses. For a non-corporate U.S. Holder, capital losses may be used to offset any capital gains (without regard to holding periods), and also ordinary income to the extent of the lesser of (a) $3,000 ($1,500 for married individuals filing separate returns) or (b) the excess of the capital losses over the capital gains. A non-corporate U.S. Holder may carry over unused capital losses and apply them against future capital gains and a portion of their ordinary income for an unlimited number of years. For corporate U.S. Holders, capital losses may only be used to offset capital gains. A corporate U.S. Holder that has more capital losses than may be used in a tax year may carry back unused capital losses to the three years preceding the capital loss year or may carry over unused capital losses for the five years following the capital loss year.

D. U.S. Federal Income Tax Consequences of Ownership and Disposition of New Common Stock and Subscription Rights

1. Dividends on New Common Stock

Any distributions made on account of New Common Stock will constitute dividends for U.S. federal income tax purposes to the extent of the current or accumulated earnings and profits of Reorganized PCHI as determined under U.S. federal income tax principles. To the extent that a U.S. Holder receives distributions that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed such current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the U.S. Holder’s basis in its shares. Any such distributions in excess of the U.S. Holder’s basis in its shares (determined on a share-by-share basis) generally will be treated as capital gain.

Dividends paid to U.S. Holders that are corporations generally will be eligible for the dividends-received deduction so long as there are sufficient earnings and profits. However, the dividends-received deduction is only available if certain holding period requirements are satisfied. The length of time that a shareholder has held its stock is reduced for any period during which the shareholder’s risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales, or similar transactions. In addition, to the extent that a corporation incurs indebtedness that is directly attributable to an investment in the stock on which the dividend is paid, all or a portion of the dividends received deduction may be disallowed. Dividends received by non-corporate Holders may be eligible for reduced rates of taxation.

2. Sale, Redemption, or Repurchase of New Common Stock

Unless a non-recognition provision applies, U.S. Holders generally will recognize gain or loss upon the sale, redemption, or other taxable disposition of New Common Stock. In general, this gain or loss will be a capital gain or loss subject to special rules that may apply in the case of redemptions. Such capital gain generally would be long-term capital gain if at the time of the sale, exchange, retirement, or other taxable disposition, the U.S. Holder held the New Common Stock for more than one year. Long-term capital gains of an individual taxpayer generally are taxed at preferential rates. The deductibility of capital losses is subject to certain limitations as described below. Under the recapture rules of section 108(e)(7) of the Tax Code, a U.S. Holder may be required to treat gain recognized on the taxable disposition of the New Common Stock as ordinary income if such U.S. Holder took a bad debt deduction with respect to its Allowed Claim or recognized an ordinary loss on the exchange of its Allowed Claim for New Common Stock.

3. Subscription Rights

A U.S. Holder that elects to exercise its Subscription Rights should be treated as purchasing, in exchange for its Subscription Rights and the amount of cash paid by the U.S. Holder to exercise such Subscription Rights, New Common Stock. Such a purchase should generally be treated as the exercise of an option under general tax principles, and such U.S. Holder should not recognize income, gain, or loss for U.S. federal income tax purposes when it receives the New Common Stock upon the exercise of the Subscription Rights. A U.S. Holder’s aggregate tax basis in the New Common Stock should equal the sum of (i) the amount of cash paid by the U.S. Holder to exercise the Subscription Rights plus (ii) such U.S. Holder’s tax basis in the Subscription Rights immediately before the Subscription Rights are exercised. A U.S. Holder’s holding period for the New Common Stock received pursuant to such exercise should begin on the day following the date the U.S. Holder receives the New Common Stock upon the exercise of such U.S. Holder’s Subscription Rights.

A U.S. Holder that elects not to exercise the Subscription Rights may be entitled to claim a loss equal to the amount of tax basis allocated to such Subscription Rights, subject to any limitation on such U.S. Holder’s ability to utilize capital losses. U.S. Holders electing not to exercise their Subscription Rights are urged to consult with their own tax advisors as to the tax consequences of such decision.

E. Certain U.S. Federal Income Tax Consequences to Certain Non-U.S. Holders of Allowed Claims

The following discussion includes only certain U.S. federal income tax consequences of the Restructuring Transactions to non-U.S. Holders. The discussion does not include any non-U.S. tax considerations. The rules governing the U.S. federal income tax consequences to non-U.S. Holders are complex. Each non-U.S. Holder is urged to consult its own tax advisor regarding the U.S. federal, state, and local and the non-U.S. tax consequences of the consummation of the Plan and the ownership and disposition of the New Common Stock and Subscription Rights to such non-U.S. Holders.

1. Gain Recognition

Any gain realized by a non-U.S. Holder on the exchange of its Claim under the Plan generally will not be subject to U.S. federal income taxation unless (a) the non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year in which the Restructuring Transactions occur and certain other conditions are met or (b) such gain is effectively connected with the conduct by such non-U.S. Holder of a trade or business in the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such non-U.S. Holder in the United States).

If the first exception applies, to the extent that any gain is taxable, the non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the exchange. If the second exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax with respect to any gain realized on the exchange in the same manner as a U.S. Holder. In addition, if such a non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

2. Payments in respect of Accrued Interest

Subject to the discussion of FATCA and backup withholding below, payments to a non-U.S. Holder that are attributable to amounts received pursuant to the Plan in respect of accrued but untaxed interest generally will not be subject to U.S. federal income tax or withholding, provided that the withholding agent has received or receives, prior to payment, appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E) establishing that the non-U.S. Holder is not a U.S. person, unless:

•	the non-U.S. Holder actually or constructively owns 10% or more of the total combined voting power of all classes of PC Holdco’s stock (in the case of interest payments received pursuant to the Plan);

•

the non-U.S. Holder is a “controlled foreign corporation” that is a “related person” with respect to PC Holdco (in the case of interest payments received pursuant to the Plan) (each, within the meaning of the Tax Code);

•	the non-U.S. Holder is a bank receiving interest described in section 881(c)(3)(A) of the Tax Code; or

•	such interest is effectively connected with the conduct by the non-U.S. Holder of a trade or business within the United States.

A non-U.S. Holder described in the first three bullets above generally will be subject to withholding of U.S. federal income tax at a 30% rate (or at a reduced rate or exemption from tax under an applicable income tax treaty) on amounts received pursuant to the Plan in respect of accrued but untaxed interest.

A non-U.S. Holder described in the fourth bullet above generally will not be subject to withholding tax if it provides a properly executed IRS Form W-8ECI (or successor form) to the withholding agent, but will be subject to U.S. federal income tax in the same manner as a U.S. Holder (unless an applicable income tax treaty provides otherwise), and a non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such non-U.S. Holder’s effectively connected earnings and profits that are attributable to the interest at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty).

For purposes of providing a properly executed IRS Form W-8BEN or W-8BEN-E, special procedures are provided under applicable Treasury Regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business. As described above in more detail under the heading “Certain U.S. Federal Income Tax Consequences to Certain U.S. Holders of Allowed Claims—Distributions Attributable to Accrued Interest (and OID),” the aggregate consideration to be distributed to Holders of Allowed Claims in each Class will be allocated first to the principal amount of such Allowed Claims, with any excess allocated to unpaid interest that accrued on these Claims, if any.

3. Ownership of New Common Stock

Any distributions made (or deemed to be made) with respect to New Common Stock will constitute dividends for U.S. federal income tax purposes to the extent of Reorganized PCHI’s current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent that a non-U.S. Holder receives distributions that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed such current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the non-U.S. Holder’s basis in its New Common Stock. Any such distributions in excess of a non-U.S. Holder’s basis in its New Common Stock (determined on a share-by-share basis) generally will be treated as capital gain from a sale or exchange. Except as described below, dividends paid with respect to New Common Stock held by a non-U.S. Holder that are not effectively connected with a non-U.S. Holder’s conduct of a U.S. trade or business (or if an income tax treaty applies, are not attributable to a permanent establishment maintained by such non-U.S. Holder in the United States) will be subject to U.S. federal withholding tax at a rate of 30% (or lower treaty rate, if applicable). A non-U.S. Holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by providing an IRS Form W-8BEN or W-8BEN-E (or a successor form) to Reorganized PCHI upon which the non-U.S. Holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate or exemption from tax with respect to such payments. Dividends paid with respect to New Common Stock held by a non-U.S. Holder that are effectively connected with a non-U.S. Holder’s conduct of a U.S. trade or business (and if an income tax treaty applies, are attributable to a permanent establishment maintained by such non-U.S. Holder in the United States) generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder, and a non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such non-U.S. Holder’s effectively connected earnings and profits that are attributable to the dividends at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

4. Sale, Redemption, or Repurchase of New Common Stock

A non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain realized on the sale or other taxable disposition (including a cash redemption, unless such redemption is treated as a dividend for U.S. federal income tax purposes) of New Common Stock unless:

(A) such non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and satisfies certain other conditions or who is subject to special rules applicable to former citizens and residents of the United States; or

(B) such gain is effectively connected with such non-U.S. Holder’s conduct of a U.S. trade or business (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such non-U.S. Holder in the United States); or

(C) Reorganized PCHI is or has been during a specified testing period a “U.S. real property holding corporation” for U.S. federal income tax purposes.

If the first exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition of New Common Stock. If the second exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. Holder, and a non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to earnings and profits effectively connected with a U.S. trade or business that are attributable to such gains at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty). The Debtors consider it unlikely, based on their current business plans and operations, that Reorganized PCHI will become a “U.S. real property holding corporation” in the future.

5. Ownership, Exercise, and Lapse of the Subscription Rights

The U.S. federal income tax treatment of the ownership, exercise and lapse of Subscription Rights to a Non-U.S. Holder is generally expected to be the same as that described above for U.S. Holders of Subscription Rights in Section D.3, “U.S. Federal Income Tax Consequences of Ownership and Disposition of New Common Stock and Subscription Rights—Subscription Rights.”

6. FATCA

Under the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions and certain other foreign entities must report certain information with respect to their U.S. account holders and investors or be subject to withholding at a rate of 30% on the receipt of “withholdable payments.” For this purpose, “withholdable payments” are generally U.S.-source payments of fixed or determinable, annual or periodical income (including dividends, if any, on New Common Stock). Pursuant to proposed Treasury Regulations on which taxpayers are permitted to rely pending their finalization, this withholding obligation would not apply to gross proceeds from the sale or disposition of property such as the New Common Stock. FATCA withholding will apply even if the applicable payment would not otherwise be subject to U.S. federal nonresident withholding.

EACH NON-U.S. HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE POSSIBLE IMPACT OF THESE RULES ON SUCH NON-U.S. HOLDER’S OWNERSHIP OF NEW COMMON STOCK.

G. Information Reporting and Back-Up Withholding

All distributions to Holders of Claims under the Plan are subject to any applicable tax withholding, including (as applicable) employment tax withholding. Under U.S. federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable withholding rate (currently 24%). Backup withholding generally applies if the holder fails to furnish its social security number or other taxpayer identification number (a “TIN”), furnishes an incorrect TIN, fails properly to report interest or dividends, or under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is a United States person that is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax and the appropriate information is timely supplied to the IRS. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

In addition, from an information reporting perspective, the Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the Holders’ tax returns.

THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS AND INTERESTS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, AND OF TAX LEGISLATION AND ANY OTHER CHANGE IN APPLICABLE TAX LAWS.

ARTICLE X.

CERTAIN RISK FACTORS TO BE CONSIDERED

BEFORE VOTING TO ACCEPT OR REJECT THE PLAN, ALL HOLDERS OF CLAIMS THAT ARE IMPAIRED AND ENTITLED TO VOTE SHOULD READ AND CONSIDER CAREFULLY THE RISK FACTORS SET FORTH HEREIN, AS WELL AS ALL OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS DISCLOSURE STATEMENT. THESE FACTORS SHOULD NOT BE REGARDED AS CONSTITUTING THE ONLY RISKS PRESENT IN CONNECTION WITH THE DEBTORS’ BUSINESS OR THE PLAN AND ITS IMPLEMENTATION. ADDITIONAL RISK FACTORS IDENTIFIED IN THE DEBTORS’ PUBLIC FILINGS WITH THE SEC MAY ALSO BE APPLICABLE TO THE MATTERS SET OUT HEREIN AND SHOULD BE REVIEWED AND CONSIDERED IN CONJUNCTION WITH THIS DISCLOSURE STATEMENT, TO THE EXTENT APPLICABLE. THE RISK FACTORS SET FORTH IN DEBTORS’ FORM 10-Q FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2022 FILED WITH THE SEC ON NOVEMBER 8, 2022, THE DEBTORS’ FORM 10-Q FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2022 FILED WITH THE SEC ON AUGUST 8, 2022, THE DEBTORS’ FORM 10-Q FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2022 FILED WITH THE SEC ON MAY 9, 2022, AND THE DEBTORS’ FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2021 FILED WITH THE SEC ON FEBRUARY 28, 2022, ARE HEREBY INCORPORATED BY REFERENCE. ANY CURRENT REPORTS ON FORM 8-K (OTHER THAN INFORMATION FURNISHED PURSUANT TO ITEMS 2.02 OR 7.01 AND ANY RELATED EXHIBITS OF ANY FORM 8-K, UNLESS EXPRESSLY STATED OTHERWISE THEREIN), QUARTERLY REPORTS ON FORM 10-Q, OR ANNUAL REPORTS ON FORM 10-K FILED BY THE DEBTORS WITH THE SEC AFTER THE DATE OF THIS DISCLOSURE STATEMENT MAY ALSO INCLUDE RISK FACTORS. ALL HOLDERS OF CLAIMS THAT ARE IMPAIRED AND ENTITLED TO VOTE SHOULD CAREFULLY READ AND REVIEW ANY SUCH DOCUMENTS FILED BEFORE THE VOTING DEADLINE. NEW FACTORS, RISKS, AND UNCERTAINTIES EMERGE FROM TIME TO TIME AND IT IS NOT POSSIBLE TO PREDICT ALL SUCH FACTORS, RISKS AND UNCERTAINTIES.

A. Certain Bankruptcy Law Considerations

1. Risk of Non-Confirmation of Plan under the Bankruptcy Code

Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modifications to the Plan will not be required for confirmation, or that such modifications would not necessitate re-solicitation of votes to accept the Plan. Moreover, the Debtors can make no assurances that they will receive the requisite votes for acceptance to confirm the Plan. Holders of Claims in Classes 4, and 5 are permitted to vote on the Plan. Voting is decided on a class-wide basis; under the Bankruptcy Code, a class is deemed to vote in favor of a plan if the plan is favored by (i) at least 50% of the claims in the class (in number) actually voting in the Class and (ii) claims constituting at least two-thirds of the total claims (in value) in the class actually voting in the Class.

Even if Classes 4 and 5 vote in favor of the Plan in accordance with the Bankruptcy Code and the requirements for “cramdown” (as described below) are met with respect to any impaired class that rejected or was deemed to reject the Plan, the Bankruptcy Court may decline to confirm the Plan if it finds that any of the requirements for confirmation are not met. If the Plan is not confirmed, it is unclear what distributions Holders of Claims or Interests ultimately would receive with respect to their Claims or Interests under a subsequent plan of reorganization.

2. Non-Consensual Confirmation

In the event that any impaired class of Claims or Interests does not accept or is deemed not to accept the Plan, the Bankruptcy Court may nevertheless confirm the Plan at the Debtors’ request if at least one impaired class has voted to accept the Plan (with such acceptance being determined without including the vote of any “insider” in such class), and as to each impaired class that has not accepted the Plan, the Bankruptcy Court determines that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes (such outcome being referred to as a “cramdown”). In the event that any class or classes entitled to vote on the Plan vote to reject it, the Debtors believe that the Plan satisfies the requirements for non-consensual confirmation so long as one of Classes 4 or 5 votes to accept it.

3. Risk of Non-Occurrence of the Effective Date

There can be no assurance as to the timing of the Effective Date. If the conditions precedent to the Effective Date set forth in the Plan have not occurred or have not been waived as set forth in Article IX of the Plan, then the Confirmation Order may be vacated, in which event no distributions would be made under the Plan, the Debtors and all Holders of Claims or Interests would be restored to the status quo as of the day immediately preceding the Confirmation Date, and the Debtors’ obligations with respect to Allowed Claims and Interests would remain unchanged.

4. Risk of Termination of Restructuring Support Agreement, Backstop Agreement, or DIP Credit Agreement

As described above, the Restructuring Support Agreement contains provisions that give the Required Consenting Noteholders the ability to either terminate their obligations to support the restructuring thereunder or initiate a Toggle Event upon the occurrence or non-occurrence of certain events or if certain conditions are not satisfied, including the failure to achieve the Milestones (as defined in the Restructuring Support Agreement). Similarly, the Backstop Agreement may contain provisions that give the Equity Commitment Parties the ability to terminate their obligations to fully backstop the Equity Rights Offering upon the occurrence of certain events or if certain conditions are not satisfied, including the failure to achieve the Milestones. Likewise, the DIP Credit Agreement provides for certain events of default, which include the termination of the Restructuring Support Agreement, the occurrence of which will permit the Required Lenders (as defined therein) to terminate their financing commitments thereunder. Termination of the Restructuring Support Agreement and/or the DIP Credit

Agreement, or the failure to enter into, obtain Bankruptcy Court approval of, or perform under the Backstop Agreement, could significantly and detrimentally impact the Debtors’ business and relationships with, among others, vendors, suppliers, employees, and customers, or, as described below, could result in the conversion of these Chapter 11 Cases into cases under chapter 7 of the Bankruptcy Code.

5. Conversion into Chapter 7 Cases

If no chapter 11 plan can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interests of Holders of Claims or Interests, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code. For a discussion of the effects that a chapter 7 liquidation would have on the recoveries to Holders of Claims or Interests, see Article XIII.C hereof, as well as the Liquidation Analysis attached hereto as Exhibit E.

6. Parties in Interest May Object to the Debtors’ Classification of Claims and Interests

Parties in interest may object to the Debtors’ classification of Claims and Interests. Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests, each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims or Interests in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

7. Impact of these Chapter 11 Cases on the Debtors

These Chapter 11 Cases may affect the Debtors’ relationships with, and their ability to negotiate favorable terms with, creditors, customers, vendors, suppliers, employees, Non-Debtor Affiliates, and other personnel and counterparties. While the Debtors expect to continue, and have thus far continued normal operations during the pendency of these Chapter 11 Cases, public perception of their continued viability may affect, among other things, the desire of new and existing customers to enter into or continue their agreements or arrangements with the Debtors. The failure to maintain any of these important relationships could adversely affect the Debtors’ business, financial condition, and results of operations.

Because of the public disclosure of these Chapter 11 Cases and concerns vendors may have about the Debtors’ liquidity and/or the Debtors’ ability to obtain or maintain normal credit terms with vendors may be impaired. Also, the Debtors’ transactions that are outside of the ordinary course of business are generally subject to the approval of the Bankruptcy Court during the pendency of the Chapter 11 Cases, which may limit the Debtors’ ability to respond on a timely basis to certain events or take advantage of certain opportunities. As a result, the effect that the Chapter 11 Cases will have on the Debtors’ business, financial conditions, and results of operations cannot be accurately predicted or quantified at this time.

8. The Debtors’ Corporate Structure Could Change

As part of these efforts to reorganize and restructure throughout the pendency of their Chapter 11 Cases, the Debtors are currently engaged in discussions regarding, among other things, the potential sale or disposition, pursuant to section 363 of the Bankruptcy Code or otherwise, of the assets or equity interests of Print Appeal, Inc. as well as certain Non-Debtor Affiliates. These discussions may result in changes to the Company’s corporate structure and or operations. Furthermore, given that certain Non-Debtor Affiliates maintain business operations and capital structures which are independent from those of the Debtors, developments with respect to these independent operations and capital structures could have material impacts on the Debtors’ corporate organizational structure, including, for example, any acceleration of debt issued by any such Non-Debtor Affiliates and related consequences, as described in Article X.B.17 below.

9. Releases, Injunctions, and Exculpations Provisions May Not Be Approved

Article VIII of the Plan provides for certain releases, injunctions, and exculpations, including a release of liens and third-party releases that may otherwise be asserted against the Debtors, Reorganized Debtors, or Released Parties, as applicable. The releases, injunctions, and exculpations provided in the Plan may not be approved. If the releases, injunctions, and exculpations are not approved, certain Released Parties may withdraw their support for the Plan. The releases provided to the Released Parties and the exculpation provided to the Exculpated Parties are necessary to the success of the Debtors’ reorganization because the Released Parties and Exculpated Parties have made significant contributions to the Debtors’ reorganization efforts and have agreed to make further contributions, including by agreeing to convert certain of their Claims against the Debtors’ Estates into equity in the Reorganized Company, but only if they receive the full benefit of the Plan’s release and exculpation provisions. The Plan’s release and exculpation provisions are an inextricable component of the Restructuring Support Agreement and the significant deleveraging and financial benefits embodied in the Plan.

10. The Debtors May Identify Additional Contracts and/or Leases for Rejection Following the Filing of this Disclosure Statement

As noted in Article IV.E of this Disclosure Statement, above, the Debtors remain engaged in negotiations with lease and contract counterparties, and are continuing to analyze their executory contracts and unexpired leases. Further, the Required Consenting Noteholders may require either acceptable modifications to the Specified Anagram Agreements or their rejection as a condition to their support of the Plan and, consequently, the Debtors are focused on sourcing their supply of foil balloons from the Anagram Wholly-Owned Subsidiaries or other parties on commercially acceptable terms. Depending upon the outcome of these negotiations and this ongoing analysis, the Debtors may identify additional contracts or leases for rejection or assumption on modified terms. In the event that the Debtors identify numerous additional contracts or leases for rejection as these Chapter 11 Cases progress, those rejections could lead to material changes in the Debtors’ lease portfolio, operations, relationships with contract counterparties, or amount of rejection damages Claims asserted in these Chapter 11 Cases.

11. The Plan Is Based upon Assumptions the Debtors Developed That May Prove Incorrect and Could Render the Plan Unsuccessful

The Restructuring affects both the Debtors’ capital structure and the ownership structure and operation of their business, and reflects assumptions and analyses based on the Debtors’ experience and perception of historical trends, current conditions, and expected future developments, as well as other factors that the Debtors consider appropriate under the circumstances.

Whether actual future results and developments will be consistent with the Debtors’ expectations and assumptions depends on a variety of factors, including, but not limited to: (a) the ability to implement changes to the Debtors’ capital structure; (b) the ability to obtain adequate liquidity and financing sources; (c) the ability to maintain customers’ confidence in the Debtors’ viability as continuing entities and to attract and retain sufficient business from them; (d) the ability to retain key employees; and (e) the overall strength and stability of general economic conditions of the Debtors’ industry generally. The failure of any of these factors could materially adversely affect the successful reorganization of the Debtors’ business.

In addition, the feasibility of the Plan for confirmation purposes under the Bankruptcy Code relies on financial projections, including with respect to revenues, EBITDA, debt service, and cash flow. Financial forecasts are necessarily speculative, and it is likely that one or more of the assumptions and estimates that are the basis of these financial forecasts will not be accurate.

The Debtors expect that their actual financial condition and results of operations may differ, perhaps materially, from what was anticipated. Consequently, there can be no assurance that the results or developments contemplated by any plan of reorganization the Debtors may implement will occur, or, even if they do occur, that they will have the anticipated effects on the Debtors and their respective subsidiaries or their business and operations. The failure of any such results or developments to materialize as anticipated could materially adversely affect the successful execution of the Plan.

12. Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary

Certain of the information contained in this Disclosure Statement is, by nature, forward-looking, and contains estimates and assumptions that might ultimately prove to be incorrect and projections that may be materially different from actual future experiences. Many of the assumptions underlying the projections are subject to significant uncertainties that are beyond the control of the Debtors or Reorganized Debtors, including the timing, confirmation, and consummation of the Plan, inflation, and other unanticipated market and economic conditions. There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various Classes that might be allowed. Some assumptions may not materialize, and unanticipated events and circumstances may affect the actual results. Projections are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic, and competitive risks, and the assumptions underlying the projections may be inaccurate in material respects. In addition, unanticipated events and circumstances occurring after the approval of this Disclosure Statement by the Bankruptcy Court, including any natural disasters, geopolitical events, or health epidemics may affect the actual financial results achieved by the Debtors. Such results may vary significantly from the forecasts and such variations may be material.

13. Claims Could Be More than Projected

There can be no assurance that the estimated Allowed amount of Claims in certain Classes will not be significantly more than projected, which in turn, could cause the value of distributions to be reduced substantially. Some assumptions may not materialize, and unanticipated events and circumstances may affect the ultimate outcomes. Therefore, the actual amount of Allowed Claims may vary from estimates included in the Financial Projections set forth in Exhibit F and the Liquidation Analysis attached hereto as Exhibit E, and the variation may be material.

14. Impact of Interest Rates

Changes in interest rates may affect the fair market value of the Reorganized Debtors’ assets or the distributions to Holders of Claims or Interests under the Plan.

15. The Debtors May Fail to Obtain the Proceeds of the ABL Exit Facility or the Equity Rights Offering

There can be no assurance that the Debtors will receive any or all of the proceeds of the ABL Exit Facility and the Equity Rights Offering. Because final documentation relating to the ABL Exit Facility has not yet been executed, there can be no assurance that the Debtors will be able to obtain the proceeds of the ABL Exit Facility. In addition, and notwithstanding the Backstop Agreement applicable to the Equity Rights Offering, because the Equity Rights Offering has not yet been completed and because the Debtors have not yet entered into or obtained Bankruptcy Court approval of the Backstop Agreement, there can be no assurance that the Debtors will receive any or all of the proceeds of the Equity Rights Offering. If the Debtors do not receive the proceeds of the ABL Exit Facility and the Equity Rights Offering, the Debtors will not be able to consummate the Plan in its current form.

16. Contingencies May Affect Distributions to Holders of Allowed Claims or Interests

The distributions available to Holders of Allowed Claims and Interests under the Plan can be affected by a variety of contingencies, including whether the Bankruptcy Court orders certain Allowed Claims to be subordinated and turned over to other Allowed Claims. The occurrence of any and all such contingences could affect distributions under the Plan.

17. The Debtors May Seek to Amend, Waive, Modify, or Withdraw the Plan at Any Time Before Confirmation

Subject to and in accordance with the terms of the DIP Credit Agreement, Restructuring Support Agreement, and Backstop Agreement, the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan before the entry of the Confirmation Order or waive any conditions thereto if and to the extent such amendments or waivers are necessary or desirable to consummate the Plan. The potential impact of any such amendment or waiver on the Holders of Claims and Interests cannot presently be foreseen but may include a change in the economic impact of the Plan on some or all of the proposed Classes or a change in the relative rights of such Classes. All Holders of Claims and Interests will receive notice of such amendments or waivers required by applicable Law and the Bankruptcy Court. If the Debtors seek to modify the Plan after receiving sufficient acceptances but before the Bankruptcy Court’s entry of an order confirming the Plan, the previously solicited acceptances will be valid only if (a) all Classes of adversely affected Holders accept the modification in writing, or (b) the Bankruptcy Court determines, after notice to designated parties, that such modification was de minimis or purely technical or otherwise did not adversely change the treatment of Holders of accepting Claims or Interests, or is otherwise permitted by the Bankruptcy Code.

18. Other Parties in Interest Might Be Permitted to Propose Alternative Plans of Reorganization That May Be Less Favorable to Certain of the Debtors’ Constituencies Than the Plan

Other parties in interest could seek authority from the Bankruptcy Court to propose an alternative plan of reorganization to the Plan. Under the Bankruptcy Code, a debtor in possession initially has the exclusive right to propose and solicit acceptances of a plan of reorganization for a period of 120 days from the petition date, which may be extended with Bankruptcy Court approval for a period not to exceed 18 months. However, such exclusivity period can also be reduced or terminated upon order of the Bankruptcy Court. If such an order were to be entered, other parties in interest would then have the opportunity to propose alternative plans of reorganization in these Chapter 11 Cases.

If another party in interest were to propose an alternative plan of reorganization following expiration or termination of the Debtors’ exclusivity period, such a plan may be less favorable to existing Holders of Claims and Interests than the Debtors’ Plan. The Debtors consider maintaining relationships with their lenders, shareholders, employees, vendors, and customers as critical to maintaining the value of the Debtors’ business following the Effective Date and have sought to treat those constituencies accordingly. However, proponents of alternative plans of reorganization may not share the Debtors’ assessments and may seek to impair the Claims or Interests of such constituencies to a greater degree than proposed under the Plan. If there were competing plans of reorganization, the Chapter 11 Cases likely would become longer, more complicated, and much more expensive. If this were to occur, or if the Debtors’ employees, vendors, or other constituencies important to the Debtors’ business were to react adversely to an alternative plan of reorganization, the adverse consequences discussed below in Article X.A.19 also could occur.

19. The Debtors Cannot Predict the Amount of Time Spent in Bankruptcy for the Purpose of Implementing the Plan, and a Lengthy Bankruptcy Proceeding Could Disrupt the Debtors’ Business, as Well as Impair the Prospect for Reorganization on the Terms Contained in the Plan

Pursuant to the Restructuring Support Agreement, the Debtors anticipate that the process of obtaining Confirmation of the Plan will be completed within approximately six weeks of the filing of this Disclosure Statement, but it could last considerably longer if, for example, Confirmation is contested or the conditions to Confirmation are not satisfied or waived. It is impossible to predict with certainty the amount of additional time that the Debtors may spend in bankruptcy, and the Debtors cannot be certain that the Plan will be confirmed. Even if confirmed on a timely basis, the bankruptcy proceeding could itself have an adverse effect on the Debtors’ business. There is a risk, due to uncertainty about the Debtors’ futures that, among other things:

•	customers could move to the Debtors’ competitors;

•	employees could be distracted from performance of their duties or more easily attracted to other career opportunities; and

•	business partners and vendors could terminate their relationships with the Debtors or demand financial assurances or enhanced performance, any of which could impair the Debtors’ prospects.

A prolonged bankruptcy proceeding also would involve additional expenses and further divert the attention of the Debtors’ management team from the operation of the Debtors’ business, as well as create concerns for employees, vendors, and other parties with whom the Debtors interact.

20. Foreign Proceedings

Neither the Debtors nor the Non-Debtor Affiliates are subject to bankruptcy, insolvency, or other creditor protection proceedings in other foreign jurisdictions. Accordingly, there can be no assurance that these Chapter 11 Cases will be recognized in other foreign jurisdictions. There can also be no assurance that the Confirmation and consummation of the Plan will be fully recognized in other foreign jurisdictions, or that creditors in such jurisdictions will not seek to enforce any of their rights and remedies in such jurisdictions. In the event a creditor seeks to enforce rights and remedies in another foreign jurisdiction, there can be no assurance that the courts and other authorities in such foreign jurisdictions will make factual findings or legal determinations or otherwise take positions that are consistent with the Plan or that do not have a material adverse effect on the Debtors or the Plan.

B. Risks Relating to the Company’s Business and Industry

1. Post-Effective Date Indebtedness

On the Effective Date, the Reorganized Debtors will seek to enter into the ABL Exit Facility. The Reorganized Debtors’ ability to service their debt obligations will depend on, among other things, their future operating performance, which depends partly on economic, financial, competitive, and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may not be able to generate sufficient cash from operations to meet their debt service obligations as well as fund necessary capital expenditures and investments in sales and marketing. In addition, if the Reorganized Debtors need to refinance their debt, obtain additional financing, or sell assets or equity, they may not be able to do so on commercially reasonable terms, if at all.

2. The Company’s Business Relies on Consumer Discretionary Spending and is Sensitive to General Economic Conditions

The Company’s retail sales, and the retail sales of the Company’s business partners to whom it makes retail sales, represent consumer discretionary spending. Many factors, such as general business conditions, interest rates, the availability of consumer credit, unemployment levels, taxation, and public heath crises affect consumer discretionary spending. The Company’s customers’ purchases of discretionary items, as well as the purchases of the Company’s business partners’ customers, often decline in periods when disposable income falls or during actual or perceived unfavorable economic conditions. During these periods of reduced consumer spending, it is also more difficult for the Company to accurately forecast future demand trends. This could result in the Company’s purchasing of either excess or insufficient inventory, thereby either increasing carrying costs or leading to an inability to satisfy customer demand. Accordingly, the Company’s revenues and profitability are sensitive to economic downturns, the frequency and severity of such are not always predictable. Thus, depending on these and other factors which affect consumer spending habits, there is a risk that the Company’s actual business performance could differ from projections of performance.

3. Lingering Impacts of COVID-19 in the Form of Supply Chain Inflation, Labor Shortages, and Increased Transportation Costs Could Adversely Affect the Company’s Operations and Profitability

As noted, PCHI’s business depends on discretionary spending by consumers, and is thus susceptible to risks associated with events that impact such spending, such as the COVID-19 pandemic. Worldwide efforts to contain the COVID-19 pandemic have materially and adversely impacted the global economy and thus consumer spending, as well as disrupted global supply chains, and may continue to have similar effects on a going-forward basis. These efforts have also resulted in labor shortages and wage pressures, the effects of which continue to produce significant volatility in and disruption to various industries, especially the consumer products retail industry. These containment efforts also impacted the global supply chains, resulting in increased transportation and distribution costs, which in turn had a direct impact on the Company’s profitability. Future economic downturns or supply chain disruptions resulting from the impact of COVID-19, including any future variants or resurgences of the virus, could also affect, among other things, the accuracy of the Company’s forecasts of future demand, which in turn dictate the Company’s advance placement of inventory orders. This uncertainty could cause the Company’s cost of operations to fluctuate, meaning that the Company’s profitability could vary from initial projections.

4. The Availability of Helium and Regulatory Restrictions on its Use and Sale May Adversely Impact the Company’s Business

The sale of helium balloons represents a focal point of the Company’s business and growth strategy. It uses helium gas to inflate most of the foil balloons and a portion of the latex balloons it sells through its retail stores and online, and purchasers of balloons sold by the Company, but which are not inflated in-store, use helium obtained elsewhere to inflate them. The Company’s business is thus susceptible to risks which impact its ability to source helium or sell helium-inflated balloons. For instance, certain local governments have implemented or are considering implementing rules, ordinances, or regulations prohibiting the sale of balloons filled with a gas lighter than air—a category which includes helium. The Company is unable to predict whether such prohibitions will be adopted at a scale that would meaningfully affect their operations, but the widespread adoption of such prohibitions would likely have a material adverse effect on the Company’s revenues and financial performance.

Disruptions to PCHI’s supply of helium, such as global shortages or supply chain issues, might also have an impact on its ability to meet customer demand for these products. The same is true regarding the Company’s supply of other key raw materials, such as paper or petroleum-based resin, the unavailability or increased cost of which could result in increased costs being passed on to consumers or an inability to meet consumer demand. Though the Company believes it has taken appropriate measures to maintain a steady supply of helium to keep pace with demand, it cannot provide any assurances that additional events beyond its control that could affect helium supply chains will not impact its ability to maintain its current or projected balloon sales levels. Additionally, as with other of the Company’s business segments, the sale of balloons to consumers is susceptible to shifts in consumer preference, including any such shifts driven by consumer prioritization of environmental matters, which might negatively impact balloon sales.

5. Disruptions to Distribution Centers and Third Party Shipping Services May Affect the Company’s Operations

PCHI depends upon third-party shipping services in many areas of its operations. Most of the Company’s inventory is shipped directly from vendors to its distribution centers via third-party providers, or directly to stores and customers via third parties. Interruptions to these third-party services, which operate both domestically and internationally, are outside the Company’s control, and may occasionally result from damage or destruction to third-party distribution centers, weather-related events or natural disasters, pandemics (including COVID-19), trade policy changes or restrictions, tariffs or import-related taxes, third-party labor disruptions, shipping capacity restraints, third-party contract disputes, military conflicts, acts of terrorism, political instability, or other factors. Additionally, any need to add capacity to the Company’s distribution centers by either leasing or building new distribution centers, or modifying existing distribution centers to add capacity or increase efficiency, may result in significant capital expenditures or unanticipated delays or interruptions in distribution. Any interruption or delay in service by third parties, or at the Company’s distribution centers, could cause temporary disruptions in its operations which could in turn result in loss of profits, consumer dissatisfaction and loss of market share, or other adverse effects on its business.

6. The Company’s Business Performance is Affected by the Actions of Third-Party Vendors

The Company’s business operations are comprised of many relationships with third-party vendors and suppliers, some of which operate outside of the United States. Though the Company requires each of its vendors to comply with accepted labor practices, manufacturing safety, and other laws, and also independently tests its merchandise for product safety standards, the Company must rely upon its vendors’ representations regarding product quality, safety, and compliance with applicable laws and standards to some extent, as it does not supervise or control its vendors’ operations. The Company’s brand reputation and financial performance may be adversely affected if such representations turn out to be false, as well as if vendors violate applicable laws or regulations or otherwise implement practices that the Company’s customers regard as unethical, unsafe, or harmful to the environment.

Further, many of PCHI’s vendors currently provide it with incentives, such as volume purchasing allowances and trade discounts. The Company generally has no contractual assurances of continued supply, pricing, or access to new product, and vendors could change the terms upon which they sell goods to the Company, or discontinue business with the Company, at any time. Accordingly, the Company’s projected operational costs may increase if its vendors were to unexpectedly reduce or discontinue such incentives or dealings, and the Company’s ability to identify qualified new or replacement vendors able to supply products in a timely and sufficient manner may be constrained. These risks are exacerbated with respect to vendors located outside of the United States, as our business with foreign vendors might be impacted by fluctuations in the value of the U.S. dollar relative to other foreign currencies, changes to labor, manufacturing, or trade regulations in non-U.S. jurisdictions, and international geopolitical or environmental events which impact the ability of our foreign vendors to provide merchandise.

7. Technological Failures Could Impact the Company’s E-Commerce Platform and Business Operations

The Company’s e-commerce channel has been critical to the Company’s growth, particularly during and in the aftermath of the COVID-19 pandemic. The success of its e-commerce business depends, in part, on third parties and factors over which the Company has little control. Changes in required technology interfaces, website downtime and other technical failures, internet connectivity issues, costs and technical issues attendant to upgrading the Company’s website software, computer viruses, security breaches, and vendor reliability each affect the performance of the Company’s e-commerce sites and digital marketing efforts. Further, changes in applicable federal and state regulations, including the California Consumer Privacy Act and other state privacy laws, may result in compliance-related costs or disruptions. While the Company has operational safeguards in place, it is not able to predict if or when such technological failures may occur. Any failure or inability to respond to the technological or regulatory risks attendant to the conducting of business on an e-commerce platform might adversely affect the sales or margins of goods sold online, require the Company to incur costs related to mitigation of these effects, or otherwise have negative effects on its reputation or business.

The Company also relies on automated information technology processes which could be impaired by system failures, viruses, malicious actors, or other causes. Any material disruption or slowdown of the Company’s systems could cause information, including data related to customer orders, to be lost or delayed, which could—especially if the disruption or slowdown occurred during a peak sales season—result in delays in the delivery of merchandise to its stores and customers or lost sales, which could reduce demand for merchandise and cause sales to decline.

8. The Company’s Use of Consumer Information Presents Regulatory and Other Risks Beyond the Company’s Control

Efficient and uninterrupted operation of the Company’s order-taking and fulfillment operations are critical to the successful operation of its online business and marketing programs, as well as the Company’s ability to provide a positive shopping experience at its brick-and-mortar stores. In furtherance of these operations and to improve the shopping experience, the Company collects, maintains, and uses data provided to it through online activities and customer interactions. The Company’s ability to store and use this data is subject to certain contractual restrictions in third-party contracts as well as evolving international, federal, and state privacy, data protection, and data security laws and enforcement trends. The Company is also subject to the Payment Card Industry Data Security Standards (“PCI-DSS”), as mandated by credit card brands used by its customers. Failure to meet the PCI-DSS requirements could result in the Company’s inability to accept credit cards as a method of payment, which may adversely affect the Company’s reputation and/or brand value and its ability to sell products to consumers.

While PCHI strives to be in constant compliance with applicable law, it is not able to predict all changes in these laws and enforcement practices. Maintaining such compliance could at any time become costly or time consuming for Company management, which in turn could adversely affect business performance. Further, any inadvertent failure to comply with applicable law could result proceedings by governmental entities or others, subsequent fines or defense costs, and reputational harm, all which may negatively impact the Company’s business operations.

The Company’s storage and use of customer information also presents risk in the form of potential losses associated with the failure to adequately protect or maintain that information. Malicious actors may attempt to penetrate the Company’s computer systems, payment card terminals, or other payment systems and, if successful, misappropriate personal information, payment card, or check information or confidential Company business information. The techniques used by criminals to obtain unauthorized access to sensitive data change frequently and often are not recognized until launched against a target; accordingly, the Company may be unable to anticipate these techniques or implement adequate preventative measures. In addition, an employee, contractor, or other third party with whom the Company does business may attempt to circumvent its security measures to obtain such information. Any failure to maintain the security of the Company’s customers’ confidential information, or data belonging to it or its vendors, could put the Company at a competitive disadvantage, result in reputational harm, or subject it to potential litigation or fines. There can be no assurance that the Company will not suffer a criminal attack in the future or that unauthorized parties will not gain access to personal information, which could negatively impact the Company’s business operations.

9. Failure to Obtain and Retain Highly Skilled Personnel Could Hurt the Company’s Operations

The Company requires highly skilled personnel to operate and provide technical services and support for the Company’s business. A well-trained, motivated, and adequately-staffed work force has a positive impact on the Company’s ability to attract and retain business. As a result, PCHI’s future success depends on its continuing ability to identify, hire, develop, motivate, and retain skilled personnel for all areas of the Company’s organization. The Company’s continued ability to compete effectively depends on the Company’s ability to attract new employees and to retain and motivate the Company’s existing employees. Heightened competition for skilled personnel could materially and adversely limit the Company’s operations and further increase the Company’s labor-related costs. Furthermore, the cost of retaining the labor force necessary to carry out the Company’s operation is susceptible to increase as the result of various factors outside of the Company’s control, such as legislative changes to minimum wage laws, increased costs in the labor market generally, and changes to other labor and healthcare related regulations. These increased costs could have a material adverse effect on the Company’s business, operations, and competitive position.

10. Unanticipated Impacts During Key Seasonal Periods Could Adversely Impact the Company’s Operating Results

As noted, the Company’s retail business realizes a significant portion of its revenues, net income, and cash flows from holiday selling seasons, and in particular, Halloween, New Year’s Eve, Valentine’s Day, Easter, and Christmas, as well as major celebratory seasons such as graduation. Accordingly, operational cost and retail demand forecasting for these seasons is especially important to the Company’s financial condition. PCHI incurs certain significant incremental expenses prior to and during peak seasons in anticipation of increased sales activity, which include costs associated with hiring a substantial number of temporary employees to supplement the Company’s existing workforce. Any unanticipated decrease in demand for the Company’s products during these periods of higher operational costs, due to COVID-19 resurgence or otherwise, could have a material adverse effect on the Company’s business and profitability. Likewise, the unanticipated inability to secure suitable commercial space, on either a permanent or temporary basis, and to adequately staff retail stores during these peak selling seasons could have a material adverse effect on the Company’s performance.

11. Failure to Respond Quickly to Changing Consumer Preferences Could Negatively Impact the Company’s Business Performance Due to Licensing Needs

PCHI’s operational success requires that its products appeal to a broad range of consumers whose preferences are constantly changing. Certain of the Company’s licensed products feature images or characters which are in great demand for short periods of time, making it difficult for the Company to project inventory needs related to these products.

Furthermore, the Company may be unable to obtain the licenses permitting the use of certain popular characters on its merchandise, resulting in a loss of market share to competitors or other reputational losses. The Company’s sales of single-use goods could also be impacted if customers begin to favor reusable products for environmental or other reasons, resulting in excess inventory which would result in increased carrying costs and negatively impact the Company’s sales relative to projected amounts.

12. The Conduct of the Company’s Franchised Stores Could Negatively Impact the Company’s Business Performance

The Company’s success depends, in part, upon the ability of its franchisees to operate their stores and promote and develop our store concept. Although PCHI’s franchise agreements include certain operating standards, all franchisees operate independently. The Company takes certain steps to mitigate the risks associated with the independent operations of these franchise locations, including the provision of certain training and support to its franchisees, but the quality of franchise store operations may be diminished by any number of factors beyond its control. Consequently, franchisees may not successfully operate stores in a manner consistent with the Company’s standards and requirements, or may not hire and train qualified managers and other store personnel. As a result, the Company’s image, brand, and reputation could suffer.

13. Unexpected Product Liability Claims or Product Recalls Could Affect the Company’s Cash Flow and Financial Performance

The Company could be subject to product recalls if any products it manufactures or sells are believed to cause injury or illness. As a retailer of products manufactured by third parties, the Company may also be liable for various product liability claims for products those third parties have manufactured. Even if a product liability claim is unsuccessful, the associated defense costs and any related negative publicity could materially and adversely affect PCHI’s reputation and business performance. Maintaining an inventory compliant with the Company’s quality control standards and applicable law might also result in the Company being able to sell merchandise provided by third party suppliers, and to the extent the Company is not able to replace any such products, it may have to reduce its merchandise offerings, resulting in decreased sales. Further, if the Company’s vendors are unable or unwilling to recall products failing to meet its quality standards, it may be required to recall those products at substantial cost. Any of the foregoing risks related to consumer safety standards could have a material adverse impact on the Company’s business operations.

14. The Company’s Business Could Be Adversely Impacted by Extreme Weather Events and the Effects of Climate Change

The Company’s business could face increased costs due to extreme weather conditions such as hurricanes, flooding, wildfires, or significant snow events. These unanticipated conditions impact customer demand and consumer traffic, and shopping habits may be negatively impacted for periods extending beyond the individualized weather events themselves. The occurrence of extreme weather or natural disasters, as well as geopolitical events, could result in increases in energy costs, the temporary or permanent closure of manufacturing or distribution centers and stores, a temporary lack of an appropriate workforce in a particular market, a temporary or long-term disruption in supply of products from local and overseas vendors, or delays in shipping between distribution centers and retail stores or customers.

Changes to the climate more broadly could also lead to more significant changes in weather patterns where the Company does business and increase the frequency and severity of such extreme weather conditions. Further, public expectations for reductions in greenhouse gas emissions could result in increased energy, transportation, and raw materials costs, as well as require the Company to make additional investments in facilities and equipment. As a result, the effects of climate change and extreme weather could negatively impact the Company’s liquidity and operations.

15. The Company May Fail to Achieve, or Realize Results From, its Environmental, Sustainability, and Corporate Governance (“ESG”) Goals

In response to evolving consumer and investor sentiment around ESG, the Company may establish goals which address ESG matters and establish new and more robust disclosures associated therewith. In furtherance of such goals, the Company may determine that material investments in machinery or technology are necessary, update the mix of products which it sells to consumers, or make commitments to waste reductions which temporarily increase costs. Such efforts may not be received positively by consumers, and the Company’s ability to achieve any goal or objective, including with respect to environmental and diversity initiatives, is subject to numerous risks, many of which are outside of its control. As a result, the Company may not be able to achieve its ESG goals within the timelines it establishes to do so, or at all.

Failure to implement ESG practices successfully, achieve related goals, or to focus on goals that are not perceived to be valuable to consumers, regulators, or investors, could damage the Company’s reputation. The Company could also incur additional significant costs and require additional resources to implement ESG practices in furtherance of its ESG goals which could negatively impact its business operations.

16. The Company’s Intellectual Property Rights, Including Licenses Obtained from Third Parties, May be Inadequate to Protect is Business

The Company holds a variety of United States trademarks, service marks, patents, copyrights, and registrations and applications therefor, as well as several foreign counterparts thereto and/or independent foreign intellectual property asset registrations. In some cases, the Company relies solely on unregistered common law trademark rights and unregistered copyrights under applicable United States law to distinguish and/or protect its products, services, and branding from the products, services, and branding of its competitors. If the Company’s intellectual property rights are successfully challenged, it could be forced to re-brand, re-design, or discontinue the sale of certain of our products or services, resulting in harm to the Company’s reputation and other associated costs. The Company also permits its franchisees to use certain of its trademarks, and any failure to properly control such franchisees’ use of these trademarks could adversely affect the Company’s ability to enforce them against third parties. A loss of any of the Company’s material intellectual property rights could have a material adverse effect on its business, financial condition, and results of operations.

The Company also licenses, and does not own, the intellectual property rights necessary to sell certain products capturing popular images, such as cartoon or motion picture characters. While none of these licenses is individually material to the Company’s aggregate business, a large portion of such business depends on the continued ability to license these intellectual property rights. Any disruption to the Company’s ability to obtain these licenses from third parties, including as the result of changes to the Debtors’ corporate organizational structure or intercompany agreements which impair or eliminate its ability to utilize license rights currently held by Non-Debtor Affiliates, could have a material adverse impact on its business.

The use of licensed imagery also presents the risk that the Company may be subject to claims that it has infringed third parties’ intellectual property rights, which could be expensive and time consuming to defend, cause the Company to cease using certain intellectual property rights, result in the payment of significant damages, or force the Company to enter into costly licensing or royalty agreements, to the extent such agreements are available at all. Any of the foregoing consequences could have an adverse material effect on the Company’s sales, operations, or financial condition.

17. The Occurrence of Events of Default at the Anagram Wholly-Owned Subsidiaries May Negatively Impact the Company’s Business Operations

The Anagram Wholly-Owned Subsidiaries’ obligations under the Anagram ABL Credit Agreement and Anagram Notes Indentures are secured by first and second priority liens on substantially all assets of the Anagram Wholly-Owned Subsidiaries, subject to customary exceptions.

As described in Article II.C.5 of this Disclosure Statement, the Debtors and the Anagram Wholly-Owned Subsidiaries recently became aware of certain defaults that were triggered under the Anagram Notes Indentures and the Anagram ABL Credit Agreement as a result of the Anagram Wholly-Owned Subsidiaries’ making certain tax payments to the Debtors from February 2021 to January 2023 that constituted restricted payments. On March 30, 2023, the Anagram Wholly-Owned Subsidiaries notified the agent under the Anagram ABL Credit Agreement and the trustees under the Anagram Notes Indentures of the defaults by delivery of an applicable notice of default.

Moreover, the Anagram ABL Credit Agreement and Anagram Notes Indentures require that the Specified Anagram Agreements remain at all times in full force and effect and that the parties to such contracts adhere to all terms and provisions thereof in all material respects. As a result, if any of the Specified Anagram Agreements are terminated (including a termination following the rejection of the Specified Anagram Agreements during the Chapter 11 Cases), additional defaults will be triggered under the Anagram ABL Credit Agreement and Anagram Notes Indentures.

Upon the occurrence of any event of default under the Anagram ABL Credit Agreement or the Anagram Notes Indentures, the secured parties under such documents may accelerate the obligations outstanding thereunder and exercise remedies against the collateral securing such obligations, among other things. The Anagram Wholly-Owned Subsidiaries may also take remedial actions, such as obtaining waivers or forbearance of any defaults, restructuring or refinancing their debt, seeking additional debt or equity capital, reducing or delaying their business activities and strategic initiatives, selling assets, or executing other strategic transactions and/or measures. There can be no assurance that any such measures would be successful.

Additionally, any changes to the Company’s corporate organizational structure, or adverse changes to the Anagram Wholly-Owned Subsidiaries’ business, operations, or financial condition, including as the result of the acceleration or equitization of funded debt at the Anagram Wholly-Owned Subsidiaries, could impair or eliminate the Debtors’ contractual relationships with the Anagram Wholly-Owned Subsidiaries, which could in turn have material adverse effects on the Debtors’ sales, operations, or financial condition.

18. The Debtors May Seek to Reject the Specified Anagram Agreements

As described in Article IV.E.1, above, the Debtors’ analysis of the remaining unexpired leases and executory contracts, and their negotiations with the counterparties thereto, remain ongoing, and the Debtors may identify additional unexpired leases and executory contracts to reject, or assume on modified terms, prior to the conclusion of these Chapter 11 Cases. As described in Article II.C above, the Debtors are party to various intracompany arrangements with the Anagram Wholly-Owned Subsidiaries, including supply, service, and intellectual property agreements (the “Specified Anagram Agreements”). The Debtors, the Anagram Noteholders, the Anagram Wholly-Owned Subsidiaries, and the Required Consenting Noteholders are engaged in negotiations with respect to treatment of the Specified Anagram Agreements as part of the Debtors’ analysis of their executory contracts and unexpired leases. Depending on the outcome of these negotiations between the Debtors, the Anagram Noteholders, the Anagram Wholly-Owned Subsidiaries, and the Required Consenting Noteholders, the Debtors may reject the Specified Anagram Agreements. In the event that the Debtors seek to reject the Specified Anagram Agreements, there is no guarantee that similar contractual arrangements will exist to provide the Debtors with the intellectual property, supply, or services arrangements provided under the Specified Anagram Agreements, on commercially acceptable terms or at all. Any inability to enter into similar arrangements following the rejection of the Specified Anagram Agreements could have a material adverse effect on the Debtors’ business.

19. Additional Risks to Business Operations

A discussion of additional risks to the Company’s operations, business, and financial performance is set forth in the Form 10-K for the fiscal year ended December 31, 2021, in the Form 10-Qs for the quarterly periods ended March 31, 2022, June 30, 2022, and September 30, 2022, and in other reports, which are available at the Company’s website at https://investor.partycity.com/investors/.

C. Factors Relating to Securities to Be Issued Under the Plan Generally

1. There is No Public Market for New Common Stock

There is no public market for the New Common Stock and there can be no assurance as to the development or liquidity of any market for the New Common Stock, or that the New Common Stock will be listed upon any national securities exchange or any over-the-counter market after the Effective Date. If a trading market does not develop, is not maintained, or remains inactive, holders of the New Common Stock may experience difficulty in reselling such securities or may be unable to sell them at all. Even if such a market were to exist, such securities could trade at prices higher or lower than the estimated value set forth in this Disclosure Statement depending upon many factors, including, without limitation, prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for, the Reorganized Debtors.

2. The Shares of New Common Stock Issued Pursuant to the Plan, the Equity Rights Offering, and the Backstop Agreement Have Not Been Registered and May Be Subject to Resale Restrictions

See Article VIII of this Disclosure Statement for a further discussion of the transfer restrictions applicable to the Securities.

3. Potential Dilution

The ownership percentage represented by the New Common Stock distributed on the Effective Date under the Plan to holders of Allowed Secured Notes Claims will be subject to dilution from the equity issued in connection with the (a) Equity Rights Offering (including the Backstop Commitment Premium), (b) the Management Incentive Plan, (c) the DIP Equitization, (d) other post-emergence issuances, and (e) the conversion of any options, warrants, convertible securities, exercisable securities, or other securities that may be issued post-emergence.

4. The Estimated Valuation of the Reorganized Debtors and the New Common Stock and the Estimated Recoveries to Holders of Allowed Claims and Interests Are Not Necessarily Representative of the Private or Public Sale Values of the New Common Stock

The Debtors’ estimated recoveries to Holders of Allowed Claims are not intended to represent the private or public sale values of the Reorganized Company’s securities. The estimated recoveries are based on numerous assumptions (the realization of many of which are beyond the control of the Reorganized Debtors), including, among other things: (a) the successful reorganization of the Debtors; (b) an assumed date for the occurrence of the Effective Date; (c) the Debtors’ ability to achieve the operating and financial results included in the Financial Projections; and (d) the Debtors’ ability to maintain adequate liquidity to fund operations.

5. Small Number of Holders or Voting Blocks May Control the Reorganized Debtors

Consummation of the Plan may result in a small number of holders each owning a significant percentage of the New Common Stock. These holders may be in a position to control the outcome of all actions requiring stockholder approval, including the election of directors, without the approval of other stockholders. This concentration of ownership could also facilitate or hinder a negotiated change of control of the Reorganized Debtors and, consequently, have an impact upon the value of the New Common Stock.

6. Equity Interests Subordinated to the Reorganized Debtors’ Indebtedness

In any subsequent liquidation, dissolution, or winding up of the Reorganized Debtors, the New Common Stock would rank below all debt claims against the Reorganized Debtors. As a result, holders of the New Common Stock will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of the Reorganized Debtors until after all the Reorganized Debtors’ debt obligations have been satisfied.

7. No Intention to Pay Dividends

The Reorganized Debtors do not anticipate paying any dividends on the New Common Stock as it expects to retain any future cash flows for debt reduction and to support its operations. In addition, covenants in the documents governing the Reorganized Debtors’ indebtedness may restrict their ability to pay cash dividends and may prohibit the payment of dividends and certain other payments. As a result, the success of an investment in the New Common Stock will depend entirely upon any future appreciation in the value of the New Common Stock. There is, however, no guarantee that the New Common Stock will appreciate in value or even maintain its initial value.

D. Risks Relating to the Reorganized Debtors’ Indebtedness

1. Insufficient Cash Flow to Meet Debt Obligations

The Reorganized Debtors’ earnings and cash flow may vary significantly from year to year. Additionally, the Reorganized Debtors’ future cash flow may be insufficient to meet their debt obligations and commitments, including their obligations under the ABL Exit Facility, increasing the risk that they may default on such debt obligations. Any insufficiency could negatively impact the Reorganized Debtors’ business. A range of economic, competitive, business, and industry factors will affect the Reorganized Debtors’ future financial performance and, as a result, their ability to generate cash flow from operations and to pay their debt. Many of these factors are beyond the Reorganized Debtors’ control.

If the Reorganized Debtors do not generate enough cash flow from operations to satisfy their debt obligations, they may have to undertake alternative financing plans, such as refinancing or restructuring debt, selling assets, reducing or delaying capital investments, or seeking to raise additional capital.

It cannot be assured, however, that undertaking alternative financing plans, if necessary, would allow the Reorganized Debtors to meet their debt obligations. An inability to generate sufficient cash flow to satisfy their debt obligations or to obtain alternative financing could materially and adversely affect the Reorganized Debtors’ ability to make payments on the ABL Exit Facility, as well as the Reorganized Debtors’ business, financial condition, results of operations, and prospects.

E. Additional Factors

1. Debtors Could Withdraw Plan

Subject to the terms of the Restructuring Support Agreement, the Debtors can revoke or withdraw the Plan before the Confirmation Date.

2. Debtors Have No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

3. No Representations Outside This Disclosure Statement Are Authorized

No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than those contained in, or included with, this Disclosure Statement should not be relied upon in making the decision to accept or reject the Plan.

4. No Legal or Tax Advice Is Provided by This Disclosure Statement

The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each Holder should consult its own legal counsel and accountant as to legal, tax, and other matters concerning its Claim and/or Interest. This Disclosure Statement is not legal advice to you. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

5. No Representation Made Nothing contained herein or in the Plan shall constitute a representation of the tax or other legal effects of the Plan on the Debtors or Holders of Claims or Interests.

6. Certain Tax Consequences

The tax consequences of the Restructuring Transactions to Reorganized PCHI may materially differ depending on how the Restructuring Transactions are structured, which has not yet been determined. For a discussion of certain tax considerations to the Debtors and certain Holders of Claims in connection with the implementation of the Plan as well as certain tax implications of owning and disposing of the consideration to be received pursuant to the Plan, see Article IX hereof.

ARTICLE XI.

VOTING PROCEDURES AND REQUIREMENTS

Before voting to accept or reject the Plan, each Holder of a Class 4 Secured Notes Claim or Class 5 General Unsecured Claim, in each case, as of April 3, 2023 (the “Voting Record Date”, and each such Holder as of the Voting Record Date, a “Record Holder”) should carefully review the Plan attached hereto as Exhibit A. All descriptions of the Plan set forth in this Disclosure Statement are subject to the terms and conditions of the Plan set forth in their entirety therein.

A. Voting Instructions and Voting Deadline

All Record Holders will be sent a Ballot together with this Disclosure Statement. Such Record Holders should read the Ballot carefully and follow the instructions contained therein. Please use only the Ballot that accompanies this Disclosure Statement to cast your vote.

The Debtors have engaged Kroll Restructuring Administration LLC as their solicitation agent (the “Notice and Claims Agent”) to assist in the transmission of voting materials and in the tabulation of votes with respect to the Plan. FOR YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE RECEIVED BY THE NOTICE AND CLAIMS AGENT AT THE ADDRESS SET FORTH BELOW, OR ELECTRONICALLY SOLELY AS DESCRIBED BELOW, ON OR BEFORE THE VOTING DEADLINE OF 4:00 P.M. (PREVAILING CENTRAL TIME) ON MAY 8, 2023, UNLESS EXTENDED BY THE DEBTORS.

IF YOUR BALLOT IS DAMAGED OR LOST, YOU MAY CONTACT THE NOTICE AND CLAIMS AGENT AT THE NUMBER SET FORTH BELOW TO RECEIVE A REPLACEMENT BALLOT. ANY BALLOT THAT IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE A VOTE FOR ACCEPTANCE OR REJECTION OF THE PLAN WILL NOT BE COUNTED.

IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, YOU MAY CONTACT THE NOTICE AND CLAIMS AGENT AT:

Party City Holdco Inc. Ballot Processing

c/o Kroll Restructuring Administration LLC

850 Third Avenue, Suite 412

Brooklyn, NY 11232

Tel: (888) 905-0493 (Domestic, toll free); +1 (646) 440-4580 (International, toll)

Questions (but not documents) may be directed to the following email: PCHIinfo@ra.kroll.com (with “Party City Solicitation” in the subject line).

Additional copies of this Disclosure Statement are available upon request made to the Notice and Claims Agent at the telephone numbers or email address set forth immediately above. The Disclosure Statement and related solicitation materials, as well as all documents filed on the Court’s docket in the Debtors’ Chapter 11 cases, are also available for review and download, free of charge, on the Debtors’ restructuring website at https://cases.ra.kroll.com/PCHI/Home-DocketInfo.

B. Voting Procedures

The Debtors are providing copies of this Disclosure Statement (with all exhibits thereto, including the Plan), a Ballot, and related materials (collectively, a “Solicitation Package”) to Record Holders or, in the case of Beneficial Holders42 of Class 4 Secured Notes Claims or Class 5 Unsecured Notes Claims, to the bank, broker, or other intermediary through which they hold their positions in such securities in ‘street name’ (each such intermediary, a “Nominee”), as applicable. Any Record Holder or Nominee of a Record Holder who has not received an applicable Ballot should contact the Notice and Claims Agent.

1. Holders of General Unsecured Claims (Class 5)

Holders of General Unsecured Claims in Class 5 that are not based on the Debtors’ Unsecured Notes should provide all of the information requested by the Ballot and promptly return all Ballots received in the self-addressed, postage-paid envelope provided with each such Ballot, or by regular mail, overnight courier, or hand delivery, to the Notice and Claims Agent by the Voting Deadline.

Alternatively, such Holders may submit their Ballots electronically through the Notice and Claims Agent’s online portal, which can be accessed at https://cases.ra.kroll.com/PCHI/Home-Index. Holders should click on the “Submit E-Ballot” section of the website and follow the instructions to submit their Ballot electronically. Each Holder will receive a unique e-ballot identification number with which to access and submit the customized, electronic version of their Ballot on the Notice and Claims Agent’s online portal.

The Notice and Claims Agent’s online portal is the sole manner in which Class 5 Ballots (submitted on account of General Unsecured Claims that are not based on the Debtors’ Unsecured Notes) will be accepted via electronic or online transmission. Such Class 5 Ballots submitted by facsimile, email or other means of electronic transmission will not be counted. Holders of General Unsecured Claims who cast a Ballot using the Notice and Claims Agent’s online portal should NOT also submit a paper Ballot.

2. Beneficial Holders of Secured Notes Claims (Class 4) and Unsecured Notes Claims (Class 5)

Beneficial Holders of Secured Notes Claims in Class 4 and Unsecured Notes Claims in Class 5 held in “street name” through a Nominee may vote on the Plan by one of the following two methods (as selected by such Holder’s Nominee):

•

Complete and sign the enclosed beneficial holder ballot (or submit your Plan vote otherwise in accordance with your Nominee’s instructions). Return the beneficial holder ballot to your Nominee as promptly as possible and in sufficient time to allow such Nominee to process your instructions and return a completed master ballot to the Notice and Claims Agent by the Voting Deadline. If no self-addressed, postage-paid envelope was enclosed for this purpose, contact your Nominee for instructions; or

[42]

A “Beneficial Holder” means a beneficial owner of publicly-traded securities whose Claims or Interests have not been satisfied prior to the Voting Record Date (as defined herein) pursuant to Bankruptcy Court order or otherwise, as reflected in the records maintained by the Nominees.

•

Complete and sign the pre-validated beneficial holder ballot (as described below) provided to you by your Nominee. Return the pre-validated beneficial holder ballot to the Notice and Claims Agent by the Voting Deadline using the return envelope provided in the Solicitation Package.

Your Plan vote, whether submitted via a beneficial holder ballot or otherwise according to your Nominee’s instructions, will not be counted for purposes of acceptance or rejection of the Plan until such Nominee properly completes and timely delivers to the Notice and Claims Agent a master ballot casting the vote(s) of its beneficial holder client(s).

If any Holder holds Secured Notes Claims or Unsecured Notes Claims through more than one Nominee, such Holder may receive multiple mailings containing beneficial holder ballots. The Holder should submit a separate Plan vote, whether by beneficial holder ballot, or otherwise according to its Nominee’s instructions, for each block of Secured Notes Claims or Unsecured Notes Claims that it holds through any particular Nominee and return each beneficial holder ballot to the respective Nominee in the return envelope provided therewith, or otherwise according to the Nominee’s instructions. Holders who execute multiple beneficial holder ballots with respect to Secured Notes Claims or Unsecured Notes Claims held through more than one Nominee must indicate on each beneficial holder ballot the names and DTC participant numbers of all such other Nominees and the additional amounts of such Secured Notes Claims or Unsecured Notes Claims so held and voted.

A Nominee that, on the Voting Record Date, is the Record Holder of the Secured Notes Claims or Unsecured Notes Claims for one or more Holders can obtain the votes of the Holders of such Secured Notes Claims or Unsecured Notes Claims, consistent with the Nominee’s customary practices for obtaining the votes of securities held in “street name,” in one of the following two ways:

a. Pre-Validated Ballots

The Nominee may “pre-validate” a beneficial holder ballot by: (i) signing the beneficial holder ballot and indicating on the beneficial holder ballot the name of the Nominee and DTC participant number; (ii) indicating on the beneficial holder ballot the amount and the account number of the Secured Notes Claims or Unsecured Notes Claims, as applicable, held by the Nominee for the Holder; and (iii) including a medallion guarantee stamp on the ballot or attaching an authorized signatory list validating the Beneficial Holder’s position as of the Voting Record Date; and (iv) forwarding such beneficial holder ballot—together with this Disclosure Statement, a pre-addressed, postage-paid return envelope addressed to the Notice and Claims Agent, and other materials requested to be forwarded—to the Holder for voting. The Holder must then complete the remaining portions of the beneficial holder ballot and return the beneficial holder ballot directly to the Notice and Claims Agent in the pre-addressed, postage-paid return envelope so that it is actually received by the Notice and Claims Agent on or before the Voting Deadline. A list of the Holders to whom “pre-validated” beneficial holder ballots were delivered should be maintained by Nominees for inspection for at least one year from the Voting Deadline.

b. Master Ballots

If the Nominee elects not to pre-validate beneficial holder ballots, the Nominee may obtain the votes of Holders by forwarding to the applicable Holders the unsigned beneficial holder ballots—together with this Disclosure Statement, a pre-addressed, postage-paid return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded. Each such Holder must then indicate its vote on the beneficial holder ballot, complete the information requested on the beneficial holder ballot, review the certifications contained on the beneficial holder ballot, execute the beneficial holder ballot, and return the beneficial holder ballot to the Nominee. After collecting the beneficial holder ballots, the Nominee should, in turn, complete a master ballot compiling the votes and other information from the beneficial holder ballots, execute the master ballot, and deliver the master ballot to the Notice and Claims Agent so that it is actually received by the Notice and Claims Agent on or before the Voting Deadline. All beneficial holder ballots returned by Holders should be retained by Nominees for inspection for at least one year from the Voting Deadline. Nominees are authorized to transmit documents and solicitation information to, and to collect Plan votes from, their beneficial holder clients according to their customary practices, including through electronic methods and the use of a “voting information form” in lieu of, or in addition to, a beneficial holder ballot.

EACH NOMINEE SHOULD ADVISE ITS APPLICABLE HOLDERS TO RETURN THEIR BENEFICIAL HOLDER BALLOTS TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW THE NOMINEE TO PREPARE AND RETURN THE MASTER BALLOT TO THE NOTICE AND CLAIMS AGENT SO THAT IT IS ACTUALLY RECEIVED BY THE NOTICE AND CLAIMS AGENT ON OR BEFORE THE VOTING DEADLINE.

If you have any general questions about the solicitation or voting process, or if you need additional solicitation materials, including a beneficial holder ballot, please contact the Notice and Claims Agent at (888) 905-0493 (Domestic, toll-free) or +1 (646) 440-4580 (International, toll) or via electronic mail to PCHIinfo@ra.kroll.com (with “Party City Solicitation” in the subject line). Please direct questions about how to complete and submit your beneficial holder ballot or your Nominee’s voting instructions to your Nominee. Please note that, although the Notice and Claims Agent can send you a beneficial holder ballot, you must vote according to instructions received from your Nominee.

C. Holders of Claims and Interests Entitled to Vote

Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired and that are not deemed to have rejected a proposed plan are entitled to vote to accept or reject such proposed plan. Classes of claims or equity interests in which the holders of claims or equity interests are unimpaired under a chapter 11 plan are deemed to have accepted such plan and are not entitled to vote to accept or reject the plan. For a detailed description of the treatment of Claims and Interests under the Plan, see Article VI of this Disclosure Statement.

The Debtors will request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code as necessary. Section 1129(b) of the Bankruptcy Code permits the confirmation of a chapter 11 plan notwithstanding the rejection of such plan by one or more impaired classes of claims or equity interests. Under section 1129(b) of the Bankruptcy Code, a plan may be confirmed by a bankruptcy court if it does not “discriminate unfairly” and is “fair and equitable” with respect to each rejecting class. For a more detailed description of the requirements for confirmation of a nonconsensual plan, see Article X.A.2 of this Disclosure Statement.

The Claims in Classes 4 and 5 are impaired under the Plan and entitled to vote to accept or reject the Plan.

D. Fiduciaries and Other Representatives

If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another, acting in a fiduciary or representative capacity, including a nominee on behalf of beneficial holders of Claims, such person should indicate such capacity when signing and, if requested, must submit proper evidence satisfactory to the Debtors of authority to so act.

UNLESS A BALLOT IS SUBMITTED TO THE NOTICE AND CLAIMS AGENT ON OR BEFORE THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN; PROVIDED, HOWEVER, THE DEBTORS RESERVE THE RIGHT, IN THEIR SOLE DISCRETION, TO REQUEST THE BANKRUPTCY COURT TO ALLOW ANY SUCH BALLOTS TO BE COUNTED.

E. Agreements Upon Furnishing Ballots

The delivery of an accepting Ballot pursuant to one of the procedures set forth above will constitute the agreement of the Holder with respect to such Ballot to accept (i) all of the terms of, and conditions to, this Solicitation; and (ii) the terms of the Plan including the injunction, releases, and exculpations set forth in Article VIII therein. All parties in interest retain their right to object to confirmation of the Plan, subject to any applicable terms of the Restructuring Support Agreement.

F. Change of Vote

Except as provided in the Restructuring Support Agreement, any party who has previously submitted to the Notice and Claims Agent before the Voting Deadline a properly completed Ballot may revoke such Ballot and change its vote by submitting to the Notice and Claims Agent before the Voting Deadline a subsequent, properly completed, valid Ballot for acceptance or rejection of the Plan.

G. Waivers of Defects, Irregularities, Etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of Ballots will be determined by the Notice and Claims Agent or the Debtors, as applicable, in their sole discretion, which determination will be final and binding. The Debtors reserve the right to reject any and all Ballots submitted by any of the respective Holders not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, as applicable, be unlawful. The Debtors further reserve their respective rights to waive any defects or irregularities or conditions of delivery as to any particular Ballot by any of the Holders. The interpretation (including the Ballot and the respective instructions thereto) by the applicable Debtor, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determines. Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots, nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

H. Miscellaneous

All Ballots must be signed by the Record Holder of the Secured Notes Claims or General Unsecured Claims, as applicable, or any person who has obtained a properly completed Ballot proxy from the Record Holder of Secured Notes Claims or General Unsecured Claims, as applicable, on such date. For purposes of voting to accept or reject the Plan, the Record Holders of the Secured Notes Claims or General Unsecured Claims will be deemed to be the “Holders” of such Claims or Interests. Unless otherwise ordered by the Bankruptcy Court, Ballots that are signed, dated, and timely received, but on which a vote to accept or reject the Plan has not been indicated, will not be counted. The Debtors, in their sole discretion, may request that the Notice and Claims Agent attempt to contact such Holders to cure any such defects in the Ballots. Any Ballot marked to both accept and reject the Plan will not be counted. If a Holder returns more than one Ballot voting Secured Notes Claims or General Unsecured Claims, the Ballots are not voted in the same manner, and the Holder does not correct this before the Voting Deadline, the last Ballot submitted will be the Ballot counted. An otherwise properly executed Ballot that attempts to partially accept and partially reject the Plan will likewise not be counted.

The Ballots provided to Holders will reflect the principal amount of such Holder’s Claim or Interest; however, when tabulating votes, the Notice and Claims Agent may adjust the amount of such Holder’s Claim or Interest by multiplying the principal amount by a factor that reflects all amounts accrued between the Voting Record Date and the Petition Date including, without limitation, interest.

Under the Bankruptcy Code, for purposes of determining whether the requisite acceptances have been received, only Holders of Secured Notes Claims and General Unsecured Claims, as applicable, who actually vote to accept or reject the Plan will be counted. The failure of a Holder to deliver a duly executed Ballot to the Notice and Claims Agent will be deemed to constitute an abstention by such Holder with respect to voting on the Plan and such abstentions will not be counted as votes for or against the Plan.

Except as provided below, unless a Ballot is timely submitted to the Notice and Claims Agent before the Voting Deadline together with any other documents required by such Ballot, the Debtors may, in their sole discretion, reject such Ballot as invalid, and therefore decline to count it in connection with seeking confirmation of the Plan.

ARTICLE XII.

CONFIRMATION OF THE PLAN

A. Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a hearing to confirm a plan of reorganization upon appropriate notice to all required parties. Notice of the Confirmation Hearing will be provided to all known creditors or their representatives. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the continuation date made at the Confirmation Hearing, at any subsequent continued Confirmation Hearing, or pursuant to a notice filed on the docket for these Chapter 11 Cases.

B. Objections to Confirmation

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan. Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules and the Local Rules for the United States Bankruptcy Court for the Southern District of Texas, must set forth the name of the objector, the nature and amount of Claims or Interests held or asserted by the objector against the Debtors’ Estates or properties, the basis for the objection and the specific grounds therefor, and must be filed with the Bankruptcy Court, together with proof of service thereof, and served upon the following parties, including such other parties as the Bankruptcy Court may order:

i.	the Debtors, 100 Tice Blvd., Woodcliff Lake, NJ 07677 (Attn: Ian Heller, General Counsel);

ii.

counsel to the Debtors, (a) Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019 (Attn: Kenneth S. Ziman, Christopher J. Hopkins, and Grace Hotz), and (b) Porter Hedges LLP, 1000 Main Street, 36th Floor, Houston, Texas 77002 (Attn: John F. Higgins, M. Shane Johnson, and Megan Young-John);

iii.	counsel to the Ad Hoc Noteholder Group, Davis Polk & Wardwell LLP, 450 Lexington Ave., New York, NY 10017 (Attn: Damian S. Schaible, Adam L. Shpeen, Jonah A. Peppiatt, and Abraham Bane);

iv.

counsel to the Creditors’ Committee, Pachulski Stang Ziehl & Jones LLP, 780 Third Ave., 34th Fl., New York, NY 10017 (Attn: Robert J. Feinstein, Bradford J. Sandler, Shirley S. Cho, and Steven W. Golden); and

v.	the U.S. Trustee, 515 Rusk Street, Suite 3516, Houston, Texas 77002 (Attn: Jayson Ruff).

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED,

IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

C. Requirements for Confirmation of the Plan

1. Requirements of Section 1129(a) of the Bankruptcy Code

a. General Requirements

At the Confirmation Hearing, the Bankruptcy Court will determine whether the confirmation requirements specified in section 1129(a) of the Bankruptcy Code have been satisfied including, without limitation, whether:

i. the Plan complies with the applicable provisions of the Bankruptcy Code;

ii. the Debtors have complied with the applicable provisions of the Bankruptcy Code;

iii. the Plan has been proposed in good faith and not by any means forbidden by law;

iv. any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with these Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

v. the Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of the Reorganized Debtors, an affiliate of the Debtors participating in a Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of Holders of Claims or Interests and with public policy, and the Debtors have disclosed the identity of any insider who will be employed or retained by the Reorganized Debtors, and the nature of any compensation for such insider;

vi. with respect to each Class of Claims or Interests, each Holder of an impaired Claim or Interest has either accepted the Plan or will receive or retain under the Plan, on account of such Holder’s Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount such Holder would receive or retain if the Debtors were liquidated on the Effective Date of the Plan under chapter 7 of the Bankruptcy Code;

vii. except to the extent the Plan meets the requirements of section 1129(b) of the Bankruptcy Code (as discussed further below), each Class of Claims or Interests either accepted the Plan or is not impaired under the Plan;

viii. except to the extent that the Holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that administrative expenses and priority Claims, other than priority tax Claims, will be paid in full on the Effective Date, and that priority tax Claims will receive either payment in full on the Effective Date or deferred cash payments over a period not exceeding five years after the Petition Date, of a value, as of the Effective Date of the Plan, equal to the allowed amount of such Claims;

ix. at least one Class of impaired Claims or Interests has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim or Interest in such Class;

x. confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan; and

xi. all fees payable under section 1930 of title 28, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan.

b. Best Interests Test

As noted above, with respect to each impaired class of claims and equity interests, confirmation of a plan requires that each such holder either (i) accept the plan or (ii) receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtors were liquidated under chapter 7 of the Bankruptcy Code (“Chapter 7”). This requirement is referred to as the “best interests test.”

This test requires the Bankruptcy Court to determine what the holders of allowed claims and allowed equity interests in each impaired class would receive from a liquidation of the debtor’s assets and properties in the context of a liquidation under Chapter 7. To determine if a plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the debtor’s assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of claims and equity interests under the plan.

A liquidation analysis (the “Liquidation Analysis”) has been prepared solely for purposes of estimating proceeds available in a liquidation under Chapter 7 of the Debtor’s Estates and is attached as Exhibit E to this Disclosure Statement. The Liquidation Analysis is based on estimates and assumptions that are inherently subject to significant economic, competitive, and operational uncertainties and contingencies that are beyond the control of the Debtors or a trustee under Chapter 7. Furthermore, the actual amounts of Claims against and Interests in the Debtors’ Estates could vary materially from the estimates set forth in the Liquidation Analysis, depending on, among other things, the claims asserted during Chapter 7. Accordingly, while the information contained in the Liquidation Analysis is necessarily presented with numerical specificity, the Debtors cannot assure you that the values assumed would be realized or the claims estimates assumed would not change if the Debtors were in fact liquidated, nor can assurances be made that the Bankruptcy Court would accept this analysis or concur with these assumptions in making its determination under section 1129(a) of the Bankruptcy Code.

As set forth in detail on the Liquidation Analysis, the Debtors believe that the Plan will produce a greater recovery for the Holders of Claims and Interests than would be achieved in a Chapter 7 liquidation. Consequently, the Debtors believe that the Plan, which provides for the continuation of the Debtors’ business, will provide a substantially greater ultimate return to the Holders of Claims or Interests than would a Chapter 7 liquidation.

c. Feasibility

Pursuant to section 1129(a)(11) of the Bankruptcy Code, among other things, the Bankruptcy Court must determine that confirmation of the Plan is not likely to be followed by the liquidation or need for further financial reorganization of the Debtors or any successors to the Debtors under the Plan. This condition is often referred to as the “feasibility” of the Plan. The Debtors believe that the Plan satisfies this requirement.

For purposes of determining whether the Plan meets this requirement, the Debtors’ management prepared a projected financial outlook. These financial outlooks, and the assumptions on which they are based, are annexed hereto as Exhibit F (the “Financial Projections”) and reflect, among other things, the Company’s substantially deleveraged balance sheet. Based upon the Financial Projections, the Debtors believe that the Reorganized Debtors will be able to make all payments required pursuant to the Plan, and therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization. The Debtors also believe that they will be able to repay or refinance on commercially reasonable terms any and all of the indebtedness under the Plan at or before the maturity of such indebtedness.

The Financial Projections should be read in conjunction with the assumptions, qualifications, and explanations set forth in this Disclosure Statement and in the Plan in their entirety. The Debtors prepared the Financial Projections based upon, among other things, the anticipated future financial condition and results of operations of the Reorganized Debtors. The Debtors do not, as a matter of course, publish their business plans, strategies, projections, or their anticipated results of operations or financial condition. Accordingly, the Company does not intend to update or otherwise revise the Financial Projections, or to include such information in documents required to be filed with the SEC or otherwise make such information public to reflect events or circumstances existing or arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error.

THE FINANCIAL PROJECTIONS WERE NOT PREPARED TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE FINANCIAL ACCOUNTING STANDARDS BOARD. THE DEBTORS’ INDEPENDENT ACCOUNTANTS HAVE NEITHER EXAMINED NOR COMPILED THE ACCOMPANYING FINANCIAL PROJECTIONS AND ACCORDINGLY DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE FINANCIAL PROJECTIONS, ASSUME NO RESPONSIBILITY FOR THE FINANCIAL

PROJECTIONS, AND DISCLAIM ANY ASSOCIATION WITH THE FINANCIAL PROJECTIONS. EXCEPT AS MAY OTHERWISE BE PROVIDED IN THE PLAN OR THIS DISCLOSURE STATEMENT, THE DEBTORS DO NOT INTEND TO UPDATE OR OTHERWISE REVISE THESE FINANCIAL PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE OF THIS DISCLOSURE STATEMENT OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

THE FINANCIAL PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS THAT, THOUGH CONSIDERED REASONABLE BY THE DEBTORS, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET, AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH WILL BE BEYOND THE COMPANY’S AND THE REORGANIZED DEBTORS’ CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE OR ARE MADE AS TO THE ACCURACY OF THE FINANCIAL PROJECTIONS OR TO THE REORGANIZED DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS MAY ULTIMATELY BE INCORRECT. MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE FINANCIAL PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. SEE ARTICLE X OF THIS DISCLOSURE STATEMENT (CERTAIN RISK FACTORS TO BE CONSIDERED).

IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS OR INTERESTS ENTITLED TO VOTE ON THE PLAN MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE FINANCIAL PROJECTIONS AND SHOULD CONSULT WITH THEIR OWN ADVISORS.

2. Equitable Distribution of Voting Power

Pursuant to section 1123(a)(6) of the Bankruptcy Code, to the extent applicable to these Chapter 11 Cases, the New Organizational Documents of the Reorganized Debtors will prohibit the issuance of non-voting equity securities.

3. Additional Requirements for Non-Consensual Confirmation

As mentioned above, in the event that any impaired Class of Claims or Interests does not accept or is deemed to reject the Plan, the Bankruptcy Court may still confirm the Plan at the request of the Debtors if, as to each impaired Class of Claims or Interests that has not accepted the Plan, the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such Class of Claims or Interests, pursuant to section 1129(b) of the Bankruptcy Code. Both of these requirements are in addition to other requirements established by case law interpreting the statutory requirements.

a. Unfair Discrimination Test

The “no unfair discrimination” test applies to Classes of Claims or Interests that are of equal priority and are receiving different treatment under the Plan. A chapter 11 plan does not discriminate unfairly, within the meaning of the Bankruptcy Code, if the legal rights of a dissenting Class are treated in a manner consistent with the treatment of other Classes whose legal rights are substantially similar to those of the dissenting Class and if no Class of Claims or Interests receives more than it legally is entitled to receive for its Claims or Interests. This test does not require that the treatment be the same or equivalent, but that such treatment be “fair.”

The Debtors believe that the Plan satisfies the “unfair discrimination” test. Claims or Interests of equal priority are receiving comparable treatment and such treatment is fair under the circumstances.

b. Fair and Equitable Test

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class. As to dissenting classes, the test sets different standards depending on the type of claims in such class.

The Debtors believe that the Plan satisfies the “fair and equitable” test. The Debtors submit that if the Debtors “cramdown” the Plan pursuant to section 1129(b) of the Bankruptcy Code, the Plan is structured so that it does not “discriminate unfairly” and satisfies the “fair and equitable” requirement. With respect to the unfair discrimination requirement, all Classes under the Plan are provided treatment that is substantially equivalent to the treatment that is provided to other Classes that have equal rank in priority. With respect to the fair and equitable requirement, no Class under the Plan will receive more than 100% of the amount of Allowed Claims or Interests in that Class. The Debtors believe that the Plan and the treatment of all Classes of Claims or Interests under the Plan satisfy the foregoing requirements for nonconsensual Confirmation of the Plan.

ARTICLE XIII.

ALTERNATIVES TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

The Debtors have evaluated several alternatives to the Plan. After studying these alternatives, the Debtors have concluded that the Plan is the best alternative and will maximize recoveries to parties in interest, assuming confirmation and consummation of the Plan. If the Plan is not confirmed and consummated, the alternatives to the Plan are (a) the preparation and presentation of an alternative plan of reorganization, (b) a sale of some or all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code, or (c) a liquidation under chapter 7 of the Bankruptcy Code.

A. Alternative Plan of Reorganization

Subject to the terms of the Restructuring Support Agreement, the DIP Credit Agreement and the Backstop Agreement, if the Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of its assets. The Debtors, however, submit that the Plan, as described herein, enables their creditors to realize the most value under the circumstances.

B. Sale Under Section 363 of the Bankruptcy Code

If the Plan is not confirmed, the Debtors could seek from the Bankruptcy Court, after notice and a hearing, authorization to sell their assets under section 363 of the Bankruptcy Code. Upon analysis and consideration of this alternative, the Debtors do not believe a sale of their assets under section 363 of the Bankruptcy Code would yield a higher recovery for Holders of Claims or Interests than the Plan. As noted above, in the event that the Debtors should fail to meet Milestones under the Restructuring Support Agreement, with any such delay negatively impacting their prospects for successful reorganization such that a sale of the Debtors’ assets would yield a higher recovery for Holders of Claims, the Restructuring Support Agreement permits the Required Consenting Noteholders to initiate a Toggle Event (as defined therein), in which case the Debtors would be required to sell their assets pursuant to section 363.

C. Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law

If no plan can be confirmed, the Chapter 11 Cases may be converted to cases under Chapter 7 in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code. The Liquidation Analysis sets forth the effect a Chapter 7 liquidation would have on the recovery of Holders of Allowed Claims and Interests.

As noted in the Liquidation Analysis, the Debtors believe that liquidation under Chapter 7 would result in lower distributions to creditors than those provided for under the Plan. Among other things, the value that the Debtors would expect to obtain from their assets in a Chapter 7 liquidation, instead of continuing as a going concern as provided in the Plan, would be materially less. A Chapter 7 liquidation would also generate more unsecured claims against the Debtors’ Estates from, among other things, damages related to rejected contracts. In addition, a Chapter 7 liquidation would result in a delay from the conversion of the Chapter 11 Cases and the additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of professionals, who would take time and incur expenses to become familiar with the many legal and factual issues in these Chapter 11 Cases.

ARTICLE XIV.

CONCLUSION AND RECOMMENDATION

For all of the reasons set forth in this Disclosure Statement, the Debtors believe the Plan is in the best interests of all stakeholders and urge the Holders of Voting Classes to vote in favor thereof. Any alternative other than confirmation of the Plan could result in extensive delays and increased administrative expenses, ultimately resulting in smaller distributions to the Holders of Allowed Claims and Interests than those set forth in the Plan.

[Remainder of page intentionally left blank]

Dated: April 4, 2023	PARTY CITY HOLDCO INC. (for itself and on behalf of each of the other Debtors and Debtors-in-Possession)

/s/ David Orlofsky
	Name:	David Orlofsky
	Title:	Chief Restructuring Officer

EXHIBIT A

JOINT CHAPTER 11 PLAN OF REORGANIZATION OF

PARTY CITY HOLDCO INC. AND ITS DEBTOR AFFILIATES

[Intentionally Omitted]

EXHIBIT B

RESTRUCTURING SUPPORT AGREEMENT

[Intentionally Omitted]

EXHIBIT C

CORPORATE STRUCTURE CHART

[Intentionally Omitted]

EXHIBIT D

VALUATION ANALYSIS

[Intentionally Omitted]

EXHIBIT E

LIQUIDATION ANALYSIS

[Intentionally Omitted]

EXHIBIT F

FINANCIAL PROJECTIONS

[Intentionally Omitted]

EXHIBIT G

SPECIFIED TABLES

1

All forecasts, estimates and projections set forth herein with respect to the Anagram Wholly-Owned Subsidiaries assume that the Anagram Wholly-Owned Subsidiaries remain wholly-owned subsidiaries of the reorganized Debtors after the Effective Date and that there are no modifications to, or rejections of, any contracts between any of the Anagram Wholly-Owned Subsidiaries and the Debtors (the “Anagram Forecast Assumptions”). In the event that the Anagram Wholly-Owned Subsidiaries are no longer wholly-owned subsidiaries of the reorganized Debtors and/or the Debtors reject or otherwise modify such contracts, the Anagram Forecast Assumptions would change and the forecasts, estimates and projections set forth herein with respect to the Anagram Wholly-Owned Subsidiaries would be subject to material revision.

Table (1):

CapEx ($ Millions)	Actual				Forecasted
	2019 (Actual)	2020 (Actual)	2021 (Actual)	2022 (Actual)	2023 (Est.)	2024 (Est.)	2025 (Est.)
Total CapEx:	$9,341	$7,312	$12,172	$7,990	$5,990	$6,762	$14,030

Table (2):

($ Millions)	2019	2020	2021	2022	2023	2024	2025
Net Sales	153	159	224	185	143	172	188
EBITDA	25	36	52	29	19	31	41

Table (3):

Channel ($ Thousands)	March Commit	March Plan	Commit vs. Plan (B/(W)	Q1 Actual Commit	Q1 Plan	Commit vs. Plan (B/(W)
Total Sales	13,650	12,186	1,464	36,686	36,114	572
% Attributable to 3rd Parties	66.31%	69.93%	36.13%	68.18%	68.56%	43.88%

2

Table (4):

3

Table (5):

		Week 1	Week 2	Week 3	Week 4	Week 5	Week 6	Week 7	Week 8	Week 9	Week 10	Week 11	Week 12	Week 13
	02/26/23	03/05/23	03/12/23	03/19/23	03/26/23	04/02/23	04/09/23	04/16/23	04/23/23	04/30/23	05/07/23	05/14/23	05/21/23	05/28/23
	03/04/23	03/11/23	03/18/23	03/25/23	04/01/23	04/08/23	04/15/23	04/22/23	04/29/23	05/06/23	05/13/23	05/20/23	05/27/23	06/03/23
	Actual	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast
Total Cash Collections	1,525	2,801	1,978	1,622	1,845	3,147	3,663	3,137	7,081	3,910	3,040	4,382	2,273	4,323
Total Merchandise	(690)	(1,776)	(1,137)	(311)	(584)	(554)	(1,261)	(1,451)	(1,429)	(1,064)	(955)	(1,312)	(555)	(855)
Total Operating	(1,702)	(310)	(1,925)	(662)	(1,711)	(348)	(1,590)	(970)	(1,774)	(585)	(1,584)	(367)	(1,490)	(557)

Net Operating Cash Flow	(867)	716	(1,084)	649	(450)	2,245	812	715	3,878	2,261	501	2,702	228	2,911
Total Non-operating	(108)	(580)	(97)	(97)	(549)	(165)	(153)	(153)	(603)	(199)	(143)	(143)	(593)	(137)

Net Cash Flow	(975)	136	(1,181)	552	(999)	2,080	659	561	3,275	2,062	358	2,559	(366)	2,774

4